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Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-204620

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities or a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 1, 2015

Prospectus supplement
(To prospectus dated June 1, 2015)

Ferrellgas Partners, L.P.

6,325,000 Common units
Representing limited partner interests

We are selling 6,325,000 common units representing limited partner interests (the "common units"). Members of the board of directors of our general partner, including chairman James E. Ferrell, intend to purchase 413,100 of the common units offered hereby at the public offering price set forth below.

Our common units trade on the New York Stock Exchange (the "NYSE") under the symbol "FGP." On May 29, 2015, the last sale price of the common units as reported on the NYSE was $24.71 per common unit.

Investing in the common units involves risks. See "Risk Factors" beginning on page S-22 of this prospectus supplement, as well as the risks described in Part I, Item 1A "Risk Factors" in our annual report on Form 10-K for the fiscal year ended July 31, 2014.

	Per common unit	Total

Public offering price	$	$(1)
Underwriting discounts and commissions	$	$(1)
Proceeds, before expenses, to us	$	$(1)

(1)    Assumes no exercise of the underwriters' option to purchase additional common units from us described below.

We have granted the underwriters an option, exercisable within a 30-day period beginning on, and including, the date of this prospectus supplement, to purchase up to 948,750 additional common units from us at the public offering price, less the underwriting discounts and commissions. See "Underwriting" beginning on page S-70 of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the common units or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about                       , 2015.

Joint book-running managers

J.P. Morgan	UBS Investment Bank	Barclays
BofA Merrill Lynch	RBC Capital Markets	Jefferies

Co-managers

SunTrust Robinson Humphrey		Capital One Securities
Fifth Third Securities	MUFG	Simmons & Company International

The date of this prospectus supplement is                           , 2015.

i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which gives more general information about us and the common units, some of which may not apply to this offering. Generally, when we refer to the "prospectus," we are referring to both parts combined. If information varies between this prospectus supplement and the accompanying base prospectus or previously filed documents incorporated by reference into this prospectus supplement, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us relating to this offering of common units. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the common units, and seeking offers to buy the common units, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference into this prospectus supplement is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

None of Ferrellgas Partners, L.P., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in our common units by you under applicable laws. You should consult your own legal, tax and business advisors regarding an investment in our common units. Information in this prospectus supplement and the accompanying base prospectus is not legal, tax or business advice to any prospective investor.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Where you can find more information" on page S-77 of this prospectus supplement.

For purposes of this prospectus supplement and the accompanying base prospectus, unless otherwise indicated or the context otherwise requires:

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"us," "we," and "our" refers to Ferrellgas Partners, L.P., together with its subsidiaries, including its operating partnership, Ferrellgas, L.P., prior to the closing of the pending acquisition of Bridger Logistics, LLC and its subsidiaries;

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"operating partnership" refers to Ferrellgas, L.P.;

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"Bridger Logistics" refers to Bridger Logistics, LLC and its subsidiaries; and

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"Bridger Logistics Acquisition" refers to our pending acquisition of all of the outstanding membership interests in Bridger Logistics.

Forward-looking statements

This prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference into this prospectus supplement include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. These statements often use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or comparable terminology. These statements often discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future and are based upon the beliefs and assumptions of our management and on the information currently available to them. In particular, statements, express or implied, concerning our future operating results or our ability to generate sales, income or cash flow are forward-looking statements.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially from those expressed in or implied by these forward-looking statements. Many of the factors that will affect our future results are beyond our ability to control or predict.

Some of our forward-looking statements include the following:

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our preliminary estimates of our financial results for the quarter ended April 30, 2015 and expected quarterly distribution rate;

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the strategic and financial objectives related to our pending acquisition of Bridger Logistics, including the impact of the acquisition on our financial condition and results of operations;

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that we will continue to have sufficient access to capital markets at yields acceptable to us to support our expected growth expenditures and refinancing of debt maturities;

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that we and the operating partnership will continue to meet all of the quarterly financial tests required by the agreements governing our indebtedness; and

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that our future capital expenditures and working capital needs will be provided by a combination of cash generated from future operations, existing cash balances, the secured credit facility or the accounts receivable securitization facility.

For a more detailed description of these particular forward-looking statements and for other factors that may affect any forward-looking statements, see "Management's discussion and analysis of financial condition and results of operations" beginning on page 38 of our Annual Report on Form 10-K for the fiscal year ended July 31, 2014, beginning on page 45 of our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2014, beginning on page 50 of our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2015 and in Item 8.01 of our Current Report on Form 8-K filed with the SEC on June 1, 2015, which are incorporated by reference into this prospectus supplement. See "Where you can find more information."

When considering any forward-looking statement, you should also keep in mind the risk factors described in "Risk factors" in this prospectus supplement, our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 and Item 8.01 of our Current Report on Form 8-K filed with the SEC on June 1, 2015, which are incorporated by reference into this prospectus supplement. See "Where you can find more information." Any of these risks could impair our business, financial condition or results of operation. Any such impairment may affect our ability to make distributions on our common units or pay interest on the principal of any of our debt securities. In addition, the trading price, if any, of our securities could decline as a result of any such impairment. We undertake no obligation to update any forward-looking statements after distribution of this prospectus supplement.

Industry and market data

Industry and market data contained or incorporated by reference in this prospectus supplement were obtained through company research, surveys and studies conducted by third parties and industry and general publications or based on our experience in the industry. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys and assumptions are reliable and market definitions are appropriate, neither these surveys and assumptions nor these definitions have been verified by any independent sources and we cannot assure you that they are accurate.

Prospectus supplement summary

This summary may not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement, the accompanying base prospectus and the other information incorporated by reference to understand fully the terms of this offering, as well as the tax and other considerations that are important to you in making your investment decision. You should pay special attention to the risk factors described in "Risk factors" beginning on page S-22 of this prospectus supplement, our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 and our Current Report on Form 8-K filed with the SEC on June 1, 2015, to determine whether an investment in our common units is appropriate for you. See also "Where you can find more information" on page S-77 of this prospectus supplement.

Unless the context otherwise indicates, the information included in this prospectus supplement assumes (i) that the underwriters do not exercise their option to purchase additional common units from us and (ii) that our general partner makes a capital contribution to maintain its approximately 1% general partner interest in us in connection with this offering.

Our company

We are a Delaware limited partnership focused on serving propane customers in all 50 states, the District of Columbia and Puerto Rico and providing midstream services to major energy companies in the United States. We have two reportable operating segments: (i) propane and related equipment sales and (ii) midstream operations.

Propane and related equipment sales

We believe we are a leading distributor of propane and related equipment and supplies to customers in the United States as measured by the volume of our retail sales in fiscal 2014 and a leading national provider of propane by portable tank exchange. We serve residential, industrial/commercial, portable tank exchange, agricultural, wholesale and other customers in all 50 states, the District of Columbia and Puerto Rico. Our operations primarily include the distribution and sale of propane and related equipment and supplies with concentrations in the Midwest, Southeast, Southwest and Northwest regions of the United States.

Sales from propane distribution are generated principally from transporting propane purchased from third parties to propane distribution locations and then to tanks on customers' premises or to portable propane tanks delivered to nationwide and local retailers. Sales from portable tank exchanges, nationally branded under the name Blue Rhino, are generated through a network of independent and partnership-owned distribution outlets. Our market areas for our residential and agricultural customers are generally rural while our market areas for our industrial/commercial and portable tank exchange customers are generally urban.

In the residential and industrial/commercial markets, propane is primarily used for space heating, water heating, cooking and other propane fueled appliances. In the portable tank exchange market, propane is used primarily for outdoor cooking using gas grills. In the agricultural market, propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for a variety of industrial applications, including as an engine fuel which is burned in internal combustion engines that power vehicles and forklifts and as a heating or energy source in manufacturing and drying processes.

A substantial majority of our gross margin from propane and other gas liquids sales is derived from the distribution and sale of propane and related risk management activities. Our gross margin from the retail distribution of propane is primarily based on the cents-per-gallon difference between the sales price we charge our customers and our costs to purchase and deliver propane to our propane distribution locations.

The distribution of propane to residential customers generally involves large numbers of small volume deliveries. Our retail deliveries of propane are typically transported from our retail propane distribution locations to our customers by our fleet of bulk delivery trucks, which are generally fitted with tanks ranging in size from 2,600 to 3,500 gallons. Propane storage tanks located on our customers' premises are then filled from these bulk delivery trucks. We also deliver propane to our industrial/commercial and portable tank exchange customers using our fleet of portable tank and portable tank exchange delivery trucks, truck tractors and portable tank exchange delivery trailers.

Our residential customers and portable tank exchange customers typically provide us a greater cents-per-gallon margin than our industrial/commercial, agricultural, wholesale and other customers. We track "Propane sales volumes," "Revenues—Propane and other gas liquids sales" and "Gross Margin—Propane and other gas liquids sales" by customer; however, we are not able to specifically allocate operating and other costs in a manner that would determine their specific profitability with a high degree of accuracy. The wholesale propane price per gallon is subject to various market conditions, including inflation, and may fluctuate based on changes in demand, supply and other energy commodity prices, primarily crude oil and natural gas, as propane prices tend to correlate with the fluctuations of these underlying commodities.

As of April 30, 2015, approximately 52% of our residential customers rent their tanks from us. Our rental terms and the fire safety regulations in some states require rented bulk tanks to be filled only by the propane supplier owning the tank. The cost and inconvenience of switching bulk tanks helps minimize a customer's tendency to switch suppliers of propane on the basis of minor variations in price, helping us minimize customer loss.

In addition, we lease tanks to some of our independent distributors involved with our delivery of propane for portable tank exchanges. Our owned and independent distributors provide portable tank exchange customers with a national delivery presence that is generally not available from most of our competitors.

In our past three fiscal years, our total annual propane sales volumes in gallons were:

Fiscal year ended	Propane sales volumes (in millions)

July 31, 2014	947
July 31, 2013	901
July 31, 2012	878

We utilize marketing programs targeting both new and existing customers by emphasizing:

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our efficiency in delivering propane to customers;

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our employee training and safety programs;

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our enhanced customer service, facilitated by our technology platform and our 24 hours a day, seven days a week emergency retail customer call support capabilities; and

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our national distributor network for our commercial and portable tank exchange customers.

Some of our propane distribution locations also conduct the retail sale of propane appliances and related parts and fittings, as well as other retail propane related services and consumer products. We also sell gas grills, grilling tools and accessories, patio heaters, fireplace and garden accessories, mosquito traps and other outdoor products through Blue Rhino Global Sourcing, Inc.

Effect of weather and seasonality

Weather conditions have a significant impact on demand for propane for heating purposes during the months of November through March (the "winter heating season"). Accordingly, the volume of propane used by our customers for this purpose is directly affected by the severity of the winter weather in the regions we serve and can vary substantially from year to year. In any given region, sustained warmer-than-normal temperatures will tend to result in reduced propane usage, while sustained colder-than-normal temperatures will tend to result in greater usage. Although there is a strong correlation between weather and customer usage, general economic conditions in the United States and the wholesale price of propane can have a significant impact on this correlation. Additionally, there is a natural time lag between the onset of cold weather and increased sales to customers. If the United States were to experience a cooling trend, we could expect nationwide demand for propane to increase which could lead to greater sales, income and liquidity availability. Conversely, if the United States were to experience a warming trend, we could expect nationwide demand for propane to decrease which could lead to a reduction in our sales, income and liquidity availability.

The market for propane is seasonal because of increased demand during the winter heating season primarily for the purpose of providing heating in residential and commercial buildings. Consequently, sales and operating profits are concentrated in our second and third fiscal quarters, which are during the winter heating season. However, our propane by portable tank exchange sales volume provides us increased operating profits during our first and fourth fiscal quarters due to its counter-seasonal business activities. These sales also provide us the ability to better utilize our seasonal resources at our propane distribution locations. Other factors affecting our results of operations include competitive conditions, volatility in energy commodity prices, demand for propane, timing of acquisitions and general economic conditions in the United States.

We use information on temperatures to understand how our results of operations are affected by temperatures that are warmer or colder than normal. We use the definition of "normal" temperatures based on information published by the National Oceanic and Atmospheric Administration. Based on this information we calculate a ratio of actual heating degree days to normal heating degree days. Heating degree days are a general indicator of weather impacting propane usage.

We believe that our broad geographic distribution helps us minimize exposure to regional weather and economic patterns. During times of colder-than-normal winter weather, we have been able to take advantage of our large, efficient distribution network to avoid supply disruptions, thereby providing us a competitive advantage in the markets we serve.

Risk management activities

We employ risk management activities that attempt to mitigate price risks related to the purchase, storage, transport and sale of propane generally in the contract and spot markets from major domestic energy companies on a short-term basis. We attempt to mitigate these price risks through the use of financial derivative instruments and forward propane purchase and sales contracts. We enter into propane sales commitments with a portion of our customers that provide for a contracted price agreement for a specified period of time. These commitments can expose us to product price risk if not immediately hedged with an offsetting propane purchase commitment.

Our open financial derivative purchase commitments are designated as hedges primarily for fiscal 2015 and 2016 sales commitments and, as of January 31, 2015, have experienced net mark to market losses of approximately $42.5 million. Because these financial derivative purchase commitments qualify for hedge accounting treatment, the resulting asset, liability and related mark to market gains or losses are recorded on the consolidated balance sheets as "Prepaid expenses and other current assets," "Other assets, net," "Other current liabilities," "Other liabilities" and "Accumulated other comprehensive income (loss)," respectively, until settled. Upon settlement, realized gains or losses on these contracts will be reclassified to "Cost of product sold-propane and other gas liquid sales" in the condensed consolidated statements of earnings as the underlying inventory is sold. These financial derivative purchase commitment net losses are expected to be offset by increased margins on propane sales commitments that qualify for the normal purchase normal sale exception. At January 31, 2015, we estimate 60% of currently open financial derivative purchase commitments, the related propane sales commitments and the resulting gross margin will be realized into earnings during the next twelve months.

We also enter into interest rate derivative contracts, including swaps, to manage our exposure to interest rate risk associated with our fixed rate senior notes and our floating rate borrowings from both the secured credit facility and the accounts receivable securitization facility. Fluctuations in interest rates subject us to interest rate risk. Decreases in interest rates increase the fair value of our fixed rate debt, while increases in interest rates subject us to the risk of increased interest expense related to our variable rate borrowings.

Midstream operations

We currently own and operate nine salt water disposal wells in and around the Eagle Ford shale in south Texas. Salt water disposal wells are a critical component of the oil and natural gas well drilling industry. Oil and gas wells generate significant volumes of salt water known as "flowback" and "production" water. Flowback is a water based solution that flows back to the surface during and after the completion of the hydraulic fracturing ("fracking") process whereby large volumes of water, sand and chemicals are injected under high pressures into rock formations to stimulate production. Flowback contains clays, chemicals, dissolved metal ions, total dissolved solids and crude oil. Production water is salt water from underground formations that are brought to the surface during the normal course of oil or gas production. Because this water has been in contact with hydrocarbon-bearing formations, it contains some of the chemical characteristics of the formations and crude oil. In the oil and gas fields we service, these volumes of water are transported by truck away from the fields to salt water disposal wells where a combination of gravity and chemicals are used to separate crude oil that is dissolved in the salt water through a process known as "skimming oil." This skimming oil is then captured and sold before the salt water is injected into underground geologic formations using high-pressure pumps. Our revenue per barrel of salt water processed is derived from a blend of fees we charge our customers to dispose of salt water at our facilities and skimming oil sales.

Our gross margin is highly dependent on production activity in the Eagle Ford shale and thus from the volume of salt water delivered to our wells for disposal. We do not attempt to hedge the price of crude oil sales from our skimming activities.

Business strategy

Our business strategy is to:

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expand our operations through disciplined acquisitions and internal growth both inside and outside our core propane operations as accretive opportunities become available;

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capitalize on our national presence and economies of scale; and

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maximize operating efficiencies through utilization of our technology platform.

Expand our operations through disciplined acquisitions and internal growth both inside and outside our core propane operations as accretive opportunities become available

We expect to continue the expansion of our propane customer base through both the acquisition of other propane distributors and through organic growth. We intend to concentrate on propane acquisition activities in geographical areas within or adjacent to our existing operating areas, and on a selected basis in areas that broaden our geographic coverage. We also intend to focus on acquisitions that can be efficiently combined with our existing propane operations to provide an attractive return on investment after taking into account the economies of scale and cost savings we anticipate will result from those combinations. Our goal is to improve the operations and profitability of our propane and related equipment sales segment by integrating best practices and leveraging our established national organization and technology platforms to help reduce costs and enhance customer service. We believe that our enhanced operational synergies, improved customer service and ability to better track the financial performance of acquired operations provide us a distinct competitive advantage and better analysis as we consider future acquisition opportunities.

We believe that we are positioned to successfully compete for growth opportunities within and outside of our existing operating regions. Our efforts will focus on adding density to our existing customer base, providing propane and complementary services to national accounts and providing other product offerings to existing customer relationships. This continued expansion will give us new growth opportunities by leveraging the capabilities of our operating platforms.

Maximize operating efficiencies through utilization of our technology platform

We believe our significant investments in technology give us a competitive advantage to operate more efficiently and effectively at a lower cost compared to most of our competitors. We do not believe that many of our competitors will be able to justify similar investments in the near term. Our technology advantage has resulted from significant investments made in our retail propane distribution operating platform together with our state-of-the-art tank exchange operating platform.

Our technology platform allows us to efficiently route and schedule our customer deliveries, customer administration and operational workflow for the retail sale and delivery of bulk propane. Our service centers are staffed to provide oversight and management to multiple distribution locations, referred to as service units. Currently we operate a retail distribution network, including portable tank exchange operations, using a structure, as of January 31, 2015, of 59 service centers and 864 service units. The service unit locations utilize hand-held computers, cellular or satellite technology to communicate with management personnel who are typically located at the associated service center. We believe this structure and our technology platform allow us to more efficiently route and schedule customer deliveries and significantly reduce the need for daily on-site management.

The efficiencies gained from operating our technology platform allow us to consolidate our management teams at fewer locations, quickly adjust the sales prices to our customers and manage our personnel and vehicle costs more effectively to meet customer demand.

The technology platform allows for efficient forecasting of our customers' demand and our routing and scheduling. Our call center support capabilities allow us to accept emergency customer calls 24 hours a day, seven days a week. These combined capabilities provide us cost savings while improving customer service by reducing customer inconvenience associated with multiple, unnecessary deliveries.

Capitalize on our national presence and economies of scale

We believe our national presence of 864 propane distribution locations in the United States as of May 26, 2015 gives us advantages over our smaller competitors. These advantages include economies of scale in areas such as:

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product procurement;
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transportation;
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fleet purchases;
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propane customer administration; and
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general administration.

We believe that our national presence allows us to be one of the few propane distributors that can competitively serve industrial/commercial and portable tank exchange customers on a nationwide basis, including the ability to serve such propane customers through leading home-improvement centers, mass merchants and hardware, grocery and convenience stores. In addition, we believe that our national presence provides us opportunities to make acquisitions of other propane distribution companies whose operations overlap with ours, providing economies of scale and significant cost savings in these markets.

We also believe that investments in technology similar to ours require both a large scale and a national presence, in order to generate sustainable operational savings to produce a sufficient return on investment. For this reason, we believe our technology platforms provide us with an on-going competitive advantage.

Recent developments

Pending acquisition of Bridger Logistics

On May 29, 2015, we entered into a purchase and sale agreement with the sole member of Bridger Logistics pursuant to which we will acquire all of the outstanding membership interests in Bridger Logistics and its subsidiaries upon the terms and subject to the conditions set forth in the purchase and sale agreement. After the closing of the Bridger Logistics Acquisition, we will contribute all of our interests in Bridger Logistics to our operating partnership and Bridger Logistics will be our operating partnership's wholly owned subsidiary. The consideration for the Bridger Logistics Acquisition is comprised of approximately $562.5 million in cash, subject to certain post-closing adjustments for working capital, indebtedness, and transaction expenses, and 11,200,000 common units.

The purchase and sale agreement contains customary representations and warranties, covenants and agreements. The purchase and sale agreement also contains customary termination rights for both parties. The seller's representations and warranties will terminate at closing; accordingly, we will have no post-closing recourse against the seller for any breaches of the seller's representations or warranties. We intend to purchase representation and warranty insurance before closing to mitigate some of the risk associated with any such potential breach. The Bridger Logistics Acquisition is expected to close in July 2015, subject to satisfaction or waiver of customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Our obligation to close the Bridger Logistics Acquisition is not subject to any condition related to the availability of financing.

We cannot assure you that the Bridger Logistics Acquisition will be completed within our anticipated time frame or at all or that we will achieve our strategic and financial objectives related to the Bridger Logistics Acquisition. The completion of this offering is not contingent upon the completion of the Bridger Logistics Acquisition and the completion of the Bridger Logistics Acquisition is not contingent upon the completion of this offering or any other financing. If you decide to purchase our common units in this offering, you should be willing to do so whether or not we complete the Bridger Logistics Acquisition. Investors in our common units should not place undue reliance on the pro forma and as adjusted financial data included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in that data.

If the Bridger Logistics Acquisition is completed, we intend to use the net proceeds from this offering and the concurrent offering of senior notes to fund the cash portion of the consideration for the Bridger Logistics Acquisition. Prior to closing the Bridger Logistics Acquisition, we may use the net proceeds from this offering to make short-term liquid investments at our discretion. If the Bridger Logistics Acquisition is not completed, we intend to use the net proceeds from this offering for working capital and other general partnership purposes. See "Use of proceeds."

This summary described the material provisions of the purchase and sale agreement and is subject to, and qualified in its entirety by reference to, the full text of the purchase and sale agreement, a copy of which is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on June 1, 2015, which is incorporated by reference into this prospectus supplement.

Bridger Logistics business

Founded in 2010, Bridger Logistics has experienced rapid growth as a domestic crude oil transportation and logistics provider with an integrated portfolio of midstream assets, which connects crude production in prolific unconventional resource plays to downstream markets. Bridger Logistics' truck, pipeline terminal, pipeline, rail and maritime assets form a comprehensive, fee-for-service business model, and we expect that substantially all of its cash flow will be generated from fee-based commercial agreements. For the three months ended March 31, 2015, Bridger Logistics transported an average volume of approximately 144 MBbls/d of crude oil by truck and approximately 53 MBbls/d of crude oil by rail.

Bridger Logistics' fee-based business model generates income by providing crude oil transportation and logistics services on behalf of producers and end-users of crude oil. The first link in Bridger Logistics' integrated value chain is its truck transportation operations. Bridger Logistics is one of the largest for-hire crude oil carriers in the U.S. by fleet size and has a presence in most domestic crude producing regions. Bridger Logistics charges producers and first purchasers of crude oil fees per barrel to transport crude from the wellhead to downstream takeaway outlets, which provide connectivity to end markets and generate additional fee-for-service income. Bridger Logistics also owns and/or controls a number of assets connecting trucked crude volumes to downstream takeaway infrastructure, including pipeline injection terminals, crude storage, rail loading and unloading facilities and pipelines. We expect the majority of Bridger Logistics' cash flow to be generated under contracts with average remaining terms of four years or greater.

As of May 31, 2015, Bridger Logistics' business included approximately 280 employees and its asset base included over 610 specialized tractor-trailers, 19 pipeline injection terminals, approximately 38 MBbls/d of capacity on multiple crude pipelines, 1,394 newly-built rail cars, and rail loading and unloading terminals and barge capacity to transport a minimum of 65 MBbls/d.

Rationale for Bridger Logistics Acquisition

We believe the Bridger Logistics Acquisition provides us with a comprehensive portfolio of liquids-focused midstream assets, diversifying our existing asset base and creating a platform from which to execute long-term midstream growth initiatives.

Our rationale for the Bridger Logistics Acquisition includes the following:

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Acquisition of midstream platform. The acquisition provides us with a fully integrated crude logistics platform to serve producers, marketers and consumers of crude oil across the United States. We also believe the acquisition will serve as a platform to further develop our midstream business. Several large-scale growth opportunities that leverage the existing asset base have been identified. These potential growth projects are meaningful in scale and, we believe, could provide us with the opportunity to deploy capital at attractive multiples to generate long-term growth.

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Highly-contracted, fee-based cash flow. Substantially all of Bridger Logistics' operations consist of fee-based transportation and logistics services with no direct exposure to commodity price fluctuations. Additionally, the vast majority of Bridger Logistics' operating cash flow is derived from long-term contracts with counterparties we believe to be creditworthy, with most contracts having remaining terms in excess of four years.

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High-quality customer base. Bridger Logistics has significant contractual relationships with several blue-chip counterparties, such as Shell Trading (US) Company, Monroe Energy, LLC, a subsidiary of Delta Airlines, and Occidental Energy Marketing, Inc. Relationships include a long-term acreage dedication for crude oil trucking services with the largest oil and gas producer by volume in the Permian Basin, a long-term take-or-pay terminalling agreement with an integrated global oil and gas company in the Rockies region and a long-term take-or-pay agreement with an East Coast refinery to transport Bakken crude oil to Pennsylvania. We believe these relationships underscore Bridger Logistics' value proposition and position us well for continued growth going forward.

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High-quality asset base. Bridger Logistics' high-quality, fully-integrated asset base includes over 610 specialized tractor-trailer units, 19 pipeline injection terminals, approximately 38 MBbls/d of capacity on multiple crude pipelines, 1,394 newly-built rail cars, and rail loading and unloading terminals and barge capacity to transport a minimum of 65 MBbls/d, providing a strategic network of logistics assets that connects crude production in prolific basins to downstream consumers. We believe these assets provide us with the unique ability to provide turn-key takeaway capacity from the wellhead to the refinery gate, which we view as a significant competitive advantage.

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Broad exposure to unconventional plays and demand markets. Bridger Logistics' assets provide exposure to most major unconventional plays in the United States, including the Permian Basin, Eagle Ford Shale, the Gulf Coast, the Rockies region and the Bakken Shale. These assets are also located in close proximity to crude oil demand centers on both the Gulf Coast and East Coast. We believe these established positions in key supply and demand areas will give us an opportunity to expand our midstream footprint and increase throughput volumes.

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Experienced management team. We expect that Bridger Logistics' core executive management team will join us, which we believe will ensure a smooth transition and continued focus on strategic execution. With over 80 years of combined industry experience, the core executive management team has significant expertise developing, owning, expanding and operating midstream infrastructure, and has significant relationships with participants across the liquid hydrocarbon supply chain. We believe the management team's history of successfully developing midstream assets and executing planned growth initiatives should lead to future growth opportunities for us.

Financing for Bridger Logistics Acquisition

Concurrently with this offering, our operating partnership and one of its subsidiaries, as co-issuers, are offering $400 million aggregate principal amount of senior notes due 2023. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the senior notes. The offering of the common units pursuant to this prospectus supplement and the accompanying base prospectus is not contingent upon the closing of the senior notes offering and the concurrent offering of the senior notes is not contingent upon the closing of this offering of common units. If you decide to purchase our common units in this offering, you should be willing to do so whether or not the concurrent offering of senior notes closes.

The senior notes will be issued under and governed by an indenture by and among our operating partnership, as co-issuer, Ferrellgas Finance Corp., as co-issuer, certain subsidiaries of our operating partnership, as guarantors, and U.S. Bank National Association, as trustee. The indenture is expected to contain terms, covenants, and events of default substantially similar to the indentures governing the issuers' existing notes. The senior notes will be senior unsecured obligations of the issuers and the guarantors. The senior notes are being offered pursuant to a registration exemption under the Securities Act of 1933, as amended (the "Securities Act") and will therefore be subject to restrictions on resale and transfer.

If the Bridger Logistics Acquisition does not close on or prior to October 1, 2015 or if the purchase and sale agreement for the Bridger Logistics Acquisition is terminated prior to such date, the issuers will redeem all of the senior notes at a price equal to 100% of the initial issue price of the senior notes plus accrued and unpaid interest from the issuance date of the senior notes to, but not including, the redemption date.

We also entered into a commitment letter with J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. for alternative financing if this offering and the concurrent offering of senior notes do not close or do not close in full. Pursuant to the commitment letter, the operating partnership has received commitments for senior unsecured loans under a bridge facility. The bridge facility will only be drawn if gross cash proceeds from this offering and the concurrent offering of senior notes received at or prior to the closing of the Bridger Logistics Acquisition is insufficient, when taken with available borrowing capacity under the operating partnership's secured credit facility, to consummate the Bridger Logistics Acquisition.

Expected quarterly cash distribution rate

We expect to increase our quarterly cash distribution rate by $0.0125 per common unit ($0.05 per common unit on an annualized basis) after the Bridger Logistics Acquisition closes. There is no guarantee that we will pay a distribution on the common units in any quarter. This distribution would represent an approximate 2.5% increase over the quarterly distribution rate of $0.50 per common unit ($2.00 per common unit on an annualized basis) paid for the quarter ended April 30, 2015.

Financial results for the nine months ended April 30, 2015 (unaudited)

Our consolidated financial statements for the nine months ended April 30, 2015 are not yet available to be filed with the SEC. Our current expectations with respect to our unaudited results for this period are based upon management estimates. The preliminary estimates presented below are subject to the completion of our financial closing procedures. Accordingly, these estimates may change and those changes may be material. You should not place undue reliance on these estimates. For additional information regarding the various risks and uncertainties inherent in estimates of this type, see "Forward-looking statements" elsewhere in this prospectus supplement. We do not expect to file our consolidated financial statements and related notes as of and for the nine months ended April 30, 2015 with the SEC until after this offering is completed.

The preliminary estimates have been prepared by, and are the responsibility of, our management and have not been reviewed or audited or subject to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to these preliminary estimates.

We are providing the following preliminary estimates of our financial results and operating metrics for the nine months ended April 30, 2015:

	Nine months ended April 30,
(in thousands, except per unit data)	2015	2014

Revenues:
Propane and other gas liquids sales	$1,400,895	$1,796,786
Other	240,984	210,044

Total revenues	1,641,879	2,006,830
Cost of product sold:
Propane and other gas liquids sales	849,190	1,232,516
Other	153,736	131,443

Gross profit	638,953	642,871
Operating expense	316,913	333,632
Depreciation and amortization expense	70,576	61,771
General and administrative expense	29,701	35,070
Equipment lease expense	17,674	12,978
Non-cash employee stock ownership plan compensation charge	16,728	10,389
Non-cash stock-based compensation charge(a)	19,701	16,182
Loss on disposal of assets	4,578	3,426

Operating income	163,082	169,423
Interest expense	(71,797)	(64,372)
Loss on extinguishment of debt	—	(21,202)
Other income (expense), net	(415)	498

Earnings before income taxes	90,870	84,347
Income tax expense	1,448	2,391

Net earnings	89,422	81,956
Net earnings attributable to noncontrolling interest(b)	1,027	950
Net earnings attributable to Ferrellgas Partners, L.P.	88,395	81,006
Less: General partner's interest in net earnings	884	810

Common unitholders' interest in net earnings	$87,511	$80,196

Earnings Per Unit:
Basic and diluted net earnings per common unitholders' interest	$1.06	$1.01
Weighted average common units outstanding	82,536.1	79,127.1

Supplemental Data and Reconciliation of Non-GAAP Items:

	Nine months ended April 30,
(in thousands, except per unit data)	2015	2014

Net earnings attributable to Ferrellgas Partners, L.P.	$88,395	$81,006
Income tax expense	1,448	2,391
Interest expense	71,797	64,372
Depreciation and amortization expense	70,576	61,771

EBITDA	232,216	209,540
Loss on extinguishment of debt	—	21,202
Non-cash employee stock ownership plan compensation charge	16,728	10,389
Non-cash stock-based compensation charge(a)	19,701	16,182
Loss on disposal of assets	4,578	3,426
Other income (expense), net	415	(498)
Change in fair value of contingent consideration (included in operating expense)	(6,300)	—
Litigation accrual and related legal fees associated with a class action lawsuit (included in operating expense)	806	1,422
Unrealized (non-cash) gain on changes in fair value of non-hedged derivatives	(1,609)	—
Net earnings attributable to noncontrolling interest(b)	1,027	950

Adjusted EBITDA(c)	267,562	262,613
Net cash interest expense(d)	(68,599)	(61,507)
Maintenance capital expenditures(e)	(14,863)	(13,345)
Cash paid for taxes	(333)	(403)
Proceeds from asset sales	4,060	3,267

Distributable cash flow to equity investors(f)	187,827	190,625
Distributable cash flow attributable to general partner and non-controlling interest	3,757	3,813

Distributable cash flow attributable to common unitholders	184,070	186,812
Less: Distributions paid to common unitholders	124,074	118,702

Distributable cash flow excess/(shortage)	$59,996	$68,110

Propane gallons sales
Retail—Sales to End Users	518,726	558,142
Wholesale—Sales to Resellers	211,068	233,664

Total propane gallons sales	729,794	791,806

Midstream operations (barrels processed)	13,234	—

(a)    Non-cash stock-based compensation charges consist of the following:

	Nine months ended April 30,
	2015	2014

Operating expense	$4,233	$3,503
General and administrative expense	15,468	12,679

Total	$19,701	$16,182

(b)   Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(c)    Adjusted EBITDA is calculated as net earnings attributable to Ferrellgas Partners, L.P., income tax expense, interest expense, depreciation and amortization expense, loss on extinguishment of debt, non-cash employee stock ownership plan compensation charge, non-cash stock-based compensation charge, loss on disposal of assets, other income (expense), net, change in fair value of contingent consideration, litigation accrual and related legal fees associated with a class action lawsuit, unrealized (non-cash) gain on changes in fair value of non-hedged derivatives and net earnings attributable to non-controlling interest. Management believes the presentation of this measure is relevant and useful, because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)   Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)    Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(f)    Management considers distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership's ability to declare and pay quarterly distributions to equity investors. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow to equity investors or similarly titled measurements used by other corporations and partnerships. Items added into our calculation of distributable cash flow to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

Our offices

The address of each of our principal offices is 7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210 and the telephone number for each is (913) 661-1500. We maintain a website at www.ferrellgas.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. Except to the extent expressly incorporated by reference herein, information on or accessible through our website is not incorporated into or part of this prospectus supplement.

Our structure

The chart below depicts our abbreviated ownership structure as of April 30, 2015 (and does not give effect to this offering or the Bridger Logistics Acquisition). Following the Bridger Logistics Acquisition, Bridger Logistics will be a wholly owned subsidiary of the operating partnership. The general partner, Ferrellgas, Inc., performs all of the management functions for Ferrellgas Partners, L.P. and its subsidiaries. The general partner does not receive any management fee in connection with its management of Ferrellgas Partners, L.P. and does not receive any remuneration for its services as the general partner other than reimbursement for all direct and indirect expenses it incurs in connection with Ferrellgas Partners, L.P.'s operations. James E. Ferrell is the chairman of the board of directors of the general partner and the common units indicated beneath his name are owned beneficially by him.

(a)    Includes 195,686 common units held by FCI Trading Corp., a wholly owned subsidiary of Ferrell Companies, Inc., and 51,204 common units held by Ferrell Propane, Inc., a wholly owned subsidiary of Ferrellgas, Inc.

The offering

Common units we are offering	6,325,000 common units (7,273,750 common units if the underwriters exercise their option to purchase additional common units from us in full).
Common units to be outstanding after this offering
89,042,620 common units (89,991,370 common units if the underwriters exercise their option to purchase additional common units from us in full) excluding the contemplated issuance of 11,200,000 common units at the closing of the Bridger Logistics Acquisition.
Underwriters' option
We have granted the underwriters an option, exercisable within a 30-day period beginning on, and including, the date of this prospectus supplement, to purchase up to 948,750 additional common units from us at the public offering price, less the underwriting discounts and commissions. See "Underwriting" beginning on page S-70 of this prospectus supplement.
Use of proceeds
We expect to receive net proceeds from this offering of approximately $ million, or $ million in net proceeds if the underwriters exercise their option to purchase additional common units from us in full, in each case including our general partner's proportionate capital contribution and after deducting underwriting discounts but before estimated offering expenses.

We intend to use the net proceeds we receive from this offering, including any net proceeds from the underwriters' exercise of their option to purchase additional common units from us, to fund a portion of the cash portion of the consideration for the Bridger Logistics Acquisition. Prior to closing the Bridger Logistics Acquisition, we may use the net proceeds from this offering to make short-term liquid investments at our discretion. If the Bridger Logistics Acquisition is not completed, we intend to use the net proceeds from this offering for working capital and other general partnership purposes.
See "Use of proceeds" on page S-28 of this prospectus supplement.
Quarterly distributions
We pay cash distributions from our available cash on our common units on a quarterly basis. We generally pay cash distributions before the end of the second month following each January 31, April 30, July 31 and October 31. There is no guarantee that we will pay a distribution on our common units in any quarter. The board of directors of our general partner has declared a cash distribution of $0.50 per common unit for the quarter ended April 30, 2015 payable on June 12, 2015 to common unitholders of record as of June 5, 2015. The holders of common units purchased in this offering will not receive this distribution.

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the quarter ending December 31, 2017, you will be allocated, on a cumulative basis, an amount of federal taxable income for such period that will be 10% or less of the cash distributed to you with respect to such period. For example, if you receive an annual distribution of $2.00 per common unit, we estimate that your average allocated federal taxable income per year will be no more than $0.20 per common unit. Please read "Material U.S. federal income tax consequences" on page S-69 of this prospectus supplement for the basis of this estimate.
Risk factors
Please read "Risk factors" beginning on page S-22 of this prospectus supplement for a discussion of factors you should consider before investing in the common units, as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 and our Current Report on Form 8-K filed with the SEC on June 1, 2015.
Transfer agent and registrar	Computershare Trust Company, N.A.
New York Stock Exchange symbol	FGP.

Summary historical and pro forma consolidated financial information and other data of Ferrellgas Partners, L.P.

Our summary historical financial data were derived from our historical financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2015 incorporated by reference into this prospectus supplement. The summary historical financial data do not purport to project our results of operations or financial position for any future period or as of any date and are not necessarily indicative of financial results to be achieved in future periods. You should read the summary historical financial data together with "Management's discussion and analysis of financial condition and results of operations" and our historical consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2015 incorporated by reference into this prospectus supplement. See "Where you can find more information."

Our historical consolidated financial statements as of and for the fiscal years ended July 31, 2012, 2013 and 2014 have been audited. Our historical consolidated financial statements as of and for the six months ended January 31, 2014 and 2015 are unaudited. Ferrellgas Partners, L.P. believes that all material adjustments that consist only of normal recurring adjustments necessary for the fair presentation of its interim results have been included. Results of operations for any interim period are not necessarily indicative of the results of operations for our entire fiscal year due to the seasonal nature of our business.

Our summary unaudited pro forma condensed combined statement of operations data for the six months ended January 31, 2015 and for the fiscal year ended July 31, 2014 assumes that the Bridger Logistics Acquisition closed on August 1, 2013. Our summary unaudited pro forma condensed combined balance sheet data as of January 31, 2015 assumes that the Bridger Logistics Acquisition closed on January 31, 2015. The financial data set forth below has been presented for informational purposes only and is not necessarily indicative of what our results of operations or financial position actually would have been had the Bridger Logistics Acquisition closed on the dates indicated. The unaudited pro forma condensed combined financial data should be read in conjunction with "Unaudited pro forma condensed combined financial data" elsewhere in this prospectus supplement. In addition, the unaudited pro forma combined financial data was based on and should be read in conjunction with our historical consolidated financial statements and accompanying notes and Bridger Logistics' historical financial statements and accompanying notes incorporated by reference in this prospectus supplement. See "Where you can find more information."

	Ferrellgas Partners, L.P.
	Pro forma six months ended January 31,	Historical six months ended January 31,		Pro forma year ended July 31,	Historical year ended July 31,
($ in thousands)	2015(1)	2015	2014	2014(2)	2014	2013	2012

Income Statement Data:
Total revenues	$1,279,840	$1,109,328	$1,284,713	$2,583,680	$2,405,860	$1,975,467	$2,339,092
Interest expense	62,356	48,287	44,183	114,640	86,502	89,145	93,254
Net earnings (loss)	48,364	53,202	36,066	(4,196)	33,715	57,167	(10,896)
Balance Sheet Data (at end of period):
Working capital (deficit)(3)	$7,412	$(6,360)	$120,013	$	$9,891	$(21,305)	$(50,875)
Total assets	2,671,946	1,747,037	1,620,794		1,572,270	1,356,028	1,397,279
Long-term debt	1,775,963	1,343,463	1,150,911		1,292,214	1,106,940	1,059,085
Partners' capital (deficit)	293,639	(128,035)	(101,200)		(111,646)	(86,627)	(27,526)
Operating Data (unaudited):
Propane sales volumes (in thousands of gallons)		483,388	372,181		946,570	901,370	878,130
Midstream operations (barrels processed)		8,719	—		2,500	—	—
Capital expenditures:
Maintenance(4)		$9,899	$8,552		$18,138	$15,248	$15,864
Growth(5)		17,234	13,409		32,843	25,916	32,865
Acquisition(6)		67,500	5,888		169,430	31,919	14,034

Total		$94,633	$27,849		$220,411	$73,083	$62,763

Supplemental data (unaudited):
EBITDA(7)	$186,939	$148,653	$121,376	$246,367	$206,431	$230,770	$167,271
Adjusted EBITDA(7)	$209,612	$171,289	$162,798	$327,654	$288,148	$272,249	$193,086
Ratio of Adjusted EBITDA to interest expense				2.9x	3.3x	3.1x	2.1x
Ratio of long term debt to Adjusted EBITDA					4.5x	4.1x	5.5x

(1)    Derived from the historical financial statements for the six months ended January 31, 2015 for Ferrellgas Partners, L.P. and the historical financial statements for the six months ended December 31, 2014 for Bridger Logistics.

(2)    Derived from the historical financial statements for the fiscal year ended July 31, 2014 for Ferrellgas Partners, L.P. and the historical financial statements for the twelve months ended June 30, 2014 for Bridger Logistics.

(3)    Working capital is current assets less current liabilities.

(4)   Includes capitalized expenditures for betterment and replacement of property, plant and equipment.

(5)    Includes expenditures for purchases of both bulk and portable propane tanks and other equipment to facilitate expansion of our customer base and operating capacity.

(6)   Includes expenditures related to the acquisition of retail distribution propane operations, midstream operations and other operations; acquisition capital expenditures represent the total cost of acquisitions less working capital acquired.

(7)    We define EBITDA as net earnings (loss) before interest, income taxes, depreciation and amortization. We calculate Adjusted EBITDA as EBITDA plus loss on extinguishment of debt, non-cash employee stock ownership plan compensation charge, non-cash stock and unit-based compensation charge, loss on disposal of assets and other, other expense, net severance charges, change in fair value of contingent consideration, litigation accrual and related legal fees associated with a class action lawsuit and net earnings attributable to noncontrolling interests. We believe the presentation of this measure is relevant and useful because it allows investors to view our performance in a manner similar to the method we use, adjusted for items we believe are unusual or non-recurring, and makes it easier to compare our results with other companies that have different financing and capital structures. In addition, we believe this measure is consistent with the manner in which our lenders and investors measure our overall performance and liquidity, including our ability to service our long-term debt and other fixed obligations and to fund our capital expenditures and working capital requirements. This method of calculating EBITDA and Adjusted EBITDA may not be consistent with similarly titled measures used by other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

	Ferrellgas Partners, L.P.
	Pro forma six months ended January 31,	Historical six months ended January 31,		Pro forma year ended July 31,	Historical year ended July 31,
($ in thousands)	2015	2015	2014	2014	2014	2013	2012

Reconciliation of Net Earnings (Loss) to EBITDA and Adjusted EBITDA:
Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$47,794	$52,583	$35,621	$(4,317)	$33,211	$56,426	$(10,952)
Income tax expense	369	531	714	3,046	2,516	1,855	1,128
Interest expense	62,356	48,287	44,183	114,640	86,502	89,145	93,254
Depreciation and amortization expense	76,420	47,252	40,858	132,998	84,202	83,344	83,841

EBITDA	186,939	148,653	121,376	246,367	206,431	230,770	167,271
Loss on extinguishment of debt	—	—	21,202	21,202	21,202	—	—
Non-cash employee stock ownership plan compensation charge	8,162	8,162	6,679	21,789	21,789	15,769	9,440
Non-cash stock and unit-based compensation charge	16,430	16,430	10,350	24,508	24,508	13,545	8,843
Loss on disposal of assets and other	2,375	2,375	1,694	6,486	6,486	10,421	6,035
Other expense, net	713	627	(273)	432	479	(565)	(506)
Severance charges	—	—	—	—	—	—	1,055
Change in fair value of contingent consideration	(6,300)	(6,300)	—	5,000	5,000	—	—
Litigation accrual and related legal fees associated with a class action lawsuit(1)	723	723	1,325	1,749	1,749	1,568	892
Net earnings attributable to noncontrolling interest	570	619	445	121	504	741	56

Adjusted EBITDA	$209,612	$171,289	$162,798	$327,654	$288,148	$272,249	$193,086

(1)    During fiscal 2015, 2014, 2013 and 2012, a class action lawsuit resulted in a litigation accrual and related legal fees.

Summary historical consolidated financial data of Bridger Logistics, LLC

The summary historical financial data for Bridger Logistics were derived from Bridger Logistics' historical financial statements and the related notes included elsewhere in this prospectus supplement. The summary historical financial data do not purport to project Bridger Logistics' results of operations or financial position for any future period or as of any date and are not necessarily indicative of financial results to be achieved in future periods. You should read the summary financial data below together with "Bridger Logistics' management's discussion and analysis of financial condition and results of operations" and Bridger Logistics' historical consolidated financial statements and related notes included elsewhere in this prospectus supplement.

Bridger Logistics' historical consolidated financial data as of and for the fiscal years ended December 31, 2014, 2013 and 2012 have been audited. Bridger Logistics' historical consolidated financial statements as of and for the three months ended March 31, 2015 and 2014 are unaudited. Bridger Logistics believes that all material adjustments that consist only of normal recurring adjustments necessary for the fair presentation of its interim results have been included. Results of operations for any interim period are not necessarily indicative of the results of operations for Bridger Logistics' entire fiscal year.

	Bridger Logistics, LLC
	Three months ended March 31,		Year ended December 31,
($ in thousands)	2015	2014	2014	2013	2012

Income Statement Data:
Revenues	$82,227	$42,947	$274,050	$134,534	$161,727
Interest expense	(3,733)	(1,286)	(9,046)	(2,933)	(1,299)
Net income	5,118	6,547	17,804	19,708	15,411
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	15,702	6,042	38,388	25,470	15,916
Investing activities	(14,510)	(65,323)	(243,411)	(63,627)	(38,396)
Financing activities	(2,131)	59,404	209,637	35,949	26,446
Balance Sheet Data (at end of period):
Working capital (deficit)(1)	$(61,194)		$(52,865)	$(12,277)	$(7,873)
Cash	7,019		7,957	3,343	5,551
Total assets	408,469		407,183	134,843	74,002
Long-term debt	214,025		217,810	59,130	30,343
Members' equity	57,835		52,718	34,914	15,206
Supplemental data (unaudited):
EBITDA(2)	$16,310	$12,243	$62,693	$32,479	$21,600
Adjusted EBITDA(2)	$16,404	$12,337	$63,068	$32,667	$21,600

(1)    Working capital is current assets less current liabilities.

(2)    Bridger Logistics defines EBITDA as net income (loss) before deducting income tax expense, interest expense, depreciation and amortization expense, gain/loss on disposal of assets and loss from discontinued operations. Bridger Logistics calculates Adjusted EBITDA as EBITDA plus management fees. Bridger Logistics' management believes that excluding these items from GAAP results allows them to better understand its consolidated financial performance from period to period, as management does not believe that the excluded items are reflective of its underlying operating performance. Bridger Logistics' management uses Adjusted EBITDA to evaluate operating performance, communicate financial results to the Board of Managers, benchmark results against historical performance, and evaluate investment opportunities, and believes that the presentation of Adjusted EBITDA provides investors greater transparency and insight into management's method of analysis. Adjusted EBITDA should not be considered as a substitute for, or superior to, financial measures that are computed in accordance with GAAP, and is meant to supplement, and to be viewed in conjunction with, such GAAP financial measures. Bridger Logistics' method of calculating Adjusted EBITDA may not be consistent with that of other companies.

	Three months ended March 31,		Year ended December 31,
($ in thousands)	2015	2014	2014	2013	2012

Net Income	$5,118	$6,547	$17,804	$19,708	$15,411
Income tax expense	15	25	21	71	—
Interest expense	3,733	1,286	9,046	2,933	1,299
Depreciation and amortization expense	7,124	3,885	19,445	10,477	4,215
Gain/loss on disposal of assets	320	155	(139)	252	4
Loss from discontinued operations	—	345	16,516	(962)	671
EBITDA	$16,310	$12,243	$62,693	$32,479	$21,600
Management fees	94	94	375	188	—
Adjusted EBITDA	$16,404	$12,337	$63,068	$32,667	$21,600

Risk factors

Before you invest in our common units, you should be aware that there are various risks. You should carefully consider the following risks regarding the Bridger Logistics Acquisition and the Bridger Logistics' business as well as the risk factors included in our Annual Report on Form 10-K for our fiscal year ended July 31, 2014 and our Current Report on Form 8-K filed with the SEC on June 1, 2015. See "Where you can find more information" on page S-77 of this prospectus supplement.

This offering is not conditioned upon the closing of the Bridger Logistics Acquisition. Even if the Bridger Logistics Acquisition is completed, we may fail to realize the growth prospects and cost savings anticipated as a result of the Bridger Logistics Acquisition.

On May 29, 2015, we signed the Purchase and Sale Agreement for the Bridger Logistics Acquisition. We expect the Bridger Logistics Acquisition to close in July 2015, subject to customary closing conditions. However, completion of the Bridger Logistics Acquisition is not a condition to completion of this offering of common units, and there can be no assurance that the Bridger Logistics Acquisition will be completed.

There are a number of risks and uncertainties relating to the Bridger Logistics Acquisition. For example, the Bridger Logistics Acquisition may not be completed, or may not be completed in the time frame, on the terms, or in the manner currently anticipated, as a result of a number of factors, including, among other things, the failure to satisfy one or more of the conditions to closing. There can be no assurance that the conditions to closing of the Bridger Logistics Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Bridger Logistics Acquisition. In addition, both we and Bridger Logistics have the ability to terminate the Purchase and Sale Agreement under certain circumstances. Failure to complete the Bridger Logistics Acquisition would prevent us and Bridger Logistics from realizing the anticipated benefits of the Bridger Logistics Acquisition. We would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. In addition, the market price of our common units may reflect various market assumptions as to whether the Bridger Logistics Acquisition will be completed. Consequently, the completion of, the failure to complete, or any delay in the closing of the Bridger Logistics Acquisition could result in a significant change in the market price of our common units.

Uncertainties associated with the Bridger Logistics Acquisition may cause a loss of management personnel and other key employees that could adversely affect our future business, operations and financial results following the Bridger Logistics Acquisition.

Whether or not the Bridger Logistics Acquisition is completed, the announcement and pendency of the Bridger Logistics Acquisition could disrupt Bridger Logistics' and our respective businesses. We and Bridger Logistics are both dependent on the experience and industry knowledge of our respective senior management and other key employees to execute our respective business plans. Our success after the Bridger Logistics Acquisition will depend in part upon our and Bridger Logistics' ability to retain our respective key management personnel and other of our respective key employees in advance of the Bridger Logistics Acquisition, and of our ability to do so following the Bridger Logistics Acquisition. Our current and prospective employees and those of Bridger Logistics may experience uncertainty about their roles following the Bridger Logistics Acquisition, which may have an adverse effect on our or Bridger Logistics' current ability to attract or retain key management and other key personnel or our ability to do so following the Bridger Logistics Acquisition.

Accordingly, no assurance can be given that following the Bridger Logistics Acquisition we will be able to attract or retain key management personnel and other key employees to the same extent that we and

Bridger Logistics have done in the past. In addition, following the Bridger Logistics Acquisition, we might not be able to locate suitable replacements for any such key employees who leave us or Bridger Logistics or offer employment to potential replacements on satisfactory terms.

The pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Bridger Logistics Acquisition.

The pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments and assumptions, many of which are preliminary, and may not be an indication of our financial condition or results of operations following the Bridger Logistics Acquisition. Our actual financial condition and results of operations following the Bridger Logistics Acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial data may not prove to be accurate, and other factors may affect our financial condition or results of operations following the Bridger Logistics Acquisition. In addition, this common units offering is not conditioned upon completion of the Bridger Logistics Acquisition. Therefore, investors should refer to our historical financial statements incorporated by reference in this prospectus supplement when evaluating an investment in our common units.

We may not be able to obtain debt financing for the Bridger Logistics Acquisition on expected or acceptable terms, which could make the Bridger Logistics Acquisition less accretive.

We intend to finance the Bridger Logistics Acquisition with the proceeds of this offering and the concurrent senior notes offering. The issuers may not be able to issue the notes on expected or acceptable terms, in which case we would fund a portion of the Bridger Logistics Acquisition through the bridge facility, which would make the Bridger Logistics Acquisition less accretive.

As a result of the additional indebtedness incurred to consummate the Bridger Logistics Acquisition, we may experience a potential material adverse effect on our financial condition and results of operations.

The consummation of the Bridger Logistics Acquisition is not subject to a financing condition. We plan to fund the cash portion of the consideration for the Bridger Logistics Acquisition through a combination of the net proceeds from this offering and the net proceeds from the concurrent senior notes offering.

Our operating partnership's issuance of senior notes could also have adverse consequences on our business, such as:

•
requiring us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects and other general corporate purposes and reduce cash for distributions;

•
limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;

•
increasing the costs of incurring additional debt;

•
limiting our ability to compete with other companies that are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;

•
restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;

•
restricting the way in which we conduct our business because of financial and operating covenants in the agreements governing our existing and future indebtedness;

•
exposing us to potential events of default (if not cured or waived) under covenants contained in our debt instruments that could have a material adverse effect on our business, financial condition and operating results; and

•
limiting our ability to react to changing market conditions in our industry.

The impact of any of these potential adverse consequences could have a material adverse effect on our results of operations, financial condition and liquidity.

As a result of the Bridger Logistics Acquisition, we anticipate that the scope and size of our operations and business will substantially change. We cannot provide assurance that our expansion in size and into the midstream domestic crude oil transportation and logistics industry will be successful.

We anticipate that the Bridger Logistics Acquisition will substantially expand the scope and size of our business by adding substantial midstream crude oil assets and operations to our existing assets and operations. Prior to the Bridger Logistics Acquisition, our operations consisted of propane and related equipment sales and the operation of salt water disposal wells. Bridger Logistics' operations focus on providing domestic crude oil transportation and logistics, which is a new line of business for us. Providing domestic crude oil transportation and logistics requires different operating strategies and managerial expertise than our current operations and are subject to additional or different regulatory requirements. As of May 31, 2015, Bridger Logistics' business included approximately 280 employees and its asset base included over 610 specialized tractor-trailers, 19 pipeline injection terminals, approximately 38 MBbls/d of capacity on multiple crude pipelines, 1,394 newly-built rail cars and rail loading and unloading terminals and barge capacity of at least 65 MBbls/d.

The anticipated future growth of our business will impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. The rapid and significant growth may place strain on our administrative and operational infrastructure. Our senior management's attention may be diverted from the management of daily operations to the integration of the assets acquired in the Bridger Logistics Acquisition. Our ability to manage our business and growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may also encounter risks, costs and expenses associated with any undisclosed or other unanticipated liabilities, use more cash and other financial resources on integration and implementation activities than we expect. We may not be able to successfully integrate Bridger Logistics' operations into our existing operations, successfully manage this new line of business or realize the expected economic benefits of the Bridger Logistics Acquisition, which may have a material adverse effect on our business, financial condition and results of operations, including our distributable cash flow.

Bridger Logistics has and continues to experience material weaknesses in its internal controls over financial reporting and, following the acquisition of Bridger Logistics, we may experience and be required to disclose material weaknesses in relation to the operations of Bridger Logistics and may not be able to accurately report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common units.

Bridger Logistics' management is aware of certain material weaknesses in internal control over financial reporting that were identified during the performance of their historical annual audits. Under standards established by the Public Company Accounting Oversight Board, a material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

In the future, our actions may not be sufficient to remediate the material weaknesses relating to the operations of Bridger Logistics. As a result, it is possible that a material misstatement of annual or interim financial statements will not be prevented or detected and corrected on a timely basis, or that material information is not disclosed on a timely basis. A material misstatement in the results of the Bridger Logistics business could result in a material misstatement in our consolidated results and may result in the loss of investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common units to decline. Even if no material misstatement occurs, if actions taken are not sufficient to remediate the material weaknesses, we may be unable to conclude that the internal controls over financial reporting, or the disclosure controls and procedures, are effective, and may be required to disclose material weaknesses in our controls. As a result, we could lose investor confidence in the accuracy and completeness of our financial reports, which would likely cause the price of our common units to decline.

Changes in demand for and production of hydrocarbon products could have a material adverse effect on Bridger Logistics' results of operations and cash flows.

In recent years, the price of crude oil has been volatile, and we expect this volatility to continue. Generally, the price of crude oil is subject to fluctuations in response to changes in supply, demand, market uncertainty and a variety of other uncontrollable factors, such as: (i) the level of domestic production and consumer demand; (ii) the availability of imported oil and actions taken by foreign oil producing nations; (iii) the availability of alternative transportation systems with adequate capacity; (iv) the availability of competitive fuels; (v) fluctuating and seasonal demand for oil and other hydrocarbon products; (vi) the impact of conservation efforts; (vii) governmental regulation and taxation; and (viii) prevailing economic conditions.

The crude oil currently transported by Bridger Logistics originate from existing domestic resource basins, which naturally deplete over time. To offset this natural decline, Bridger Logistics' assets will need access to production from newly discovered properties. Many economic and business factors beyond our control can adversely affect the decision by producers to explore for and develop new reserves. These factors could include relatively low oil prices, cost and availability of equipment and labor, regulatory changes, capital budget limitations, the lack of available capital or the probability of success in finding hydrocarbons. A decrease in exploration and development activities in the regions where Bridger Logistics' assets are located could result in a decrease in volumes transported over time, which materially and adversely affect Bridger Logistics' results of operations and cash flows.

Bridger Logistics may not be able to compete effectively in its logistics activities, and its business is subject to the risk of a capacity overbuild of midstream energy infrastructure in the areas where it operates.

Bridger Logistics faces competition in all aspects of its business and we can give no assurances that we and it will be able to compete effectively against its competitors. In general, competition comes from a wide variety of players in a wide variety of contexts, including new entrants and existing players and in connection with day-to-day business, expansion capital projects, acquisitions and joint venture activities. Some of Bridger Logistics' competitors have capital resources many times greater than its or ours and may contract to control greater supplies of crude oil.

A significant driver of competition in some of the markets where Bridger Logistics operates (including, for example, the Eagle Ford, Permian Basin, and Rockies/Bakken areas) is the rapid development of new midstream energy infrastructure capacity driven by the combination of (i) significant increases in oil and gas production and development in the applicable production areas, both actual and anticipated, (ii) relatively low barriers to entry and (iii) generally widespread access to relatively low cost capital. Accordingly, Bridger Logistics is exposed to the risk that these areas become overbuilt and/or oversupplied, resulting in an excess of oil transportation, logistics and infrastructure capacity. Bridger Logistics is also exposed to the risk that expectations for oil and gas development in any particular area may not be realized or that too much capacity is developed relative to the demand for services that ultimately materializes. In addition, as an established player in some markets, Bridger Logistics may also face competition from aggressive new entrants to the market that are willing to provide services at a discount in order to establish relationships and gain a foothold in the market.

Rail and marine transportation of crude oil have inherent operating risks.

Bridger Logistics' operations include transporting crude oil on railcars or barges. Such cargos are at risk of being damaged or lost because of events such as derailment, marine disaster, inclement weather, mechanical failures, grounding or collision, fire, explosion, environmental accidents, piracy, terrorism and political instability. Such occurrences could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenues, termination of contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates and damage to its or our reputation and customer relationships generally. Any of these circumstances or events could increase Bridger Logistics' costs or lower its revenues.

The minimum volume commitment under Bridger Logistics' Monroe Energy agreement depends on Monroe Energy's maintaining a specified minimum volume.

It is likely that Bridger Logistics' largest revenue-generating contract will be its contract with Monroe Energy pursuant to which it transports crude oil via rail and barge from the Bakken region to Monroe Energy's refinery in Trainer, Pennsylvania. That agreement contains a minimum volume commitment and payment obligation from Monroe Energy of 65 MBbls per day. However, that commitment would be suspended in the case of force majeure, and also would be suspended for any month in which Bridger Logistics delivers less than an average of 35 MBbls per day for such month to Monroe Energy. If Monroe Energy's demand for crude oil drops below that threshold for a material length of time, whether because of a force majeure event or otherwise, that would adversely affect Bridger Logistics' cash flows.

The trucking industry and the market for the transportation of crude oil are extremely competitive.

The most significant competitive factor that impacts demand for Bridger Logistics' fleet of crude oil transportation trucks is rates, and Bridger Logistics may be forced to lower our rates based on the pricing decisions of its competitors, which would reduce its profitability. In addition to other companies with trucking businesses, Bridger Logistics also competes with pipelines and railroads to transport crude oil. An increase in pipeline and rail infrastructure could adversely affect Bridger Logistics' market share and profitability. Competition from non-trucking modes of transportation would likely increase if state or federal fuel taxes were to increase without a corresponding increase in taxes imposed upon other modes of transportation.

Increased trucking and rail regulations may increase Bridger Logistics' costs or make it more difficult for it to attract or retain qualified drivers, which could negatively affect its results of operations.

In connection with the trucking services Bridger Logistics provides, it operates as a motor carrier and, therefore, is subject to regulation by the Department of Transportation (the "DOT"), and by various state agencies. These regulatory authorities exercise broad powers, governing activities such as the authorization to engage in motor carrier operations and regulatory safety. The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing truckload services. These possible changes include increasingly stringent environmental regulations, changes in the regulations that govern the amount of time a driver may drive in any specific period, onboard black box recorder devices or limits on vehicle weight and size.

Similarly, Bridger Logistics' rail transportation operations are subject to regulation by the DOT and other agencies. Recent derailments of trains carrying crude oil have brought increased attention by regulators to the transport of flammable materials by rail. In May 2015, the DOT issued final rules for oil-by-rail transportation requiring that certain older tank cars be phased out of operation and that new tank cars comply with certain design requirements. All tank cars built after October 1, 2015 must meet these new standards. DOT-111 tank cars must be retrofitted or replaced within three years and CPC-1232 tank cars without insulating jackets must be retrofitted or replaced within five years. Bridger Logistics estimates that it will cost approximately $30 million to bring its tank cars into compliance with the new standards. Failure to meet these compliance deadlines or other requirements could result in fines or other penalties, and could affect Bridger Logistics' costs or operations.

Compliance with environmental, health and safety laws and regulations could result in costs or liabilities.

Bridger Logistics' crude oil logistics operations are subject to stringent federal, state and local laws and regulations relating to the discharge of materials into the environment or otherwise relating to protection of the environment or human health and safety. Compliance with current and future environmental laws and regulations may increase its overall cost of business, including its capital costs to construct, maintain and upgrade equipment and facilities. Failure to comply with these laws and regulations may result in the assessment of significant administrative, civil and criminal penalties, the imposition of investigatory and remedial liabilities, and even the issuance of injunctions that may restrict or prohibit some or all of its operations. Furthermore, environmental laws and regulations are subject to change, resulting in potentially more stringent requirements, and we cannot provide any assurance that the cost of compliance with current and future laws and regulations will not have a material effect on the results of operations or earnings associated with the Bridger Logistics business.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $               million, or $               million in net proceeds if the underwriters exercise their option to purchase additional common units from us in full, in each case including our general partner's proportionate capital contribution and after deducting underwriting discounts but before estimated offering expenses.

We intend to use the net proceeds we receive from this offering, including any net proceeds from the underwriters' exercise of their option to purchase additional common units from us, to fund a portion of the cash portion of the consideration for the Bridger Logistics Acquisition. Prior to closing the Bridger Logistics Acquisition, we may use the net proceeds from this offering to make short-term liquid investments at our discretion. If the Bridger Logistics Acquisition is not completed, we intend to use the net proceeds from this offering for working capital and other general partnership purposes.

The completion of this offering is not contingent upon the completion of the Bridger Logistics Acquisition and the completion of the Bridger Logistics Acquisition is not contingent upon the successful completion of this offering or the concurrent offering of senior notes.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of January 31, 2015:

(1)    on a historical basis;

(2)    on an as adjusted basis to give effect to the sale and issuance of 6,325,000 common units pursuant to this offering at an assumed public offering price of $24.71 per common unit, which was the closing price of our common units on the NYSE on May 29, 2015, after deducting underwriting discounts, and the contribution by our general partner to maintain its approximately 1% general partner interest in us; and

(3)    on a pro forma basis to give effect to (a) the sale and issuance of 6,325,000 common units pursuant to this offering at an assumed public offering price of $24.71 per common unit, which was the closing price of our common units on the NYSE on May 29, 2015, after deducting underwriting discounts, and the contribution by our general partner to maintain its approximately 1% general partner interest in us, (b) the sale and issuance of $400,000,000 aggregate principal amount of senior notes pursuant to the concurrent senior notes offering and (c) the closing of the Bridger Logistics Acquisition, including the issuance of 11,200,000 common units to sellers at an assumed price of $24.71 per common unit, which was the closing price of our common units on the NYSE on May 29, 2015, for the common units portion of the consideration, and the contribution by our general partner to maintain its approximately 1% general partner interest in us.

The as adjusted and pro forma data in the following table assumes the transactions referred to above had been completed on January 31, 2015 on the terms and in accordance with the assumptions set forth under "Unaudited pro forma condensed combined financial data" elsewhere in this prospectus supplement. You should read this table together with our historical financial statements and related notes incorporated by reference into this prospectus supplement. In addition, investors should not place undue reliance on the as adjusted or pro forma information included below, as this offering is not contingent upon the completion of the concurrent senior notes offering or the closing of the Bridger Logistics Acquisition reflected in the adjustments below.

	As of January 31, 2015
(In thousands)	Historical	As adjusted	Pro forma

Cash and cash equivalents	$12,356	$163,911	$21,030
Debt:
Secured credit facility(1)	239,200	239,200	271,700
8.625% senior notes due 2020	182,000	182,000	182,000
6.500% senior notes due 2021	500,000	500,000	500,000
6.750% senior notes due 2022	475,000	475,000	475,000
senior notes(2)	—	—	400,000
Other Debt(3)	18,357	18,357	18,357
Total Debt	1,414,557	1,414,557	1,847,057
Partners' capital (deficit):
Common unitholders(4)	(22,412)	127,627	390,828
General partner unitholder	(60,295)	(58,779)	(56,121)
Accumulated other comprehensive loss	(45,883)	(45,883)	(45,883)

Total Ferrellgas Partners, L.P. partners' capital (deficit)	(128,590)	22,965	288,824
Total capitalization	$1,285,967	$1,437,522	$2,135,881

(1)    At January 31, 2015, $239.2 million in borrowings and $68.1 million in letters of credit were outstanding under the operating partnership's secured credit facility, including $67.4 million in borrowings classified as short-term debt because it was used to fund working capital needs that management intended to pay down within the 12-month period following the balance sheet date. The operating partnership has total commitments of $600.0 million under its secured credit facility, with available but unused commitments of $292.7 million as of January 31, 2015. As of May 28, 2015, $191.5 million in borrowings and $61.2 million in letters of credit were outstanding under the operating partnership's secured credit facility, with available but unused commitments of $347.3 million.

(2)    Principal amount, excluding any offering discount.

(3)    Balance is comprised of seller financed notes, discounts and premiums on debt issuances and fair value adjustments related to interest rate swaps, and does not include $175.0 million of notes payable in connection with the trade accounts receivable securitization.

(4)   Assumes no exercise of underwriters' option to purchase additional common units from us.

Price range of common units and cash distributions

As of May 26, 2015, we had 82,717,620 common units outstanding, held by approximately 615 holders of record, including common units held in street name. Our common units are traded on the NYSE under the symbol "FGP." The following table sets forth, for the periods indicated, the high and low sales prices for the common units, as reported on the NYSE Composite Transaction Tape, and quarterly declared cash distributions on our common units. The last reported sale price of our common units on the NYSE on May 29, 2015 was $24.71 per common unit.

The "Cash Distributions" column represents cash distributions attributable to, and declared for, the applicable quarter and declared and paid within 45 days after the end of such quarter.

	Price range per common unit
			Cash distributions
	High	Low

Fiscal 2013
First quarter	21.76	17.81	0.50
Second quarter	19.60	15.52	0.50
Third quarter	21.20	18.53	0.50
Fourth quarter	22.97	19.40	0.50
Fiscal 2014
First quarter	23.42	21.70	0.50
Second quarter	25.27	22.75	0.50
Third quarter	25.63	21.84	0.50
Fourth quarter	28.25	24.79	0.50
Fiscal 2015
First quarter	28.70	24.50	0.50
Second quarter	28.50	21.86	0.50
Third quarter(1)	25.58	22.01	0.50
Fourth quarter (through May 29, 2015)(2)	24.90	24.01	—

(1)    The board of directors of our general partner has declared a cash distribution of $0.50 per common unit for the quarter ended April 30, 2015 payable on June 12, 2015 to common unitholders of record as of June 5, 2015.

(2)    Distributions with respect to the fourth quarter of fiscal year 2015 have not been declared or paid.

We expect to increase our quarterly cash distribution rate by $0.0125 per common unit after the Bridger Logistics Acquisition closes.

Our transfer agent and registrar for our common units is Computershare Trust Company, N.A. You may contact our transfer agent and registrar at the following address:

  Computershare Trust Company, N.A.
  Attn: Shareholder Services
  P.O. Box 43081
  Providence, Rhode Island 02940-3010
  Telephone: (800) 730-6001

Unaudited pro forma condensed combined financial data

Ferrellgas Partners, L.P.
Pro forma financial information
(Unaudited)

The following Unaudited Pro Forma Combined Condensed Financial Statements ("pro forma financial statements") give effect to the proposed acquisition by Ferrellgas Partners, L.P. ("Ferrellgas" or the "Company") of Bridger Logistics ("Bridger") and the related financings reflected in this preliminary prospectus among other adjustments. For purposes of preparing this information, the financings are assumed to be comprised of an equity issuance to the seller of approximately $275 million, assumed net proceeds of a public offering of common units of $150 million, a combined capital contribution from the general partner of $8.7 million, new indebtedness of approximately $400 million and a revolving credit facility borrowing of approximately $32.5 million. The pro forma financial statements of Ferrellgas Partners, L.P. and its consolidated subsidiary Ferrellgas, L.P. ("the operating partnership") have been prepared for illustrative purposes only. The pro forma information is not necessarily indicative of what the combined company's consolidated financial position or results of operations actually would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined condensed financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments are based on the information available at the time of the preparation of these pro forma financial statements.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates. The estimates and assumptions are subject to change at the effective time of the Bridger Logistics Acquisition. The final determination of the allocation of the purchase price will be based on the actual tangible assets and liabilities, and intangible assets of Bridger as of the effective time of the Bridger Logistics Acquisition. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary unaudited adjustments presented herein. Transaction-related costs may also differ at the effective time of the Bridger Logistics Acquisitions.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Ferrellgas. Upon completion of the Bridger Logistics Acquisition, or as more information becomes available, Ferrellgas will perform a more detailed review of Bridger's accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements.

The historical financial information of Ferrellgas and Bridger set forth below has been derived from (and should be read in connection with):

•
the condensed consolidated balance sheet of Ferrellgas as of January 31, 2015 (unaudited) included in Ferrellgas' Form 10-Q for the quarterly period then ended and the audited consolidated statement of earnings for the year ended July 31, 2014 included in Ferrellgas' Form 10-K for the fiscal year then ended;

•
the condensed consolidated statement of earnings of Ferrellgas for the six months ended January 31, 2015 (unaudited) included in Ferrellgas' Form 10-Q for the quarterly period ended January 31, 2015; and

•
the audited balance sheet of Bridger as of December 31, 2014 and the statements of operations for Bridger included in Ferrellgas' Form 8-K filed on June 1, 2015.

Ferrellgas' acquisition of Bridger ("Bridger acquisition") will be accounted for in accordance with the acquisition method of accounting and the regulations of the Securities and Exchange Commission. The Unaudited Pro Forma Combined Condensed Statements of Earnings ("pro forma statements of earnings") for the year ended July 31, 2014 and six months ended January 31, 2015 give effect to the Bridger acquisition as if it were completed on August 1, 2013. The Unaudited Pro Forma Combined Condensed Balance Sheets ("pro forma balance sheets") as of January 31, 2015 give effect to the Bridger acquisition as if it were completed on that date. These unaudited pro forma financial statements should be read in conjunction with the accompanying notes.

Ferrellgas' fiscal year ends on July 31 whereas Bridger's fiscal year ends on December 31. Due to this difference in fiscal year end dates, the unaudited pro forma combined condensed statement of earnings for the year-ended July 31, 2014 will include Ferrellgas' year ended July 31, 2014 and Bridger's twelve months ended June 30, 2014. To calculate the Bridger twelve months ended June 30, 2014, the results of Bridger for the six months ended December 31, 2013 were determined using the results of the twelve months ended December 31, 2013 less the results of the six months ended June 30, 2013 and adding the results for the six months ended June 30, 2014 for inclusion in the unaudited pro forma combined condensed statement of earnings for the fiscal year ended July 31, 2014. The pro forma statement of earnings for the six months ended January 31, 2015 will include Ferrellgas' six months ended January 31, 2015 and Bridger's six months ended December 31, 2014. To calculate the Bridger six months ended December 31, 2014, the results of Bridger for the six months ended December 31, 2014 were determined using the results from the twelve months ended December 31, 2014 less the results from the six months ended June 30, 2014 to be included in the pro forma statement of earnings for the six months ended January 31, 2015.

The historical consolidated financial information has been adjusted in the pro forma combined condensed financial statements to give effect to pro forma events that are:

•
directly attributable to the Bridger acquisition;

•
factually supportable; and

•
with respect to the pro forma statements of earnings, expected to have a continuing impact on the combined results of Ferrellgas and Bridger.

The unaudited pro forma combined condensed financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or restructuring that could result from the Bridger acquisition.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the unaudited pro forma combined condensed financial statements. Since the unaudited pro forma combined condensed financial statements have been prepared in advance of the close of the Bridger Acquisition, the final amounts recorded upon closing may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed and additional information available at the time of closing.

Ferrellgas' management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the Bridger acquisition and that the pro forma adjustments give appropriate effect to those assumptions that are applied in the pro forma financial statements. Certain amounts in Bridger's historical balance sheets and statements of income have been reclassified to conform to Ferrellgas' presentation in these unaudited pro forma combined condensed financial statements.

Ferrellgas Partners, L.P. and Bridger
Unaudited pro forma combined condensed balance sheet
as of January 31, 2015

(In thousands, except unit data)	Ferrellgas Partners, L.P.	Bridger Logistics L.L.C.(1)	Pro forma adjustments relating to Bridger Acquisition	Note 4	Pro forma adjustments relating to financing and equity offering	Note 4	Pro forma combined

Assets
Current assets:
Cash and cash equivalents	$12,356	$7,957	$(582,457)	(G)	$583,174	(I)	$21,030
Accounts and notes receivable, net	273,645	51,287					324,932
Inventories	132,273	0					132,273
Prepaid expenses and other current assets	66,615	20,528					87,143

Current assets	484,889	79,772	(582,457)		583,174		565,378
Property, plant and equipment	611,008	318,995		(M)			930,003
Goodwill	285,617	0	257,867	(F)			543,484
Intangible assets	308,132	6,488	251,142	(N)			565,762
Other assets, net	57,391	1,928			8,000	(K)	67,319

Total assets	$1,747,037	$407,183	$(73,448)		$591,174		$2,671,946

Liabilities and partners' capital
Current liabilities:
Accounts payable	$101,191	$52,515					$153,706
Other current liabilities	143,964	14,202					158,166
Current portion of long-term debt	3,663	65,920	(65,920)	(L)			3,663
Collateralized note payable	175,000	0					175,000
Short-term borrowings	67,431	0					67,431

Current liabilities	491,249	132,637	(65,920)		—		557,966
Long-term debt	1,343,463	217,810	(217,810)	(L)	432,500	(K)	1,775,963
Other liabilities	40,360	4,018	—		—		44,378
Contingencies and commitments	—	—	—		—

Members' equity	—	52,718	(52,718)	(J)			—
Partners' capital:
Common unitholders	(22,412)	—	263,240	(G)	150,000	(H)	390,828
General partner unitholder	(60,295)	—	(119)	(G)	4,293	(H)	(56,121)
Accumulated other comprehensive loss	(45,883)	—			—		(45,883)

Total Ferrellgas Partners L.P. partners' capital	(128,590)	—	263,121		154,293		288,824
Noncontrolling interest	555		(121)		4,381	(H)	4,815

Total partners' capital	(128,035)	—	263,000	(G)	158,674	(H)	293,639

Total liabilities and partners' capital	$1,747,037	$407,183	$(73,448)		$591,174		$2,671,946

(1)    Bridger Logistics, LLC amounts are as of December 31, 2014

See accompanying notes to unaudited pro forma combined financial statements.

Ferrellgas Partners, L.P. and Bridger
Unaudited pro forma combined condensed statement of earnings for the six months ended January 31, 2015

(In thousands, except unit data)	Ferrellgas Partners, L.P.	Bridger Logistics L.L.C.(1)	Acquisition pro forma adjustments	Note 4	Financing pro forma adjustments	Note 4	Pro forma combined

Revenues:
Propane and other gas liquids sales	$955,228						$955,228
Other	154,100	170,512					324,612

Total revenues	1,109,328	170,512	—		—		1,279,840
Costs and expenses:
Cost of product sold—propane and other gas liquids sales	595,506						595,506
Cost of product sold—other	94,150	110,044					204,194
Operating expense	213,642	16,180					229,822
Depreciation and amortization expense	47,252	11,665	17,503	(C)			76,420
General and administrative expense	34,267	5,965					40,232
Equipment lease expense	11,327						11,327
Non-cash employee stock ownership plan compensation charge	8,162						8,162
Loss on disposal of assets	2,375						2,375

Operating income	102,647	26,658	(17,503)		—		111,802
Interest expense	(48,287)	(5,593)	5,593	(B)	(14,069)	(A)	(62,356)
Other income (expense), net	(627)	(86)					(713)

Earnings before income taxes	53,733	20,979	(11,910)		(14,069)		48,733
Income tax expense (benefit)	531	(162)					369

Net earnings	$53,202	$21,141	$(11,910)		$(14,069)		$48,364
Net earnings attributable to noncontrolling interest	619		93	(D)	(142)	(D)	570

Net earnings attributable to Ferrellgas Partners, L.P.	52,583	21,141	(12,003)		(13,927)		47,794
Less: General partner's interest in net earnings	526		91	(D)	(141)	(D)	477

Common unitholders' interest in net earnings	$52,057	$21,141	$(12,095)		$(13,786)		$47,317

Basic and diluted net earnings per common unitholders' interest	$0.63					(E)	$0.47

(1)    Bridger Logistics, LLC amounts are for the six month period ended December 31, 2014

See accompanying notes to unaudited pro forma combined financial statements.

Ferrellgas Partners, L.P. and Bridger
Unaudited pro forma combined condensed statement of earnings for the twelve months ended July 31, 2014

(In thousands, except unit data)	Ferrellgas Partners, L.P.	Bridger Logistics L.L.C.(1)	Acquisition pro forma adjustments	Note 4	Financing pro forma adjustments	Note 4	Pro forma combined

Revenues:
Propane and other gas liquids sales	$2,147,343	$—					$2,147,343
Other	258,517	177,820					436,337

Total revenues	2,405,860	177,820	—		—		2,583,680
Costs and expenses:
Cost of product sold—propane and other gas liquids sales	1,456,388						1,456,388
Cost of product sold—other	158,152	116,501					274,653
Operating expense	451,528	14,808					466,336
Depreciation and amortization expense	84,202	13,791	35,005	(Q)			132,998
General and administrative expense	65,156	7,005					72,161
Equipment lease expense	17,745						17,745
Non-cash employee stock ownership plan compensation charge	21,789						21,789
Loss on disposal of assets	6,486						6,486

Operating income	144,414	25,715	(35,005)		—		135,124
Interest expense	(86,502)	(5,180)	5,180	(P)	(28,138)	(O)	(114,640)
Loss on extinguishment of debt	(21,202)	—					(21,202)
Other income (expense), net	(479)	47					(432)

Earnings before income taxes	36,231	20,582	(29,825)		(28,138)		(1,150)
Income tax expense	2,516	530					3,046

Net earnings	$33,715	$20,052	$(29,825)		$(28,138)		$(4,196)
Net earnings attributable to noncontrolling interest	504		(99)	(R)	(284)	(R)	121

Net earnings attributable to Ferrellgas Partners, L.P.	33,211	20,052	(29,726)		(27,854)		(4,317)
Less: General partner's interest in net earnings	332		(297)	(R)	(279)	(R)	(244)

Common unitholders' interest in net earnings	$32,879	$20,052	$(29,429)		$(27,575)		$(4,073)

Basic and diluted net earnings per common unitholders' interest	$0.41						$(0.04)	(S)

(1)    Bridger Logistics, LLC amounts are for the fiscal year ended June 30, 2014

See accompanying notes to unaudited pro forma combined financial statements.

Notes to the unaudited pro forma combined condensed financial statements

1.     Basis of pro forma presentation

The unaudited pro forma combined condensed financial information was prepared using the purchase method of accounting and was based on the historical consolidated financial statements of Ferrellgas Partners, L.P. and Bridger Logistics ("Bridger") after giving effect to Ferrellgas' contemplated Acquisition of Bridger and related financing arrangements. All pro forma statements use Ferrellgas' period end date.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based on preliminary estimates of the fair value of assets acquired and liabilities assumed. Ferrellgas expects the purchase price allocation to be completed upon the finalization of the related valuations. The final valuations may be materially different from the preliminary valuations. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the Acquisition is completed and after completion of a final analysis to determine the fair values of the tangible assets, identifiable intangible assets, and liabilities as of the date the Acquisition is complete. Accordingly, the final purchase accounting adjustments may be materially different from the pro forma adjustments presented in the unaudited pro forma condensed combined financial statements. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. This may impact the unaudited pro forma condensed combined statements of operations due to an increase or decrease in the amount of amortization or depreciation of the adjusted assets.

The acquisition method of accounting is based on Accounting Standards Codification, ASC, Topic 805, "Business Combinations," and uses the fair value concepts defined in ASC Subtopic 820-10, "Fair Value Measurement." ASC Topic 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the Acquisition date.

ASC Subtopic 820-10 defines the term "fair value" and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC Subtopic 820-10 as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Ferrellgas may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Ferrellgas' intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Acquisition, at their respective fair values and consolidated with those of Ferrellgas. Financial statements and reported results of operations of Ferrellgas issued after completion of the Acquisition will reflect these values. Periods prior to completion of the Acquisition will not be retroactively restated to reflect the historical financial position or results of operations of Bridger.

Under ASC Subtopic 805-10, transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total transaction costs expected to be incurred by Ferrellgas are estimated to be $20 million.

2.     Description of the transaction

On May 29, 2015, Ferrellgas entered into a purchase and sale agreement with the sole member ("seller") of Bridger pursuant to which it will acquire all of the outstanding membership interests in Bridger and its subsidiaries upon the terms and subject to the conditions set forth in the purchase and sale agreement. After the closing of the Bridger Logistics Acquisition, Bridger Logistics will be the operating partnership's wholly owned subsidiary. The consideration for the Bridger Logistics Acquisition is comprised of $562.5 million in cash, subject to certain post-closing adjustments for working capital, indebtedness, and transaction expenses, and 11.2 million common units of Ferrellgas Partners. As detailed in the purchase and sale agreement, the purchase price will be adjusted based upon Bridger's net assets on the date immediately prior to the closing date. This purchase price adjustment is to be determined and agreed to after closing, subject to a review period. Accordingly, no purchase price adjustment has been reflected in these pro forma financial statements.

The purchase and sale agreement contains customary representations and warranties, covenants and agreements. The purchase and sale agreement also contains customary termination rights for both parties. The Bridger Logistics Acquisition is expected to close in July 2015, subject to satisfaction or waiver of customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Company's obligation to close the Bridger Logistics Acquisition is not subject to any condition related to the availability of financing.

3.     Financing of the transaction

These unaudited pro forma combined condensed financial statements reflect Ferrellgas' acquisition of Bridger through a combination of the cash proceeds from the issuance of approximately $400 million of senior notes, net cash proceeds of approximately $150 million from the issuance of common units of Ferrellgas Partners, L.P. ("equity offering"), the issuance of 11.2 million common units of Ferrellgas Partners directly to the seller, a combined capital contribution from the general partner of $8.7 million, in addition to approximately $32.5 million in borrowings from our secured credit facility. All associated fees related to the acquisition of Bridger and the issuance of long term debt and equity have been reflected in the pro forma financial statements.

4.    Adjustments to unaudited pro forma combined condensed financial statements

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are:

•
directly attributable to the Bridger acquisition (inclusive of the issuance of $275.0 million of Ferrellgas Partners, L.P. common units directly to the seller);

•
factually supportable; and

•
with respect to the statements of income, expected to have a continuing impact on the combined results of Ferrellgas and Bridger.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or restructuring that could result from the Bridger acquisition. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the pro forma financial statements when the Bridger acquisition is completed.

The pro forma adjustments included in the unaudited pro forma combined condensed financial statements are as follows:

Unaudited pro forma combined condensed statement of earnings for the six months ended January 31, 2015

(A)   Reflects an increase in interest expense related to the issuance of $400.0 million of debt financing, inclusive of all fees and an increase in interest expense related to the additional borrowing of $32.5 million from our secured credit facility at an estimated interest rate of 3.5% and the amortization of debt issuance costs. A 1/8% change in the interest rate would result in an increase or decrease in interest expense of $0.3 million for the six-month period.

(B)   Reflects the elimination of Bridger interest expense related to the removal of Bridger debt, which Ferrellgas will not assume.

(C)   Reflects the elimination of Bridger amortization expense related to the removal of Bridger intangible assets, replaced with the amortization expense related to acquired intangible assets.

Elimination of Bridger amortization expense for intangible assets	$(314)
Amortization expense related to acquired intangible assets	17,817

Net change to amortization expense	$17,503

(D)   Reflects the impact of the pro forma adjustments on the noncontrolling interest at a rate of 1.0101% and on the general partner interest at a rate of 1.0%.

(E)   Reflects the earnings per unit subsequent to the pro forma adjustments and the issuance of 17.5 million common units and the general partner's proportionate interest in respect of its capital contribution.

Pro forma common unitholders' interest in net earnings	$47,317
Weighted average common units post transaction	99,973.3

Pro forma basic and diluted net earnings per common unitholders' interest	$0.47

Unaudited pro forma combined condensed balance sheet as of January 31, 2015

(F)    Reflects the estimated purchase price in excess of fair value.

Purchase price	$837,500
Lees: step-up in basis for Intangible Assets acquired (see note (N))	(251,142)
Less: book value of Bridger net assets	(52,718)

Excess consideration transferred over net book value of assets acquired	$533,640
Adjustments related to:
Pro forma adjustment for cash retained by sellers (see note (G))	7,957
Pro forma adjustment to current portion of long-term debt retained by sellers	(65,920)
Pro forma adjustment to long-term debt retained by sellers	(217,810)

Adjustments to Pro forma goodwill	$257,867

(G)   Reflects the net change to cash if the acquisition had occurred on January 31, 2015.

Purchase price	$(837,500)
Less common units issued directly to sellers	275,000
Acquisition transaction expenses	(12,000)
Cash retained by sellers	(7,957)

Net cash used	$(582,457)

(H)   Reflects the issuance of common units and the related combined general partner match of approximately $158.7 million based on the May 29, 2015 closing price of $24.71 per unit and general partner matching contribution. A $1.00 per common unit increase (decrease) in the assumed offering price of $24.71 per common unit would increase (decrease) the net proceeds to the Company by $6.5 million. The proceeds will be utilized to pay for the Bridger acquisition.

Assumed equity proceeds—public offering (net of assumed offering expenses)	$150,000
Assumed equity proceeds—general partner matching contribution	4,293
Assumed equity proceeds—noncontrolling interest matching contribution	4,381

Total equity issued	$158,674

(I)    Reflects the use of proceeds from the debt and equity financing. Total estimated $14.0 million fees expected.

Assumed equity proceeds—public offering (see note (H))	$150,000
Assumed equity proceeds—general partner matching contribution	4,293
Assumed equity proceeds—noncontrolling interest matching contribution	4,381
Assumed debt proceeds (net of assumed offering expenses)—(see note (K))	424,500

Net cash used	$583,174

(J)    Reflects the elimination of Bridger stockholder's equity accounts of $52.7 million.

(K)   Reflects the assumed issuance of debt financing of $400.0 million of senior notes and $32.5 million from the secured credit facility. Capitalized debt issuance costs are included in Other Assets. A $1.00 per common unit increase (decrease) in the assumed offering price of $24.71 per common unit would increase

(decrease) the net proceeds to the Company by $6.5 million, which, in the case of an decrease, would be funded with cash on hand or borrowings under the secured credit facility and, in the case of an increase, would reduce the amount borrowed under the secured credit facility.

(L)    Reflects the removal of Bridger debt, which Ferrellgas did not assume.

(M)   Considering the age, condition and nature of the fixed assets, we have preliminarily determined that the fair value approximates the net book value and, therefore, we have included no change in basis for fixed assets.

(N)   Reflects pro forma adjustment to record intangible assets at estimated fair value as follows:

Allocation of purchase price to customer relationships and noncompete agreements	$247,428
Allocation of purchase price to non-amortizable trademarks and tradenames	10,202
Eliminate historical cost of Bridger intangible assets relationships	(6,488)

$251,142

Customer relationships are expected to be amortized on a straight line basis over a period of 7 years and noncompete agreements are to be amortized on a straight line basis over a period of 5 years.

Unaudited pro forma combined condensed statement of earnings for the fiscal year ended July 31, 2014

(O)   Reflects an increase in interest expense related to the issuance of $400.0 million of debt financing, inclusive of all fees based on the terms of the commitment letter and an increase in interest expense related to the additional borrowing of $32.5 million from our secured credit facility at an estimated interest rate of 3.5% and the amortization of debt issuance costs. A 1/8% change in the interest rate would result in an increase or decrease in interest expense of $0.5 million for the twelve-month period.

(P)   Reflects the elimination of Bridger interest expense related to the removal of Bridger debt, which Ferrellgas will not assume.

(Q)   Reflects the elimination of Bridger amortization expense related to the removal of Bridger intangible assets, which will be replaced with acquired intangible assets.

Elimination of Bridger amortization expense for intangible assets	$(628)
Amortization expense related to acquired intangible assets	35,633

Net change to amortization expense	$35,005

(R)   Reflects the impact of the pro forma adjustments on the noncontrolling interest at a rate of 1.0101% and on the general partner interest at a rate of 1.0%.

(S)    Reflects the earnings per unit subsequent to the pro forma adjustments and the issuance of 17.5 million common units.

Pro forma common unitholders' interest in net earnings	$(4,073)
Weighted average common units post transaction	97,176.1

Pro forma basic and diluted net earnings per common unitholders' interest	$(0.04)

Bridger Logistics' selected historical financial data

The selected historical financial data for Bridger Logistics were derived from Bridger Logistics' historical financial statements and the related notes included elsewhere in this prospectus supplement. The selected historical financial data do not purport to project Bridger Logistics' results of operations or financial position for any future period or as of any date and are not necessarily indicative of financial results to be achieved in future periods. You should read the selected financial data below together with "Bridger Logistics' management's discussion and analysis of financial condition and results of operations" and Bridger Logistics' historical consolidated financial statements and related notes included elsewhere in this prospectus supplement.

Bridger Logistics' historical consolidated financial data as of and for the fiscal years ended December 31, 2014, 2013 and 2012 have been audited. Bridger Logistics' historical consolidated financial statements as of and for the three months ended March 31, 2015 and 2014 are unaudited. Bridger Logistics believes that all material adjustments that consist only of normal recurring adjustments necessary for the fair presentation of its interim results have been included. Results of operations for any interim period are not necessarily indicative of the results of operations for Bridger Logistics' entire fiscal year.

	Bridger Logistics, LLC
	Three months ended March 31,		Year ended December 31,
($ in thousands)	2015	2014	2014	2013	2012

Income Statement Data:
Revenues	$82,227	$42,947	$274,050	$134,534	$161,727
Interest expense	(3,733)	(1,286)	(9,046)	(2,933)	(1,299)
Net income	5,118	6,547	17,804	19,708	15,411
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	15,702	6,042	38,388	25,470	15,916
Investing activities	(14,510)	(65,323)	(243,411)	(63,627)	(38,396)
Financing activities	(2,131)	59,404	209,637	35,949	26,446
Balance Sheet Data (at end of period):
Working capital (deficit)(1)	$(61,194)		$(52,865)	$(12,277)	$(7,873)
Cash	7,019		7,957	3,343	5,551
Total assets	408,469		407,183	134,843	74,002
Long-term debt	214,025		217,810	59,130	30,343
Members' equity	57,835		52,718	34,914	15,206
Supplemental data (unaudited):
EBITDA(2)	$16,310	$12,243	$62,693	$32,479	$21,600
Adjusted EBITDA(2)	$16,404	$12,337	$63,068	$32,667	$21,600

(1)    Working capital is current assets less current liabilities.

(2)    Bridger Logistics defines EBITDA as net income (loss) before deducting income tax expense, interest expense, depreciation and amortization expense, gain/loss on disposal of assets and loss from discontinued operations. Bridger Logistics calculates Adjusted EBITDA as EBITDA plus management fees. Bridger Logistics' management believes that excluding these items from GAAP results allows them to better understand its consolidated financial performance from period to period, as management does not believe that the excluded items are reflective of its underlying operating performance. Bridger Logistics' management uses Adjusted EBITDA to evaluate operating performance, communicate financial results to the Board of Managers, benchmark results against historical performance, and evaluate investment opportunities, and believes that the presentation of Adjusted EBITDA provides investors greater transparency and insight into management's method of analysis. Adjusted EBITDA should not be considered as a substitute for, or superior to, financial measures that are computed in accordance with GAAP, and is meant to supplement, and to be viewed in conjunction with, such GAAP financial measures. Bridger Logistics' method of calculating Adjusted EBITDA may not be consistent with that of other companies.

	Three months ended March 31,		Year ended December 31,
($ in thousands)	2015	2014	2014	2013	2012

Net Income	$5,118	$6,547	$17,804	$19,708	$15,411
Income tax expense	15	25	21	71	—
Interest expense	3,733	1,286	9,046	2,933	1,299
Depreciation and amortization expense	7,124	3,885	19,445	10,477	4,215
Gain/loss on disposal of assets	320	155	(139)	252	4
Loss from discontinued operations	—	345	16,516	(962)	671
EBITDA	$16,310	$12,243	$62,693	$32,479	$21,600
Management fees	94	94	375	188	—
Adjusted EBITDA	$16,404	$12,337	$63,068	$32,667	$21,600

Bridger Logistics' management's discussion and analysis of financial condition and results of operations

Our management's discussion and analysis of financial condition and results of operations relates to Bridger Logistics, LLC and its subsidiaries (together, we, us, our, Bridger or the Company). You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes included elsewhere in this prospectus supplement.

Forward-looking statements

Statements included in this section include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. These statements often use words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or comparable terminology. These statements often discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future and are based upon the beliefs and assumptions of our management and on the information currently available to them. In particular, statements, express or implied, concerning our future operating results, our ability to generate sales, income or cash flow, and the sufficiency of our cash flow and debt issuances, among others, are forward-looking statements.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to known and unknown risks, uncertainties and other important factors that could cause our actual results to differ materially from any future results expressed in or implied by these forward-looking statements including, but not limited to, the following: the general level of demand for and the availability of supply of crude oil; changes in demand for and production of hydrocarbon products; a significant increase in motor fuel costs or other commodity prices; effects of weather conditions, natural disasters, or other significant weather events; availability of local, intrastate and interstate transportation infrastructure, including with respect to our truck and railcar transportation services; hazards or operating risks incidental to the transporting and distributing of crude oil that may not be fully covered by insurance; competition from other transportation and logistics companies; the ability to engage contract drivers or hire employee drivers; the ability to renew contracts with key customers; the loss of one or more significant customers; Monroe Energy's maintenance of a specified minimum crude oil volume commitment under our agreement with Monroe Energy; the ability to maintain or increase the margins we realize for our services; the non-payment or nonperformance by our customers; the availability and cost of capital and our ability to access certain capital sources; a deterioration of the credit and capital markets; fluctuations in interest rates; changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations and the impact of such laws and regulations (now existing or in the future) on our business operations; and the costs and effects of legal and administrative proceedings. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this section.

Any forward-looking statements represent management's estimates as of the date of this prospectus supplement. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this prospectus supplement.

Quarter ended March 31, 2015 compared to quarter ended March 31, 2014

Overview

Bridger is a privately held limited liability company and is primarily engaged in the transportation, storage and terminalling of crude oil. The Company is wholly owned by Bridger, LLC. The consolidated financial statements for Bridger Logistics, LLC include the financial statements of the following subsidiaries: Bridger Transfer Services, LLC, Bridger Leasing, LLC, Bridger Transportation, LLC (formerly Southern Energy Transportation, Inc.), Bridger Rail Shipping, LLC, Bridger Lake, LLC, Double on 8, LLC and Bridger Midstream, LLC.

Bridger generates income from transporting crude oil through its operation of a fleet of trucks and tank trailers and railcars primarily servicing Texas, Louisiana, North Dakota, Pennsylvania, Colorado, New Mexico, Mississippi and Wyoming.

Bridger operates 19 pipeline terminals in North Dakota, Montana, Wyoming, New Mexico, Mississippi, Oklahoma and Texas for the transfer of crude oil into major pipeline systems and has available volume capacity for loading of crude oil at two rail facilities in North Dakota as well as available volume capacity for the unloading of crude oil at three rail facilities located in East Texas, Philadelphia and South Louisiana.

Bridger also derives revenues from leasing trucks and tank trailers for the transportation of crude oil. Bridger owned 617 trucks and 644 tank trailers as of March 31, 2015 and 298 trucks and 328 tank trailers as of March 31, 2014.

In addition, Bridger owns the Bridger Lake pipeline, a 24-mile crude oil pipeline with a storage and terminalling facility in Uinta County, Wyoming. As discussed further in note 3 to our consolidated financial statements, the pipeline has been out of commission since April 2010 due to reconstruction of the pipeline's infrastructure. The pipeline became eligible for operations at the end of 2014. Management is in discussions with several customers regarding potential throughput agreements and expects such agreements to be put in place in 2015.

Bridger also provides pipeline management services through exchanged crude oil barrels under buy/sell agreements.

Bridger recognized its Gulf Coast Rail Business as a discontinued operation at December 31, 2014 and presented results of operations of the Gulf Coast Rail Business as discontinued operations for the quarters ended March 31, 2015 and March 31, 2014 on the consolidated statements of operations. Bridger has no intent to increase terminal and throughput volumes at its Geismar, Louisiana facility and is negotiating with the facility owner to determine a buy-out value for the remaining financial obligation under its contract. Bridger has retrospectively adjusted its prior period consolidated financial statements to comparably classify the amounts related to the operations of the Gulf Coast Rail Business as discontinued operations.

The consolidated financial statements present the consolidated financial position and results of operations, changes in equity, and cash flows of Bridger with all balances and transactions between the entities eliminated. Such amounts reduce revenue and expense items and eliminate transactions representing loaning of funds between the consolidated entities.

The classification of Bridger as a partnership for federal income tax purposes means that we do not generally pay federal income taxes. We do, however, pay taxes related to the transportation of crude oil. We rely on a legal opinion from our counsel, and not a ruling from the Internal Revenue Service (IRS), as to our proper classification for federal income tax purposes. The IRS could treat us as a corporation for tax purposes or changes in federal or state laws could subject us to entity-level taxation, which would substantially reduce the cash available for distribution to our unitholders or to pay interest on the principal of any of our debt securities.

Recent strategic transactions

On April 30, 2014, Bridger Rail Shipping, LLC completed a $200 million secured financing agreement with Element Financial Corporation (Element) to finance the acquisition of 1,300 new railcars from Trinity Industries. As of March 31, 2015, Bridger had taken delivery of 999 railcars. These new railcars replaced existing leased railcars in Bridger's fleet. The Company expects that these owned railcars will reduce railcar lease expenses, as the lease fleet will be reduced by the delivery of owned railcars.

On November 28, 2014, Bridger entered into a Member Interest Purchase Agreement to sell all of the assets of Bridger Midstream, LLC. Bridger has classified the related assets as assets held for sale at March 31, 2015 and December 31, 2014, and the results of operations of these assets as discontinued operations in the consolidated statements of operations as of March 31, 2015 and 2014.

Bridger also recognized its Gulf Coast Rail Business as a discontinued operation at December 31, 2014 and presented results of operations of the Gulf Coast Rail Business as discontinued operations for the quarters ended March 31, 2015 and March 31, 2014 on the consolidated statements of operations.

Known trends and uncertainties

Maintaining and growing a pool of qualified independent contractor truck drivers is critical to the success of our operations. We have from time to time experienced challenges in attracting and retaining sufficient numbers of qualified drivers. Regulatory requirements, including the FMCSA's CSA initiative, could require us to pay more to attract and retain drivers. If we are unable to continue to attract and retain a sufficient number of qualified drivers, we could have difficulty meeting customer demands, any of which could materially and adversely affect our growth and profitability.

Bridger is dependent upon intermediaries, including crude oil producers, gatherers, terminal operators, railroads, and barge operators, to transport Bakken crude oil from North Dakota to Philadelphia. The crude oil that Bridger transports will pass from the wellhead through a gathering system and crude loading terminal, and then loaded onto railcars and transported by railroad to a crude unloading terminal and transferred to a barge for transport to the dock of our customer's refinery. Any disruption to or reduction of capacities of this supply chain due to accidents, weather interruptions, governmental regulation, terrorism, depletion of oil reserves, congestion on rail lines or other causes could result in reduced volumes of crude oil moved through our assets. Any significant reduction in volumes would materially adversely affect our financial condition, results of operations, cash flow and ability to make distributions to our unit holders.

Changing operating practices as well as new regulations on tank car standards and shipper classifications could increase time required to move crude oil from Bakken oil fields to our customer's refinery dock in Philadelphia, increase the cost of rail transportation and decrease the efficiency of Bridger's transportation of crude oil by rail, any of which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Overview of net income attributable to Bridger Logistics, LLC

"Net income" attributable to Bridger Logistics, LLC in the first quarter of 2015 was a net income of $5.1 million as compared to $6.5 million in the first quarter of 2014. This decrease was primarily due to

•
a $9.9 million increase in 'Gross profit" due primarily to the increase in crude oil volume transported by our logistics infrastructure offset by the following:

•
a $9.1 million increase in "Total expenses" due primarily to the increase in crude oil volume transported by our logistics infrastructure; and

•
a $2.6 million increase in "Total other expense."

Results of operations

The period to period comparisons of our results of operations have been prepared using historical periods included in our consolidated financial statements. This "Results of Operations" section compares the quarter ended March 31, 2015 with the quarter ended March 31, 2014.

We refer to our financial statement line items in the explanation of our period-to-period changes in our results of operations. Below are general definitions of what those line items include and represent.

•
Revenues.  Revenues consist principally of trucking and third party trucking revenues, leasing income from leasing of trucks and trailers to owner operators and the leasing of owned and leased railcars, rail throughput fees and pipeline terminal throughput and storage fees and pipeline management fees.

•
Cost of sales.  Cost of sales consist principally of trucking and third party trucking revenues, leasing income from leasing of trucks and trailers to owner operators and the leasing of owned and leased railcars, rail throughput fees and pipeline terminal throughput and storage fees and pipeline management fees.

•
Operating expense.  Operating expenses consist principally of costs associated with the actual operating of the trucks, trailers, pipeline terminals, rail facilities, and railcars including salaries and wages, energy and utility costs, routine maintenance, insurance, and environmental compliance costs. Routine maintenance and environmental compliance costs are expensed as incurred.

•
Selling, general and administrative expenses.  Selling, general and administrative expenses consist primarily of direct corporate overhead costs and allocated general and administrative costs.

•
Depreciation and amortization.  Depreciation and amortization on owned property uses the straight line method over the estimated useful lives of the respective assets.

•
Operating income.  Operating income represents revenue less cost of goods sold, operating expense and selling, general and administrative expenses.

•
Other income (expense).  Other income (expense) represents gain or loss on disposal of assets.

•
Interest expense.  Interest expense represents the interest expenses and financing costs associated with the purchase of trucks and trailers, railcars, and pipeline terminal assets. This also includes the amortization of related debt issuance related costs.

•
Income tax expense.  Income tax expense represents the taxes paid on transportation of crude oil.

•
Loss from discontinued operations.  Loss from discontinued operations represents the losses on discontinued operations in the Gulf Coast rail business through the end of the contract period. This also represents the costs related to the decision to sell our interest in Bridger Midstream LLC which is currently held for sale.

•
Adjusted EBITDA.  Adjusted EBITDA, a non-GAAP financial measure, is calculated as net income (loss) before deducting income tax expense, interest expense, depreciation and amortization expense, gain/loss on disposal of assets, loss from discontinued operations, and management fees. Management believes that excluding these items from our GAAP results allows it to better understand our consolidated financial performance from period to period, as management does not believe that the excluded items are reflective of our underlying operating performance. Management uses Adjusted EBITDA to evaluate operating performance, communicate financial results to the Board of Managers, benchmark results against historical performance, and evaluate investment opportunities, and believes that the presentation of Adjusted EBITDA provides investors greater transparency and insight into management's method of analysis. Adjusted EBITDA should not be considered as a substitute for, or superior to, financial measures that are computed in accordance with GAAP, and is meant to supplement, and to be viewed in conjunction with, such GAAP financial measures. Our method of calculating Adjusted EBITDA may not be consistent with that of other companies. Investors are encouraged to review the reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, provided below.

The following table summarizes our results of operations for the quarters ended March 31, 2015 and 2014.

Quarter ended March 31, (amounts in thousands)	2015	2014	Favorable (unfavorable) variance

Revenues	$82,227	$42,947	$39,280	91.5%
Gross profit	$27,394	$17,512	$9,882	56.4%
Income from continuing operations	$5,118	$6,893	$(1,775)	(25.7%	)
Adjusted EBITDA	$16,404	$12,337	$4,067	33.0%
Interest expense	$3,733	$1,286	$2,447	190.3%

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income for the quarters ended March 31, 2015 and 2014, respectively:

(amounts in thousands)	2015	2014

Net income	$5,118	$6,547
Income tax expense	$15	$25
Interest expense	$3,733	$1,286
Depreciation and amortization expense	$7,124	$3,885
Gain/loss on disposal of assets	$320	$155
Loss from discontinued operations	$—	$345

EBITDA	$16,310	$12,243
Management fees	$94	$94

Adjusted EBITDA	$16,404	$12,337

Revenues

Revenues increased $39.3 million in the first quarter of 2015 compared to the first quarter of the prior year. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Gross profit

Gross profit increased $9.9 million in the first quarter compared to the first quarter of the prior year. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Operating income

"Operating income" increased $0.8 million in the first quarter of 2015 compared to the first quarter of the prior year primarily due to a $9.9 million increase in "Gross profit", partially offset by $3.6 million increase in "Operating expense", a $2.3 million increase in "Selling, general and administrative expense" and a $3.2 million increase in "Depreciation and amortization".

"Operating expense" increased $3.6 million in the first quarter of 2015 compared to the first quarter of the prior year primarily due to the increase in crude oil volume transported by our logistics infrastructure. "Selling, general and administrative expense" increased $2.3 million compared to the first quarter of the prior year primarily due to increase in crude oil volume transported by our logistics infrastructure and an increased asset base in railcars and trucks. "Depreciation and amortization" increased $3.2 million compared to the first quarter of the prior year due to the increased asset base.

Interest expense—consolidated

"Interest expense" increased $2.4 million in the first quarter of 2015 compared to the first quarter of the prior year due to additional debt for the acquisition of new railcars, trucks and trailers.

Adjusted EBITDA

Adjusted EBITDA increased $4.1 million in the first quarter of 2015 compared to the first quarter of the prior year primarily due to a $9.9 million increase in "Gross profit", partially offset by a $3.6 million increase in "Operating expense" as discussed above, a $2.3 million increase in "Selling, general and administrative expense" and a $3.2 million increase in "Depreciation and amortization."

Liquidity and capital resources

Our liquidity and capital resources enable us to fund our working capital requirements, debt service payments, acquisitions and capital expenditures. Our primary sources of liquidity are cash flow from operations and proceeds from our debt issuances. Our liquidity and capital resources may be affected by our ability to access the debt markets, by unforeseen demands on cash, or by other events beyond our control.

Operating activities

First quarter 2015 v first quarter 2014

Net cash provided by operating activities was $15.7 million for the first quarter of 2015, compared to net cash provided by operating activities of $6.0 million for the first quarter of 2014. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Net cash provided by operating activities increased due to a $2.0 million increase in net income adjusted for non-cash and non-operating items, a $10.9 million decrease in receivables from affiliates, a $6.8 million decrease in trade accounts receivable and a $5.3 million increase in payables to affiliates. These increases were partially offset by an $8.7 million decrease in trade accounts payable from the timing of purchases and disbursements, a $3.4 million decrease in other accrued and other long-term liabilities, a $1.9 million increase in prepaid expenses and a $1.2 million increase in other current assets.

Investing activities

Capital requirements

Our business requires continual investments to upgrade or enhance existing operations and to ensure compliance with safety and environmental regulations. Capital expenditures for our business consist primarily of growth capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow. Examples include expenditures for purchases of rail cars and truck and trailer sets and other equipment to facilitate expansion of our customer base and operating capacity. As of March 31, 2015, Bridger has purchase commitments for 17 trucks, 65 trailers and 300 railcars. Funding will come from cash flow from operations and additional debt.

Maintenance capital expenditures are minor and typically expensed as incurred. Bridger property, plant and equipment consists of recently constructed infrastructure requiring minimal maintenance capital.

First quarter 2015 v first quarter 2014

Net cash used in investing activities was $14.5 million for the first quarter of 2015, compared to net cash used in investing activities of $65.3 million for the first quarter of 2014. This decrease in net cash used in investing activities is primarily due to a $50.3 million decrease in "Purchases of property and equipment" and "Changes in other long-term assets" partially offset by a $0.5 million increase in "Proceeds from sale of property and equipment" resulting primarily from the higher sales of underutilized assets in the first quarter of 2015 as compared to the first quarter of 2014.

The decrease in "Purchase of property and equipment" relates primarily to fewer purchases of crude oil railcars and crude oil truck & trailer sets.

Future fluctuations in growth capital expenditures could occur due to the opportunistic nature of growth opportunities.

Financing activities

First quarter 2015 v first quarter 2014

Net cash used in financing activities was $2.1 million for the first quarter of 2015 compared to net cash of $59.4 million provided by financing activities for the first quarter of 2014. This decrease in net cash provided by financing activities was mostly due to a $61.5 million decrease in net borrowings.

Distributions

Bridger made no distributions to unitholders in the first quarter of 2015 or the first quarter of 2014.

Debt issuances and repayments

Long-term debt consists of several different loans with commercial banks and equipment financing companies. The purpose of the loans is to obtain financing for the purchase of trucks and trailers, vehicles, rail cars, buildings and for the construction of pipeline terminals. Further, the loans are secured by these same assets.

Bridger had $281,599,620 and $283,730,169 of debt as of March 31, 2015 and December 31, 2014, respectively. As of March 31, 2015, the debt consisted of instruments with outstanding balances ranging from $32,743 to $54,638,230 with varying monthly payments due through January 1, 2022. Interest rates related to the debt above consisted of the following: $246,158,725 in outstanding debt with fixed interest rates ranging from 3.43% to 6.12%, $18,081,035 in outstanding debt with a variable interest rate of the 1 month LIBOR plus 3.50%, $12,468,217 in outstanding debt with a variable interest rate of the Wall Street Journal Prime Rate with a minimum rate of 3.25%, and $4,891,643 in outstanding debt with a variable prime interest rate with a minimum rate of 3.25%. As of December 31, 2014, the debt consisted of instruments with outstanding balances ranging from $34,756 to $56,853,294 with varying monthly payments due through January 1, 2022. Interest rates related to the debt above consisted of the following: $249,418,310 in outstanding debt with fixed interest rates ranging from 2.85% to 6.12%, $19,956,769 in outstanding debt with a variable interest rate of the 1 month LIBOR plus 3.50%, $13,281,410 in outstanding debt with a variable interest rate of the Wall Street Journal Prime Rate with a minimum rate of 3.25%, and $1,073,680 in outstanding debt with a variable prime interest rate with a minimum rate of 3.25%.

The debt agreements outstanding as of March 31, 2015 and December 31, 2014 contained no financial covenants.

We believe that the liquidity available from our ongoing cash flow and debt issuances will be sufficient to meet our capital expenditure, working capital and letter of credit requirements through the fiscal year ending December 31, 2015. However, if we were to experience an unexpected significant increase in these requirements, our needs could exceed our immediately available resources. Events that could cause increases in these requirements include, but are not limited to the following:

•
a significant delay in the collections of accounts receivable;
•
increased liquidity requirements imposed by insurance providers;
•
a significant downgrade in our credit status leading to decreased trade credit;
•
a significant acquisition; or
•
a large uninsured unfavorable lawsuit settlement.

If one or more of these or other events caused a significant use of available funding, we may consider alternatives to provide increased liquidity and capital funding, such as additional debt issuances. No assurances can be given, however, that such alternatives would be available, or, if available, could be implemented.

Disclosures about effects of transactions with related parties

The Bridger entities have historically entered into numerous transactions with affiliated entities within Bridger Logistics, LLC, as well as other related parties. While transactions between companies within Bridger Logistics, LLC in these consolidated financial statements have been eliminated, other transactions with related parties, which are not included in these consolidated financial statements, have remaining outstanding balances due from or to Bridger Logistics, LLC as of March 31, 2015 and 2014. The transactions with related parties include trucking services for crude oil, leasing of trucks and tanks trailers, providing throughput services at pipeline and rail stations and allocation of costs for centralized corporate functions. In addition, the related party transactions are inclusive of loan transactions in accordance with promissory notes with related entities.

On January 30, 2014, Bridger entered into a commitment to purchase 300 railcars at a total cost of approximately $47 million. On February 28, 2014, and amended and restated on March 31, 2014, Bridger entered into a 10% promissory note with a related party in the amount of $47 million to take delivery for the aforementioned railcars. The note was secured by members' equity of Bridger, LLC and was repaid in full on April 30, 2014.

In addition, a related party made a loan to Bridger in 2013 for $700,000 and provided collateral of a certificate of deposit for another Bridger loan. The loan was repaid in full by Bridger in September of 2014.

In the three months ended March 31, 2015 and 2014, Bridger Logistics, LLC generated revenues and incurred expenses of $47,243,254 and $27,070,843, respectively, from the services provided to related entities not included in these consolidated financial statements. Receivables from such related entities were $32,568,998 and $34,001,516 as of March 31, 2015 and December 31, 2014, respectively. Payables to such related entities were $33,192,376, and $27,688,564 as of March 31, 2015 and December 31, 2014, respectively. In addition, the consolidated statements of operations for the three months ended March 31, 2015 and 2014 include allocation of overhead charges for centralized corporate functions of $2,993,726 and $1,806,136, respectively.

Contractual obligations

As of March 31, 2015, our continuing contractual obligations were as follows:

	Payments due by year
(in thousands)	Total	2015	2016	2017	2018	2019	After 2019

Long-Term Debt Obligations—Principal	$281,599	$67,575	$68,205	$47,376	$38,713	$27,773	$31,957
Long-Term Debt Obligations—Interest	$39,630	$13,326	$9,946	$7,186	$4,792	$2,880	$1,500
Capital Lease Obligations	$0
Operating Lease Obligations	$5,534	$4,350	$554	$486	$144	$0	$0
Purchase Obligations	$57,919	$57,919
Other Long-Term Liabilities	$238,234	$58,782	$59,566	$45,016	$44,131	$19,882	$10,857

Total contractual obligations	$622,916	$201,952	$138,271	$100,064	$87,780	$50,535	$44,314

Off-balance sheet financing arrangements

We have no off balance sheet financing arrangements.

Adoption of new accounting standards

There are no new accounting pronouncements that we have not yet adopted as of March 31, 2015.

Critical accounting estimates

The preparation of financial statements in conformity with GAAP requires us to establish accounting policies and make estimates and assumptions that affect our reported amounts of assets and liabilities at the date of the consolidated financial statements. Our consolidated financial statements include some estimates and assumptions that are based on informed judgments and estimates of management. We evaluate our policies and estimates on an on-going basis and discuss the development, selection and disclosure of critical accounting policies with the Board of Managers. Predicting future events is inherently an imprecise activity and as such requires the use of judgment. Our consolidated financial statements may differ based upon different estimates and assumptions.

We discuss our significant accounting policies in Note 2—Significant accounting policies—to our consolidated financial statements. Our significant accounting policies are subject to judgments and uncertainties that affect the application of such policies. We believe our consolidated financial statements include the most likely outcomes with regard to amounts that are based on our judgment and estimates. Our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from the actual amounts, adjustments are made in subsequent periods to reflect more current information. We believe the following accounting policies are critical to the preparation of our consolidated financial statements due to the estimation process and business judgment involved in their application:

Depreciation of property, plant and equipment

We calculate depreciation on property, plant and equipment using the straight-line method based on the estimated useful lives of the assets ranging from three years to forty years. Changes in the estimated useful lives of our property, plant and equipment could have a material effect on our results of operations. The estimates of the assets' useful lives require our judgment regarding assumptions about the useful life of the assets being depreciated. When necessary, the depreciable lives are revised and the impact on depreciation is treated on a prospective basis. There were no such revisions to depreciable lives in the first quarters of 2015 or 2014.

Valuation methods, amortization methods and estimated useful lives of intangible assets

The specific, identifiable intangible assets of a business enterprise depend largely upon the nature of its operations. Potential intangible assets include intellectual property such as trademarks and trade names, customer lists and relationships, and non-compete agreements, permits, favorable lease arrangements as well as other intangible assets. The approach to the valuation of each intangible asset will vary depending upon the nature of the asset, the business in which it is utilized, and the economic returns it is generating or is expected to generate. During the first quarters of 2015 and 2014 we did not find it necessary to adjust the valuation methods used for any acquired intangible assets, nor did we have any impairment losses to any intangible assets.

Litigation accruals and environmental liabilities

We are involved in litigation regarding pending claims and legal actions that arise in the normal course of business. In accordance with GAAP, we establish reserves for pending claims and legal actions or environmental remediation liabilities when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Reasonable estimates involve management's judgments based on a broad range of information and prior experience. Such estimated reserves may differ materially from the actual liability and such reserves may change materially as more information becomes available and estimated reserves are adjusted.

The Company's policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations are generally recognized upon completion of the feasibility study. Such accruals are adjusted as further information or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Impairment of Long-lived Assets

In accordance with ASC 360-10, Property, Plant, and Equipment—Overall, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company has not identified any triggering events during the quarters ended March 31, 2015 or 2014 that would require an assessment for impairment of long-lived assets.

Fiscal year ended December 31, 2014 compared to fiscal year ended December 31, 2013

Overview

Bridger is a privately held limited liability company and is primarily engaged in the transportation, storage and terminalling of crude oil. The Company is wholly owned by Bridger, LLC. The consolidated financial statements for Bridger Logistics, LLC include the financial statements of the following subsidiaries: Bridger Transfer Services, LLC, Bridger Leasing, LLC, Bridger Transportation, LLC (formerly Southern Energy Transportation, Inc.), Bridger Rail Shipping, LLC, Bridger Lake, LLC, Double on 8, LLC and Bridger Midstream, LLC.

Bridger generates income from transporting crude oil through its operation of a fleet of trucks and tank trailers and railcars primarily servicing Texas, Louisiana, New Mexico, North Dakota, Pennsylvania, Mississippi, Colorado and Wyoming.

Bridger operates 23 pipeline terminals in North Dakota, Montana, Wyoming, New Mexico, Mississippi, Oklahoma and Texas for the transfer of crude oil into major pipeline systems and has available volume capacity for loading of crude oil at two rail facilities in North Dakota as well as available volume capacity for the unloading of crude oil at three rail facilities located in East Texas, Philadelphia and South Louisiana.

Bridger also derives revenues from leasing trucks and tank trailers for the transportation of crude oil. Bridger owned 555 trucks and 634 tank trailers as of December 31, 2014, 293 trucks and 367 tank trailers as of December 31, 2013 and 160 trucks and 202 tank trailers as of December 31, 2012.

In addition, Bridger owns the Bridger Lake pipeline, a 24-mile crude oil pipeline with a storage and terminalling facility in Uinta County, Wyoming. As discussed further in note 3 to our consolidated financial statements, the pipeline has been out of commission since April 2010 due to reconstruction of the pipeline's infrastructure. The pipeline became eligible for operations at the end of 2014. Management is in discussions with several counterparties regarding potential throughput agreements and expects such agreements to be put in place in 2015.

Bridger also provides pipeline management services through exchanged crude oil barrels under buy/sell agreements.

Bridger recognized its Gulf Coast Rail Business as a discontinued operation at December 31, 2014 and presented results of operations of the Gulf Coast Rail Business as discontinued operations for the years ended December 31, 2014, 2013 and 2012 on the consolidated statements of operations. Bridger has no intent to increase terminal and throughput volumes at its Geismar, Louisiana facility and is negotiating with the facility owner to determine a buy-out value for the remaining financial obligation under its contract. Bridger has retrospectively adjusted its prior period consolidated financial statements to comparably classify the amounts related to the operations of the Gulf Coast Rail Business as discontinued operations.

The consolidated financial statements present the consolidated financial position and results of operations, changes in equity, and cash flows of Bridger with all balances and transactions between the entities eliminated. Such amounts reduce revenue and expense items and eliminate transactions representing loaning of funds between the consolidated entities.

The classification of Bridger as a partnership for federal income tax purposes means that we do not generally pay federal income taxes. We do, however, pay taxes related to the transportation of crude oil. We rely on a legal opinion from our counsel, and not a ruling from the Internal Revenue Service (IRS), as to our proper classification for federal income tax purposes. The IRS may treat us as a corporation for tax purposes or changes in federal or state laws could subject us to entity-level taxation, which would substantially reduce the cash available for distribution to our unitholders or to pay interest on the principal of any of our debt securities.

Recent strategic transactions

On April 30, 2014, Bridger Rail Shipping, LLC completed a $200 million secured financing agreement with Element Financial Corporation (Element) to finance the acquisition of 1,300 new railcars from Trinity Industries. As of December 31, 2014, Bridger had taken delivery of 999 railcars. These new railcars replaced existing leased railcars in Bridger's fleet. The Company expects that these owned railcars will reduce railcar lease expenses, as the lease fleet will be reduced by the delivery of owned railcars.

On July 1, 2014, Bridger Transportation, LLC executed a five-year agreement to provide dedicated trucking services for the crude oil marketing business of Occidental Energy Marketing, Inc. In connection with the transaction, Bridger acquired all of Occidental Energy Transportation LLC's (OET) trucks and trailers servicing the Permian Basin, as well as OET's trucking operations personnel. The transaction included an area of mutual interest covering 86,000 square miles. In connection with the agreement, Bridger ordered a fleet of new trucks to complement the assets purchased from OET to support sustained growth in the region.

On November 28, 2014, Bridger entered into a Member Interest Purchase Agreement to sell the equity of Bridger Midstream, LLC and classified associated assets as held for sale at December 31, 2014. The final closing of this agreement is expected to occur in the second quarter of 2015. Bridger Midstream, LLC results are presented as discontinued operations for the year ended December 31, 2014.

Known trends and uncertainties

Maintaining and growing a pool of qualified independent contractor truck drivers is critical to the success of our operations. We have from time to time experienced challenges in attracting and retaining sufficient numbers of qualified drivers. Regulatory requirements, including the FMCSA's CSA initiative, could require us to pay more to attract and retain drivers. If we are unable to continue to attract and retain a sufficient number of qualified drivers, we could have difficulty meeting customer demands, any of which could materially and adversely affect our growth and profitability.

Bridger is dependent upon intermediaries, including crude oil producers, gatherers, terminal operators, railroads, and barge operators, to transport Bakken crude oil from North Dakota to Philadelphia. The crude oil that Bridger transports will pass from the wellhead through a gathering system and crude loading terminal, and then loaded onto railcars and transported by railroad to a crude unloading terminal and transferred to a barge for transport to the dock of our customer's refinery. Any disruption to or reduction of capacities of this supply chain due to accidents, weather interruptions, governmental regulation, terrorism, depletion of oil reserves, congestion on rail lines or other causes could result in reduced volumes of crude oil moved through our assets. Any significant reduction in volumes would materially adversely affect our financial condition, results of operations, cash flow and ability to make distributions to our unit holders.

Changing operating practices as well as new regulations on tank car standards and shipper classifications could increase time required to move crude oil from Bakken oil fields to our customer's refinery dock in Philadelphia, increase the cost of rail transportation and decrease the efficiency of Bridger's transportation of crude oil by rail, any of which could adversely affect our financial condition, results of operations, cash flows and ability to make distributions to our unitholders.

Overview of net income attributable to Bridger Logistics, LLC

"Net income" attributable to Bridger Logistics, LLC in fiscal 2014 was a net income of $17.8 million as compared to $19.7 million in fiscal 2013. This decrease was primarily due to

•
a $44.0 million increase in 'Gross profit" due primarily to the increase in crude oil volume transported by our logistics infrastructure offset by the following:

•
a $22.7 million increase in "Total expenses" due primarily to the increase in crude oil volume transported by our logistics infrastructure;

•
a $5.7 million increase in "Total other expense"; and

•
a $17.5 million increase in "Loss from discontinued operations" due to our exit from the Gulf Coast rail business and our decision to hold for sale the assets in Bridger Midstream.

Results of operations

The period to period comparisons of our results of operations have been prepared using historical periods included in our consolidated financial statements. This "Results of Operations" section compares the year ended December 31, 2014 with the year ended December 31, 2013 and the year ended December 31, 2013 with the year ended December 31, 2012.

We refer to our financial statement line items in the explanation of our period-to-period changes in our results of operations. Below are general definitions of what those line items include and represent.

•
Revenues.  Revenues consist principally of trucking and third party trucking revenues, leasing income from leasing of trucks and trailers to owner operators and the leasing of owned and leased railcars, rail throughput fees and pipeline terminal throughput and storage fees and pipeline management fees.

•
Cost of sales.  Cost of sales consist principally of trucking and third party trucking revenues, leasing income from leasing of trucks and trailers to owner operators and the leasing of owned and leased railcars, rail throughput fees and pipeline terminal throughput and storage fees and pipeline management fees.

•
Operating expense.  Operating expenses consist principally of costs associated with the actual operating of the trucks, trailers, pipeline terminals, rail facilities, and railcars including salaries and wages, energy and utility costs, routine maintenance, insurance, and environmental compliance costs. Routine maintenance and environmental compliance costs are expensed as incurred.

•
Selling, general and administrative expenses.  Selling, general and administrative expenses consist primarily of direct corporate overhead costs and allocated general and administrative costs.

•
Depreciation and amortization.  Depreciation and amortization on owned property uses the straight line method over the estimated useful lives of the respective assets.

•
Operating income.  Operating income represents revenue less cost of goods sold, operating expense and selling, general and administrative expenses.

•
Other income (expense).  Other income (expense) represents gain or loss on disposal of assets.

•
Interest expense.  Interest expense represents the interest expenses and financing costs associated with the purchase of trucks and trailers, railcars, and pipeline terminal assets. This also includes the amortization of related debt issuance related costs.

•
Income tax expense.  Income tax expense represents the taxes paid on transportation of crude oil.

•
Loss from discontinued operations.  Loss from discontinued operations represents the losses on discontinued operations in the Gulf Coast rail business through the end of the contract period. This also represents the costs related to the decision to sell our interest in Bridger Midstream LLC which is currently held for sale.

•
Adjusted EBITDA.  Adjusted EBITDA, a non-GAAP financial measure, is calculated as net income (loss) before deducting income tax expense, interest expense, depreciation and amortization expense, gain/loss on disposal of assets, loss from discontinued operations, and management fees. Management believes that excluding these items from our GAAP results allows it to better understand our consolidated financial performance from period to period, as management does not believe that the excluded items are reflective of our underlying operating performance. Management uses Adjusted EBITDA to evaluate operating performance, communicate financial results to the Board of Managers, benchmark results against historical performance, and evaluate investment opportunities, and believes that the presentation of Adjusted EBITDA provides investors greater transparency and insight into management's method of analysis. Adjusted EBITDA should not be considered as a substitute for, or superior to, financial measures that are computed in accordance with GAAP, and is meant to supplement, and to be viewed in conjunction with, such GAAP financial measures. Our method of calculating Adjusted EBITDA may not be consistent with that of other companies. Investors are encouraged to review the reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure, provided below.

The following table summarizes our results of operations for the fiscal years ended December 31, 2014 and 2013.

Fiscal Year Ended December 31, (amounts in thousands)	2014	2013	Favorable (unfavorable) variance

Revenues	$274,050	$134,534	$139,516	103.7%
Gross profit	$95,807	$51,843	$43,964	84.8%
Income from continuing operations	$34,320	$18,746	$15,574	83.1%
Adjusted EBITDA	$63,068	$32,667	$30,401	93.1%
Interest expense	$9,046	$2,933	$(6,113)	(208.4%	)

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income for the fiscal years ended December 31, 2014 and 2013, respectively:

(amounts in thousands)	2014	2013

Net income	$17,804	$19,708
Income tax expense	$21	$71
Interest expense	$9,046	$2,933
Depreciation and amortization expense	$19,445	$10,477
Gain/loss on disposal of assets	$(139)	$252
Loss from discontinued operations	$16,516	$(962)

EBITDA	$62,693	$32,479
Management fees	$375	$188

Adjusted EBITDA	$63,068	$32,667

Revenues

Revenues increased $139.5 million in fiscal 2014 compared to the prior year. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Gross profit

Gross profit increased $44.0 million in fiscal 2014 compared to the prior year. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Operating income

"Operating income" increased $21.2 million in fiscal 2014 compared to the prior year primarily due to a $44.0 million increase in "Gross profit", partially offset by $10.8 million increase in "Operating expense", a $3.0 million increase in "Selling, general and administrative expense" and a $9.0 million increase in "Depreciation and amortization".

"Operating expense" increased $10.8 million in fiscal 2014 compared to the prior year primarily due to the increase in crude oil volume transported by our logistics infrastructure. "Selling, general and administrative expense" increased $3.0 million compared to the prior year primarily due to increase in crude oil volume transported by our logistics infrastructure and an increased asset base in railcars and trucks. "Depreciation and amortization" increased $9.0 million compared to the prior year due to the increased asset base.

Interest expense—consolidated

"Interest expense" increased $6.1 million in fiscal 2014 compared to the prior year primarily due to the secured financing agreement with Element to finance the acquisition of 1,300 new railcars discussed above, as well as additional trucks and trailers purchased during the year.

Adjusted EBITDA

Adjusted EBITDA increased $30.4 million in fiscal 2014 compared to the prior year primarily due to a $44.0 million increase in "Gross profit", partially offset by a $10.8 million increase in "Operating expense" as discussed above, a $3.0 million increase in "Selling, general and administrative expense" and a $9.0 million increase in "Depreciation and amortization."

Fiscal year ended December 31, 2013 compared to fiscal year ended December 31, 2012:

Fiscal year ended December 31, (amounts in thousands)	2013	2012	Favorable (unfavorable) variance

Revenues	$134,534	$161,727	$(27,193)	(16.8%	)
Gross profit	$51,843	$27,306	$24,537	89.9%
Income from continuing operations	$18,746	$16,082	$2,664	16.6%
Adjusted EBITDA	$32,667	$21,600	$11,067	51.2%
Interest expense	$2,933	$1,299	$(1,634)	(125.8%	)

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income for the fiscal years ended December 31, 2013 and 2012, respectively:

(amounts in thousands)	2013	2012

Net income	$19,708	$15,411
Income tax expense	$71	—
Interest expense	$2,933	$1,299
Depreciation and amortization expense	$10,477	$4,215
Gain/loss on disposal of assets	$252	$4
Loss from discontinued operations	$(962)	$671

EBITDA	$32,479	$21,600
Management fees	$188	—

Adjusted EBITDA	$32,667	$21,600

Revenues

Revenue decreased $27.2 million in fiscal 2013 compared to the prior year. This decrease resulted primarily from Bridger moving away from a pipeline-based transportation company to a long haul crude transportation business.

Gross profit

Gross profit increased $24.5 million in fiscal 2013 compared to the prior year. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Operating income

Operating income increased $4.7 million in fiscal 2013 compared to the prior year primarily due to a $24.5 million increase in "Gross profit", partially offset by a $9.6 million increase in "Operating expense", a $4.0 million increase in "Selling, general and administrative expense" and a $6.3 million increase in "Depreciation and amortization".

"Operating expense" increased $9.6 million in fiscal 2013 compared to the prior year primarily due to the increase in crude oil volume transported by our logistics infrastructure. "Selling, general and administrative expense" increased $4.0 million compared to the prior year primarily due to the increase in crude oil volume transported by our logistics infrastructure and an increased asset base. "Depreciation and amortization" increased $6.3 million compared to the prior year due to the increased asset base.

Interest expense

"Interest expense" increased $1.6 million in fiscal 2013 compared to the prior year primarily due to the acquisition of trucks and trailers, as well as pipeline terminal investments.

Adjusted EBITDA

Adjusted EBITDA increased $11.1 million in fiscal 2013 compared to the prior year primarily due to a $24.5 million increase in "Gross profit", partially offset by a $9.6 million increase in "Operating expense "as discussed above, a $4.0 million increase in "Selling, general and administrative expense" and a $6.3 million increase in "Depreciation and amortization."

Liquidity and capital resources

Our liquidity and capital resources enable us to fund our working capital requirements, debt service payments, acquisitions and capital expenditures. Our primary sources of liquidity are cash flow from operations and proceeds from our debt issuances. Our liquidity and capital resources may be affected by our ability to access the debt markets, by unforeseen demands on cash, or by other events beyond our control.

During July 2014, we acquired all assets of Occidental Energy Transportation, LLC, the crude oil logistics provider to the largest Permian Basin crude oil producer in West Texas, in connection with the ongoing trucking business expansion. Consideration of $9 million was paid in cash upon closing.

Operating activities

Fiscal 2014 v 2013

Net cash provided by operating activities was $38.4 million for fiscal 2014, compared to net cash provided by operating activities of $25.5 million for fiscal 2013. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Net cash provided by operating activities increased primarily due to a $6.7 million increase in net income adjusted for non-cash and non-operating items, a $17.8 million increase in payables due to affiliates, a $16.9 million increase in other accrued liabilities and other long-term liabilities related to discontinued operations of the Gulf Coast rail operations and a $5.0 million increase in trade accounts payable. These increases in working capital requirements were partially offset by a $19.5 million increase in receivables due from affiliates, a $7.7 million increase in trade accounts receivable and a $6.3 million net increase in prepaid expenses and other current assets.

Fiscal 2013 v 2012

Net cash provided by operating activities was $25.5 million for fiscal 2013, compared to net cash provided by operating activities of $15.9 million for fiscal 2012. The increase in cash provided by operating activities was primarily due to an increase in working capital efficiency. This increase is due primarily to the increase in crude oil volume transported by our logistics infrastructure.

Net cash provided by operating activities increased primarily due to a $10.7 million increase in net income adjusted for non-cash and non-operating items, a $3.6 million decrease in receivables due from affiliates, a $3.1 million increase in other accrued liabilities and a $1.7 million decrease in trade account receivables. These increases in working capital requirements were partially offset by a $5.6 million decrease in payables due to affiliates and a $3.9 million increase in prepaid expenses and other current assets.

Investing activities

Capital requirements

Our business requires continual investments to upgrade or enhance existing operations and to ensure compliance with safety and environmental regulations. Capital expenditures for our business consist primarily of growth capital expenditures. These expenditures are undertaken primarily to generate incremental distributable cash flow. Examples include expenditures for purchases of rail cars and truck and trailer sets and other equipment to facilitate expansion of our customer base and operating capacity. Bridger has purchase commitments in 2015 for 76 trucks, 95 trailers and 300 railcars. Funding will come from cash flow from operations and additional debt.

Maintenance capital expenditures are minor and typically expensed as incurred. Bridger property, plant and equipment consists of recently constructed infrastructure requiring minimal maintenance capital.

Fiscal 2014 v 2013

Net cash used in investing activities was $243.4 million for fiscal 2014, compared to net cash used in investing activities of $63.6 million for fiscal 2013. This increase in net cash used in investing activities is primarily due to a $169.1 million increase in "Purchases of property and equipment" and "Changes in other long-term assets" partially offset by a $3.0 million increase in "Proceeds from sale of property and equipment" resulting primarily from the one-time sale of underutilized assets during fiscal 2014 that was not repeated during the prior year.

The increase in "Purchase of property and equipment" relates primarily to the purchase of crude oil railcars and crude oil truck & trailer sets.

Future fluctuations in growth capital expenditures could occur due to the opportunistic nature of growth opportunities.

Fiscal 2013 v 2012

Net cash used in investing activities was $63.6 million for fiscal 2013, compared to net cash used in investing activities of $38.4 million for fiscal 2012. The increase in net cash used in investing activities is primarily due to a $26.1 million increase in "Purchase of property and equipment" and "Changes in other long-term assets" partially offset by a $0.9 million increase in "Proceeds from sale of property and equipment" resulting primarily from the one-time sale of underutilized assets during fiscal 2013 that was not repeated during the prior year.

The increase in "Purchase of property and equipment" relates primarily to the purchase of crude oil railcars and crude oil truck & trailer sets.

Future fluctuations in growth capital expenditures could occur due to the opportunistic nature of these projects.

Financing activities

Fiscal 2014 v 2013

Net cash provided by financing activities was $209.6 million for fiscal 2014, compared to $35.9 million for fiscal 2013. This increase in net cash provided by financing activities was mostly due to a net increase in long-term borrowings of $173.8 million. This increase in cash was used primarily to fund the purchase of crude oil railcars and crude oil truck and trailer sets.

Fiscal 2013 v 2012

Net cash provided by financing activities was $35.9 million for fiscal 2013, compared to $26.4 million for fiscal 2012. This increase in net cash provided by financing activities was mostly due to a net increase in long-term borrowings of $8.5 million. This increase in cash was used primarily to fund the purchase of crude oil railcars and crude oil truck and trailer sets.

Distributions

Bridger made no distributions in 2014 and 2013, but had distributions of $0.7 million in 2012.

Debt issuances and repayments

Long-term debt consists of several different loans with commercial banks and equipment financing companies. The purpose of the loans is to obtain financing for the purchase of trucks and trailers, vehicles, rail cars, buildings and for the construction of pipeline terminals. Further, the loans are secured by these same assets.

Bridger had $283,730,169, $74,093,386 and $38,144,301 of debt as of December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014, the debt consisted of instruments with outstanding balances ranging from $34,756 to $56,853,294 with varying monthly payments due through January 1, 2022. Interest rates related to the debt above consisted of the following: $249,418,310 in outstanding debt with fixed interest rates ranging from 2.85% to 6.12%, $19,956,769 in outstanding debt with a variable interest rate of the 1 month LIBOR plus 3.50%, $13,281,410 in outstanding debt with a variable interest rate of the Wall Street Journal Prime Rate with a minimum rate of 3.25%, and $1,073,680 in outstanding debt with a variable prime interest rate with a minimum rate of 3.25%.

As of December 31, 2013, the debt consisted of instruments with outstanding balances ranging from $9,472 to $13,401,192 with varying monthly payments due through March 9, 2025. Interest rates related to the debt above consisted of the following: $3,176,429 in outstanding debt with fixed interest rates ranging from 2.79% to 8.99%, $38,363,430 in outstanding debt with a variable interest rate of 3.75% above the 1 month LIBOR with minimum rates of 4.50% and 4.60% respectively, $4,380,305 in outstanding debt with a variable interest rate of 1.00% above the Wall Street Journal Prime Rate with a minimum rate of 4.75%, $15,819,902 in outstanding debt with a variable interest rate of 1.75% above the Wall Street Journal Prime Rate with minimum rates of 4.50% and 5.00%, $9,472 in outstanding debt with a variable interest rate of 1.00% above the New York Prime Rate with a minimum rate of 3.00%, and $12,343,848 in outstanding debt with a variable interest rate equal to the Wall Street Journal Prime Rate with a minimum rate of 3.25%.

As of December 31, 2012, the debt consisted of instruments with outstanding balances ranging from $19,669 to $11,850,177 with varying monthly payments due through May 1, 2019. Interest rates related to the debt above consisted of the following: $3,682,127 in outstanding debt with fixed interest rates ranging from 2.70% to 7.39%, $26,474,766 in outstanding debt with a variable interest rate of 3.75% above the 1 month LIBOR with minimum rates of 4.00% and 4.50%, $5,659,289 in outstanding debt with a variable interest rate of 1.00% above the Wall Street Journal Prime Rate with a minimum rate of 4.75%, $2,308,450 in outstanding debt with a variable interest rate of 1.75% above the Wall Street Journal Prime Rate with minimum rate of 5.00%, and $19,669 in outstanding debt with a variable interest rate of 1.00% above the New York Prime Rate with a minimum rate of 3.00%.

The debt agreements outstanding as of December 31, 2014 contained no financial covenants. The debt agreements outstanding as of December 31, 2013 contained financial covenants that, among other things,

required the maintenance of certain leverage and fixed charge coverage ratios. The Company was in compliance with all financial covenants as of December 31, 2013 and December 31, 2012. All debt agreements containing covenants were refinanced in 2014, resulting in the removal of such covenants from the agreements in their entirety.

We believe that the liquidity available from our ongoing cash flow and debt issuances will be sufficient to meet our capital expenditure, working capital and letter of credit requirements through the fiscal year ending December 31, 2015. However, if we were to experience an unexpected significant increase in these requirements, our needs could exceed our immediately available resources. Events that could cause increases in these requirements include, but are not limited to the following:

•
a significant delay in the collections of accounts receivable;
•
increased liquidity requirements imposed by insurance providers;
•
a significant downgrade in our credit status leading to decreased trade credit;
•
a significant acquisition; or
•
a large uninsured unfavorable lawsuit settlement.

If one or more of these or other events caused a significant use of available funding, we may consider alternatives to provide increased liquidity and capital funding, such as additional debt issuances. No assurances can be given, however, that such alternatives would be available, or, if available, could be implemented.

Disclosures about effects of transactions with related parties

The Bridger entities have historically entered into numerous transactions with affiliated entities within Bridger Logistics, LLC, as well as other related parties. While transactions between companies within Bridger Logistics, LLC in our consolidated financial statements have been eliminated, other transactions with related parties, which are not included in our consolidated financial statements, have remaining outstanding balances due from or to Bridger Logistics, LLC as of December 31, 2014, 2013 and 2012. The transactions with related parties include trucking services for crude oil, leasing of trucks and tank trailers, providing throughput services at pipeline and rail terminals and allocation of costs for centralized corporate functions. In addition, the related party transactions are inclusive of loan transactions in accordance with promissory notes with related entities. Bridger Lake, LLC also had notes payable to a minority member with a principal balance of $330,000 as of December 31, 2012. No such notes payable to the minority member were outstanding as of December 31, 2013 and 2014. In addition, an affiliate made a loan to the Company for $700,000 and provided collateral of a certificate of deposit for another Company loan. The loan was repaid in full by Bridger in September of 2014.

In the years ended December 31, 2014, 2013 and 2012, Bridger Logistics, LLC generated revenues and incurred expenses of $155,053,367, $79,667,974 and $25,257,000, respectively, from the services provided to related entities not included in these consolidated financial statements. Receivables from such related entities were $34,001,516, $11,047,823 and $7,555,463 as of December 31, 2014, 2013 and 2012, respectively. Payables to such related entities were $27,688,564, $10,925,836, and $12,007,565 as of December 31, 2014, 2013 and 2012, respectively. In addition, the consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012 include allocation of overhead charges for centralized corporate functions of $9,841,776, $4,938,402 and $657,566, respectively.

Contractual obligations

As of December 31, 2014, our continuing contractual obligations were as follows:

	Payments due by year
(in thousands)	Total	2015	2016	2017	2018	2019	After 2019

Long-Term Debt Obligations—Principal	$283,730	$65,919	$67,799	$45,206	$39,723	$27,821	$37,262
Long-Term Debt Obligations—Interest	$41,755	$13,444	$10,358	$7,537	$5,160	$3,234	$2,022
Capital Lease Obligations	$0
Operating Lease Obligations	$9,344	$8,160	$554	$486	$144	$0	$0
Purchase Obligations	$69,923	$69,923
Other Long-Term Liabilities	$250,184	$72,552	$57,746	$45,016	$44,131	$19,882	$10,857

Total contractual obligations	$654,936	$229,998	$136,457	$98,245	$89,158	$50,937	$50,141

Off-balance sheet financing arrangements

We have no off balance sheet financing arrangements.

Adoption of new accounting standards

There are no new accounting pronouncements that we have not yet adopted as of December 31, 2014.

Critical accounting estimates

The preparation of financial statements in conformity with GAAP requires us to establish accounting policies and make estimates and assumptions that affect our reported amounts of assets and liabilities at the date of the consolidated financial statements. Our consolidated financial statements include some estimates and assumptions that are based on informed judgments and estimates of management. We evaluate our policies and estimates on an on-going basis and discuss the development, selection and disclosure of critical accounting policies with the Board of Managers. Predicting future events is inherently an imprecise activity and as such requires the use of judgment. Our consolidated financial statements may differ based upon different estimates and assumptions.

We discuss our significant accounting policies in Note 2—Significant accounting policies—to our consolidated financial statements. Our significant accounting policies are subject to judgments and uncertainties that affect the application of such policies. We believe our consolidated financial statements include the most likely outcomes with regard to amounts that are based on our judgment and estimates. Our financial position and results of operations may be materially different when reported under different conditions or when using different assumptions in the application of such policies. In the event estimates or assumptions prove to be different from the actual amounts, adjustments are made in subsequent periods to reflect more current information. We believe the following accounting policies are critical to the preparation of our consolidated financial statements due to the estimation process and business judgment involved in their application:

Depreciation of property, plant and equipment

We calculate depreciation on property, plant and equipment using the straight-line method based on the estimated useful lives of the assets ranging from three years to forty years. Changes in the estimated useful lives of our property, plant and equipment could have a material effect on our results of operations.

The estimates of the assets' useful lives require our judgment regarding assumptions about the useful life of the assets being depreciated. When necessary, the depreciable lives are revised and the impact on depreciation is treated on a prospective basis. There were no such revisions to depreciable lives in fiscal 2014, 2013 or 2012.

Valuation methods, amortization methods and estimated useful lives of intangible assets

The specific, identifiable intangible assets of a business enterprise depend largely upon the nature of its operations. Potential intangible assets include intellectual property such as trademarks and trade names, customer lists and relationships, and non-compete agreements, permits, favorable lease arrangements as well as other intangible assets. The approach to the valuation of each intangible asset will vary depending upon the nature of the asset, the business in which it is utilized, and the economic returns it is generating or is expected to generate. During fiscal 2014, 2013 or 2012, we did not find it necessary to adjust the valuation methods used for any acquired intangible assets, nor did we have any impairment losses to any intangible assets.

Litigation accruals and environmental liabilities

We are involved in litigation regarding pending claims and legal actions that arise in the normal course of business. In accordance with GAAP, we establish reserves for pending claims and legal actions or environmental remediation liabilities when it is probable that a liability exists and the amount or range of amounts can be reasonably estimated. Reasonable estimates involve management's judgments based on a broad range of information and prior experience. Such estimated reserves may differ materially from the actual liability and such reserves may change materially as more information becomes available and estimated reserves are adjusted.

The Company's policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations are generally recognized upon completion of the feasibility study. Such accruals are adjusted as further information or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

Impairment of long-lived assets

In accordance with ASC 360-10, Property, Plant, and Equipment—Overall, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company has not identified any triggering events during the years ended December 31, 2014, 2013 and 2012 that would require an assessment for impairment of long-lived assets.

Bridger Logistics' business

Founded in 2010, Bridger Logistics has experienced rapid growth as a domestic crude oil transportation and logistics provider with an integrated portfolio of midstream assets, which connects crude production in prolific unconventional resource plays to downstream markets. Bridger Logistics' truck, pipeline terminal, pipeline, rail and maritime assets form a comprehensive, fee-for-service business model, and we expect that substantially all of its cash flow will be generated from fee-based commercial agreements. For the three months ending March 31, 2015, Bridger Logistics transported an average volume of approximately 144 MBbls/d of crude oil by truck and approximately 53 MBbls/d of crude oil by rail.

Bridger Logistics' fee-based business model generates income by providing crude oil transportation and logistics services on behalf of producers and end-users of crude oil. The first link in Bridger Logistics' integrated value chain is its truck transportation operations. Bridger Logistics is one of the largest for-hire crude oil carriers in the U.S. by fleet size and has a presence in most domestic crude producing regions. Bridger Logistics charges producers and first purchasers of crude oil fees per barrel to transport crude from the wellhead to downstream takeaway outlets, which provide connectivity to end markets and generate additional fee-for-service income. Bridger Logistics also owns and/or controls a number of assets connecting trucked crude volumes to downstream takeaway infrastructure, including pipeline injection terminals, crude storage, rail loading and unloading facilities and pipelines. We expect the majority of Bridger Logistics' cash flow to be generated under contracts with average remaining terms of four years or greater.

Logistics assets

As of May 31, 2015, Bridger Logistics' business included approximately 280 employees and its asset base included over 610 specialized tractor-trailers, 19 pipeline injection terminals, approximately 38 MBbls/d of capacity on multiple crude pipelines, 1,394 newly-built rail cars and rail loading and unloading terminals and barge capacity to transport a minimum of 65 MBbls/d.

Customers

Bridger's customers include crude oil producers, refiners and marketers. Generally, Bridger Logistics seeks to enter into long-term contracts to provide logistics services; however, in the transportation of crude oil by truck, contracts tend to be terminable on 30 days' notice.

For 2015, we expect that Bridger Logistics' largest customer will be Monroe Energy, LLC, a subsidiary of Delta Air Lines that owns a refinery in Trainer, Pennsylvania. Bridger Logistics has entered into an agreement with Monroe Energy under which Bridger Logistics will provide logistics services to transport a minimum of 65 MBbls/d of crude oil from the Bakken region to Monroe Energy's refinery in Trainer, Pennsylvania. That contract terminates in 2019, and the minimum volume commitment is subject on a monthly basis to a minimum average delivery amount per month of 35 MBbls/d.

A subsidiary of Bridger Logistics has also entered into a series of agreements with a subsidiary of Occidental Petroleum Corporation, the largest oil producer in the Permian Basin, to provide truck oil transportation services on a "right of first call" basis within an area of mutual interest covering a significant portion of the Permian Basin in West Texas and New Mexico. This agreement will terminate in 2019, unless neither party gives notice to terminate the agreement.

At the closing of the acquisition, Bridger Logistics will also enter into a ten-year transportation and logistics agreement with Bridger Marketing, LLC, a company affiliated with the seller of Bridger Logistics. Under this agreement, Bridger Logistics will be the exclusive provider of crude oil logistics services to

Bridger Marketing, and will also have a right of first offer with respect to any logistics services contracted by Bridger Marketing for any hydrocarbons other than crude oil.

A subsidiary of Bridger Logistics has also entered into a take-or-pay throughput agreement with Shell Trading (US) in connection with one of Bridger Logistics' Rockies pipeline terminals, pursuant to which Bridger Logistics provides dedicated storage and throughput services to Shell Trading (US) at that pipeline terminal. This agreement is scheduled to terminate in 2019, with automatic extensions unless a party gives notice to terminate the agreement.

Competition

Bridger Logistics faces significant competition, as many entities are engaged in the crude oil logistics business, some of which are larger and have greater financial resources than it does or we do. Those competitors include Gibsons Energy Inc., Blueknight Energy Partners and NGL Energy Partners. Bridger Logistics' ability to compete could be harmed by factors that it cannot control, including:

•
the perception that another company can provide better service;

•
the availability of crude oil alternative supply points, or crude oil supply points located closer to the operations of its customers; and

•
a decision by its competitors to acquire or construct crude oil midstream assets and provide gathering, transportation, terminalling or storage services in geographic areas, or to customers, served by Bridger Logistics' assets and services.

Management

We expect that certain of the founders of Bridger Logistics will join us as employees upon the closing, including Julio Rios, the President and Chief Executive Officer of Bridger Logistics, who we expect will become an officer of our general partner.

Employees

As of May 31, 2015, Bridger Logistics employed approximately 280 persons. None of these employees are represented by labor unions or covered by any collective bargaining agreement. We believe that Bridger Logistics' relations with these employees are satisfactory.

Environmental regulation

Bridger Logistics' crude oil logistics operations are subject to stringent federal, state and local laws and regulations relating to the discharge of materials into the environment or otherwise relating to protection of the environment. As with the midstream industry generally, compliance with current and anticipated environmental laws and regulations increases its overall cost of business, including its capital costs to construct, maintain and upgrade equipment and facilities. Failure to comply with these laws and regulations may result in the assessment of significant administrative, civil and criminal penalties, the imposition of investigatory and remedial liabilities, and even the issuance of injunctions that may restrict or prohibit some or all of its operations. We believe that Bridger Logistics' operations are in substantial compliance with applicable laws and regulations. However, environmental laws and regulations are subject to change, resulting in potentially more stringent requirements, and we cannot provide any assurance that the cost of compliance with current and future laws and regulations will not have a material effect on the results of operations or earnings associated with the Bridger Logistics business.

In May 2015, the DOT issued final rules for oil-by-rail transportation requiring that certain older tank cars be phased out of operation and that new tank cars comply with certain design requirements. All tank cars built after October 1, 2015 must meet these new standards. DOT-111 tank cars must be retrofitted or replaced within three years and CPC-1232 tank cars without insulating jackets must be retrofitted or replaced within five years. We estimate that it will cost approximately $30 million to bring Bridger Logistics' tank cars into compliance with the new standards. In May 2015, the U.S. Environmental Protection Agency also released final rules that could expand the boundaries of federal jurisdiction under the Clean Water Act, raising the potential for increased oversight of infrastructure development and, as discussed below, increased federal liability for accidental releases to the environment.

There are risks of accidental releases into the environment inherent in the nature of Bridger Logistics' operations, such as leaks or spills of petroleum products or hazardous materials from its trucks, rail cars, terminals and storage facilities. A discharge of petroleum products or hazardous materials into the environment could, to the extent such event is not covered by insurance, subject Bridger Logistics to substantial expense, including costs related to environmental clean-up or restoration, compliance with applicable laws and regulations, and any personal injury, natural resource or property damage claims made by third parties.

Bridger Registration Rights

In connection with the issuance of 11.2 million of our common units to the sellers in the Bridger Logistics Acquisition, we have agreed to provide such sellers registration rights with respect to the units issued to them. At any time following the 60th day after consummation of the Bridger Logistics Acquisition, the sellers can request that we file a registration statement with the SEC permitting the resale of our common units held by the sellers. In addition, if we were to file a new registration statement or prospectus supplement relating to the issuance of common units by us pursuant to an underwritten equity offering, then we would be obligated to offer the sellers the opportunity to participate as selling unitholders in such underwritten equity offering, subject to certain customary exceptions.

Material U.S. federal income tax consequences

The tax consequences to you of an investment in our common units will depend in part on your own tax circumstances. Although this section updates and adds information related to certain tax considerations, it should be read in conjunction with the risk factors included under the caption "Tax Risks" in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014, and with "Material U.S. Federal Income Tax Consequences" in the accompanying base prospectus, which provides a discussion of the principal federal income tax considerations associated with our operations and the purchase, ownership and disposition of our common units. The following discussion is limited as described under the caption "Material U.S. Federal Income Tax Consequences" in the accompanying base prospectus. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

Ratio of taxable income to distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2017, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 10% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the annual ratio of taxable income to distributions will increase. These estimates are based on the assumption that gross income from operations will approximate the amount required to make the current quarterly distribution amount on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct.

The actual ratio of taxable income to distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be higher, and perhaps substantially higher, than our estimate with respect to the period described above if:

•
gross income from operations exceeds the amount required to distribute the current quarterly distribution amount on all units, yet we only distribute the current quarterly distribution amount on all units; or

•
we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Tax-exempt organizations and other investors

Ownership of common units by tax-exempt entities, including employee benefit plans and IRAs, and foreign investors raises issues unique to such persons. Please read "Material U.S. Federal Income Tax Consequences—Tax Exempt Organizations and Other Investors" in the accompanying base prospectus.

Underwriting

We are offering the common units described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, UBS Securities LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner and Smith Incorporated, RBC Capital Markets, LLC and Jefferies LLC are acting as joint book-running managers of the offering and J.P. Morgan Securities LLC is acting as representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of common units listed next to its name in the following table:

Name	Number of units

J.P. Morgan Securities LLC
UBS Securities LLC
Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner and Smith Incorporated
RBC Capital Markets, LLC
Jefferies LLC
SunTrust Robinson Humphrey, Inc.
Capital One Securities, Inc.
Fifth Third Securities, Inc.
Mitsubishi UFJ Securities (USA), Inc.
Simmons & Company International
Total	6,325,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the common units sold under the underwriting agreement if any of these common units are purchased. The underwriters will sell the common units to the public when and if the underwriters buy the common units from us. The chairman of the board of directors of our general partner, James E. Ferrell, has expressed his intent to purchase 405,000 common units in this offering, either directly or through a controlled entity, at the same price as such common units are then being sold to the public in this offering. Pamela A. Breuckmann, a member of the board of directors of our general partner, has expressed her intent to purchase 8,100 common units in this offering, either directly or through a controlled entity, at the same price as such common units are then being sold to the public in this offering. However, we do not have any arrangements for the purchase of these common units with either Mr. Ferrell or Ms. Breuckmann.

Because the Financial Industry Regulatory Authority, Inc. ("FINRA") is expected to view the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2310 of the FINRA Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

The underwriters have advised us that they initially propose to offer the common units directly to the public for cash at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that public offering price less a concession not in excess of $              per common unit. After the initial public offering of the common units, the offering price and other selling terms may be changed by the underwriters. The underwriters may offer and sell the common units through certain of their affiliates.

The underwriters have an option to buy up to 948,750 additional common units from us. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any common units are purchased with this option, the underwriters will purchase common units in approximately the same proportion as shown in the table above. If any additional common units are purchased, the underwriters will offer the common units on the same terms as those on which the common units are being offered.

The underwriting fee is equal to the public offering price per common unit less the amount paid by the underwriters to us per common unit. The underwriting fee is $              per common unit. The following table shows the underwriting fee per common unit and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional common units from us.

		Without option exercise		With full option exercise

Per common unit	$		$
Total	$		$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of common units to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or, subject to the exception described below, file with the SEC a registration statement under the Securities Act relating to, any common units or securities convertible into or exchangeable or exercisable for any common units, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common units or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of common units or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities for a period of 60 days after the date of this prospectus supplement, other than the common units to be sold hereunder, issuances of common units upon the exercise of outstanding options or warrants, issuances of options not exercisable during the lock-up period pursuant to our unit-based compensation plans, and issuances of common units in connection with the acquisition of assets or businesses if the recipient(s) of such common units are the seller(s) of such assets or businesses and enter into a lock-up agreement for the remainder of the lock-up period. The sellers of Bridger Logistics are expected to enter into lock-up agreements for the remainder of the lock-up period with respect to the 11,200,000 common units issued to the sellers for the common units portion of the consideration at the closing of the Bridger Logistics Acquisition.

Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of J.P. Morgan Securities LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of our common units or any securities convertible into or exercisable or exchangeable for our common units (including, without limitation, common units or such other securities which may be deemed to be beneficially owned by such directors or executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a unit option or warrant) or publicly disclose the intention to make any offer, sale, pledge or disposition or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common units or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common units or such other securities, in cash or otherwise.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling common units in the open market for the purpose of preventing or retarding a decline in the market price of the common units while this offering is in progress. These stabilizing transactions may include making short sales of the common units, which involve the sale by the underwriters of a greater number of common units than they are required to purchase in this offering, and purchasing common units on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing common units in the open market. In making this determination, the underwriters will consider, among other things, the price of common units available for purchase in the open market compared to the price at which the underwriters may purchase common units through the option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase common units in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common units, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common units in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those common units as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common units or preventing or retarding a decline in the market price of the common units, and, as a result, the price of the common units may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other financial and non-financial services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Simmons & Company International served as our lead financial advisor and J.P. Morgan Securities LLC served as our co-advisor in connection with the Bridger Logistics Acquisition. RBC Capital Markets served as special advisor to our general partner's board of directors in connection with the Bridger Logistics Acquisition. Certain of the underwriters for this offering may be initial purchasers for the concurrent senior notes offering. Also, certain of the underwriters and/or their affiliates are lenders and/or agents under certain of our debt facilities and are holders, lenders and/or agents under the existing Bridger Logistics indebtedness comprised of borrowings under credit agreements, capital leases, short-term notes, and similar arrangements, which will be repaid in connection with the Bridger Logistics Acquisition and as such may receive a portion of the net proceeds from this offering following the consummation of the Bridger Logistics Acquisition. In addition, certain of the underwriters and/or their affiliates have agreed to provide us with the bridge facility that we may draw upon in the event that this offering or the senior notes offering is not consummated. Proceeds from this offering will reduce the commitments of such entities with respect to the bridge facility on a dollar-for-dollar basis.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common units may only be made to persons (the "Exempt Investors"), who are:

(a)    "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act; and

(b)   "wholesale clients" (within the meaning of section 761G of the Corporations Act), so that it is lawful to offer the common units without disclosure to investors under Chapters 6D and 7 of the Corporations Act.

The common units applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapters 6D and 7 of the Corporations Act would not be required pursuant to an exemption under both section 708 and Subdivision B of Division 2 of Part 7.9 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapters 6D and 7 of the Corporations Act.

Any person acquiring common units must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to prospective investors in Hong Kong

The common units have not been and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common units has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the units may not be circulated or distributed, nor may the units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the units are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, units, debentures and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the units under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus relates to an "Exempt Offer" in accordance with the Markets Law DIFC Law No. 1 of 2012 and the Markets Rules (MKT) of the Dubai Financial Services Authority ("DFSA") Rulebook ("DFSA Rulebook"). This prospectus is intended for distribution only to persons of a type specified in the Markets Rules (MKT) of the DFSA Rulebook to whom Exempt Offers can be made. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. Accordingly, the DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common units to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common units should review this prospectus with due care and conduct their own due diligence on the common units. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the common units may not be offered or sold directly or indirectly to the public in the DIFC.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

Particular legal matters related to the common units described in this prospectus have been and/or will be passed upon for us by Akin Gump Strauss Hauer & Feld, LLP, Houston, Texas. Particular legal matters with respect to the common units described in this prospectus have been and/or will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York, and Baker Botts L.L.P., Houston, Texas.

Experts

The consolidated financial statements, schedules, and management's assessment of the effectiveness of internal control over financial reporting of Ferrellgas Partners, L.P. and subsidiaries as of and for the years ended July 31, 2013 and 2014, incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements, and the related consolidated financial statement schedules, of Ferrellgas Partners, L.P. and its subsidiaries for the year ended July 31, 2012, incorporated in this prospectus by reference from Ferrellgas Partners, L.P.'s Annual Report on Form 10-K for the fiscal year ended July 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Bridger Logistics, LLC as of December 31, 2014 and 2013, and for the years then ended, have been included herein and incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, included herein and incorporated by reference herein from the Current Report on Form 8-K of Ferrellgas Partners, L.P. dated June 1, 2015, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Bridger Logistics, LLC as of December 31, 2012 and for the year then ended, have been included and incorporated by reference herein and in the registration statement in reliance upon the report of James, Hardy, Haley CPA, independent auditors, incorporated by reference herein from the Current Report on Form 8-K of Ferrellgas Partners, L.P. dated June 1, 2015, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

Where documents are filed; copies of documents

We file annual, quarterly and other reports and other information with the SEC. You may read and download our filings over the Internet from several commercial document retrieval services, as well as at the SEC's website at www.sec.gov. You may also read and copy our SEC filings at the SEC's public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference room and any applicable copy charges.

Because our common units are traded on the NYSE, we also provide our SEC filings and particular other information to the NYSE. You may obtain copies of these filings and this other information at the offices of the NYSE located at 11 Wall Street, New York, New York 10005.

In addition, our SEC filings are available on our website at www.ferrellgas.com at no cost as soon as reasonably practicable after our electronic filing or furnishing thereof with the SEC. Please note that any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information found and/or provided at such internet addresses is intended or deemed to be incorporated by reference herein.

Incorporation of documents by reference

We have filed with the SEC a registration statement on Form S-3 with respect to the common units offered by this prospectus supplement and the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus are a part of that registration statement. As allowed by the SEC, this prospectus supplement and the accompanying base prospectus do not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to "incorporate by reference" information into this prospectus supplement and the accompanying base prospectus. This means that we can disclose particular important information to you without actually including such information in this prospectus supplement or the accompanying base prospectus by simply referring you to another document that we filed separately with the SEC.

We are "incorporating by reference" in this prospectus supplement and the accompanying base prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. Our combined filings with the SEC present separate filings by Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. Information contained therein relating to an individual registrant is filed by that registrant on its own behalf and each registrant makes no representation as to information relating to other registrants. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying base prospectus and should be carefully read in conjunction with this prospectus supplement and the accompanying base prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically update and may supersede some of the information in this prospectus supplement and the accompanying base prospectus as well as information we previously filed with the SEC (except those portions of the filings that relate to Ferrellgas Partners Finance Corp., Ferrellgas, L.P. or Ferrellgas Finance Corp. as separate registrants) and that was incorporated by reference into this prospectus supplement or the accompanying base prospectus (other than information in such documents that is deemed not to be filed).

We are incorporating by reference into this prospectus supplement the documents listed below and any other filings made by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (other than current reports or portions thereof furnished under Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed):

•
the description of Ferrellgas Partners, L.P.'s common units in its registration statement on Form 8-A/A, as filed with the SEC on December 7, 2005, and any amendments or reports filed to update the description;

•
the Annual Report on Form 10-K of Ferrellgas Partners, L.P. for the fiscal year ended July 31, 2014, as filed with the SEC on September 29, 2014;

•
the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. for the fiscal quarter ended October 31, 2014, as filed with the SEC on December 10, 2014;

•
the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. for the fiscal quarter ended January 31, 2015, as filed with the SEC on March 11, 2015; and

•
the Current Reports on Form 8-K of Ferrellgas Partners, L.P., as filed with the SEC on August 29, 2014, January 28, 2015, and June 1, 2015 (two reports).

If information in any of these incorporated documents conflicts with information in this prospectus supplement or the accompanying base prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

You may request from us at no cost a copy of any document we incorporate by reference, excluding all exhibits to such incorporated documents (unless we have specifically incorporated by reference such exhibits either in this prospectus supplement, the accompanying base prospectus or in the incorporated document), by making such a request in writing or by telephone to the following address:

Ferrellgas, Inc.
7500 College Boulevard, Suite 1000
Overland Park, Kansas 66210
Attention: Investor Relations
(913) 661-1533

Except as provided above, no other information (including information on our website) is incorporated by reference into this prospectus supplement or the accompanying base prospectus.

 Index to Bridger Logistics' Consolidated Financial Statements

Bridger Logistics, LLC and subsidiaries

 Bridger Logistics, LLC and subsidiaries
Consolidated Balance Sheets

	March 31, 2015 (unaudited)	December 31, 2014 (audited)

Assets
Current assets:
Cash	$7,018,927	7,957,378
Trade accounts receivable	11,367,170	17,285,142
Due from affiliates—note 6	32,568,998	34,001,516
Prepaid expenses	13,120,727	12,174,528
Prepaid pipeline tariff	4,715,232	4,715,232
Assets held for sale—note 8	3,013,567	3,013,567
Other current assets	2,188,243	624,646

Total current assets	73,992,864	79,772,009

Property and equipment:
Land	1,726,247	1,726,247
Pipeline terminals	33,562,448	33,467,927
Pipeline—note 3	3,914,571	3,914,571
Vehicles	2,232,937	2,125,395
Trucks and trailers	154,567,738	145,048,267
Railcars	153,264,202	151,828,320
Furniture and equipment	4,930,902	4,781,959
Construction in progress	9,857,278	7,198,943
Accumulated depreciation	(37,612,310)	(31,096,824)

Property and equipment, net	326,444,013	318,994,805

Intangible assets, net of amortization	6,303,524	6,487,686
Other long-term assets	1,728,847	1,928,399

Total assets	$408,469,248	407,182,899

See accompanying notes to unaudited consolidated financial statements.

 Bridger Logistics, LLC and subsidiaries
Consolidated Balance Sheets

	March 31, 2015 (unaudited)	December 31, 2014 (audited)

Liabilities and Equity
Current liabilities:
Trade accounts payable	$20,015,147	24,826,688
Due to affiliates—note 6	33,192,376	27,688,564
Current portion of long-term debt—note 5	67,574,953	65,920,090
Other accrued liabilities	14,404,221	14,201,439

Total current liabilities	135,186,697	132,636,781

Long-term liabilities:
Long-term debt, less current maturities—note 5	214,024,667	217,810,079
Other long-term liabilities	1,422,549	4,018,449

Total long-term liabilities	215,447,216	221,828,528

Total liabilities	350,633,913	354,465,309
Members' equity	57,835,335	52,717,590

Total liabilities and members' equity	$408,469,248	407,182,899

See accompanying notes to unaudited consolidated financial statements.

 Bridger Logistics, LLC and subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
	2015	2014

Revenues	$82,226,881	42,946,701
Cost of sales	54,832,707	25,434,529

Gross profit	27,394,174	17,512,172

Expenses:
Operating expense	7,476,146	3,919,774
Selling, general, and administrative	3,616,155	1,348,837
Depreciation and amortization	7,123,970	3,885,190

Total expenses	18,216,271	9,153,801

Operating income	9,177,903	8,358,371

Other expense:
Other expense	(312,670)	(155,081)
Interest expense	(3,732,762)	(1,285,724)
Income tax expense	(14,726)	(25,000)

Total other expense, net	(4,060,158)	(1,465,805)

Income from continuing operations	5,117,745	6,892,566
Loss from discontinued operations—note 8	—	(345,383)

Net income	$5,117,745	6,547,183

See accompanying notes to unaudited consolidated financial statements.

 Bridger Logistics, LLC and subsidiaries
Consolidated Statement of Changes in Members' Equity
Three months ended March 31, 2015
(unaudited)

Members' equity

Balance at December 31, 2014	$52,717,590
Net income	5,117,745

Balance at March 31, 2015	$57,835,335

See accompanying notes to unaudited consolidated financial statements.

 Bridger Logistics, LLC and subsidiaries
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2015	2014

Cash flows from operating activities:
Net income	$5,117,745	6,547,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,123,970	3,885,190
Loss on sale of property and equipment	320,241	155,081
Decrease (increase) in current assets:
Trade accounts receivable	5,917,972	(869,721)
Due from affiliates	1,432,518	(9,466,474)
Prepaid expenses	(946,199)	792,227
Prepaid pipeline tariff	—	175,001
Other current assets	(1,563,597)	(323,524)
Increase in current and other liabilities:
Trade accounts payable	(4,811,541)	3,879,375
Due to affiliates	5,503,812	239,495
Other accrued liabilities	202,782	1,028,436
Change in other long-term liabilities	(2,595,900)	—

Net cash provided by operating activities	15,701,803	6,042,269

Cash flows from investing activities:
Proceeds from sale of property and equipment	2,000,000	1,489,621
Purchases of property and equipment	(16,893,419)	(66,964,351)
Changes in other long-term assets	383,714	151,749

Net cash used in investing activities	(14,509,705)	(65,322,981)

Cash flows from financing activities:
Proceeds from borrowing	28,361,716	64,208,514
Repayments on borrowing	(29,908,225)	(4,278,116)
Changes in insurance liabilities	(584,040)	(526,548)

Net cash (used in) provided by financing activities	(2,130,549)	59,403,850

(Decrease) increase in cash	(938,451)	123,138
Cash at beginning of period	7,957,378	3,343,276

Cash at end of period	$7,018,927	3,466,414

Supplemental disclosure of cash flow information:
Interest expense paid	$3,676,973	924,290
Payments for income taxes	$35,909	1,677

See accompanying notes to unaudited consolidated financial statements.

 Bridger Logistics, LLC and subsidiaries
Notes to Unaudited Consolidated Financial Statements
March 31, 2015 and 2014

(1)   Organization and description of business

Bridger Logistics, LLC and its subsidiaries (together, Bridger or the Company) is a privately held limited liability company and is primarily engaged in the transportation, storage and terminalling of crude oil. The Company is wholly owned by Bridger, LLC. The consolidated financial statements for Bridger Logistics, LLC include the financial statements of the following subsidiaries: Bridger Transfer Services, LLC, Bridger Leasing, LLC, Bridger Transportation, LLC (formerly Southern Energy Transportation, Inc.), Bridger Rail Shipping, LLC, Bridger Lake, LLC, Double on 8, LLC and Bridger Midstream, LLC.

Bridger generates income from transporting crude oil through its operation of a fleet of trucks and tank trailers and railcars primarily servicing Texas, Louisiana, North Dakota, Pennsylvania, Colorado, New Mexico, Mississippi and Wyoming.

Bridger operates 19 pipeline terminals in North Dakota, Montana, Wyoming, New Mexico, Mississippi, Oklahoma and Texas for the transfer of crude oil into major pipeline systems and has available volume capacity for loading of crude oil at two rail facilities in North Dakota as well as available volume capacity for the unloading of crude oil at three rail facilities located in East Texas, Philadelphia and South Louisiana.

Bridger also derives revenues from leasing trucks and tank trailers for the transportation of crude oil. Bridger owned 617 trucks and 644 tank trailers as of March 31, 2015 and 298 trucks and 328 tank trailers as of March 31, 2014.

In addition, Bridger owns the Bridger Lake pipeline, a 24-mile crude oil pipeline with a storage and terminalling facility in Uinta County, Wyoming. As discussed further in note 3, the pipeline has been out of commission since April 2010 due to reconstruction of the pipeline's infrastructure. The pipeline became eligible for operations at the end of 2014.

Bridger also provides pipeline management services through exchanged crude oil barrels under buy/sell agreements.

On April 30, 2014, Bridger Rail Shipping, LLC completed a $200 million secured financing agreement with Element Financial Corporation (Element) to finance the acquisition of 1,300 new railcars from Trinity Industries. As of March 31, 2015, Bridger had taken delivery of 999 railcars. These new railcars replaced existing leased railcars in Bridger's fleet. The Company expects that these owned railcars will reduce railcar lease expenses, as the lease fleet will be reduced by the delivery of owned railcars.

On July 1, 2014, Bridger Transportation, LLC executed a five-year agreement to provide dedicated trucking services for the crude oil marketing business of Occidental Energy Marketing, Inc. In connection with the transaction, Bridger acquired all of Occidental Energy Transportation LLC's (OET) tractors and trailers servicing the Permian Basin, as well as OET's trucking operations personnel. In connection with the agreement, Bridger ordered a fleet of new tractors to complement the assets purchased from OET to support sustained growth in the region.

The consolidated financial statements present the consolidated financial position and results of operations, changes in equity, and cash flows of Bridger with all balances and transactions between the entities eliminated. Such amounts reduce revenue and expense items and eliminate transactions representing loaning of funds between the consolidated entities.

(2)   Significant accounting policies

(a)    Principles of presentation and consolidation

The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

The consolidated financial statements include the financial statements of Bridger Logistics, LLC and its subsidiaries. In addition, Bridger evaluates its relationships with other entities to identify whether they are variable interest entities under certain provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810-10, Consolidation—Overall and to assess whether it is the primary beneficiary of any such entity. If the determination is made that Bridger is the primary beneficiary of a variable interest entity, then that entity is included in the consolidated financial statements. No such variable interest entities exist as of March 31, 2015 and 2014.

As further discussed in Note 8, on November 28, 2014, Bridger entered into a Member Interest Purchase Agreement to sell all of the assets of Bridger Midstream, LLC. Bridger has classified the related assets as assets held for sale at March 31, 2015 and December 31, 2014, and the results of operations of these assets as discontinued operations in the consolidated statements of operations as of March 31, 2015 and 2014.

Bridger also recognized its Gulf Coast Rail Business as a discontinued operation at December 31, 2014 and presented results of operations of the Gulf Coast Rail Business as discontinued operations for the quarters ended March 31, 2015 and March 31, 2014 on the consolidated statements of operations.

(b)    Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make assumptions and use estimates that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the consolidated financial statements. While actual results could differ from these estimates, management does not expect the differences, if any, to have a material effect on the consolidated financial statements.

(c)    Cash and cash equivalents

For the purpose of reporting cash flows, cash and cash equivalents include all cash on hand and cash on deposit with original maturities of less than three months.

(d)    Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Management provides for uncollectible amounts through a charge to earnings and a credit to accounts receivable on its assessment of the current status of individual accounts. Such direct write-offs of accounts receivable have not been material to the consolidated financial statements.

(e)    Revenue recognition

Revenues include pipeline tariffs, trucking fees, rail throughput fees, pipeline management services, leasing, throughput, and storage; all items Bridger deems as being associated with the transportation of crude oil. These revenues are recognized upon completion of the related service.

(f)    Prepaid expenses

Prepaid expenses are amortized over the estimated period of future benefit, generally on a straight-line basis.

(g)    Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Owned property and equipment are depreciated using the straight-line method over the estimated lives of the respective assets.

Routine maintenance and repairs are charged to operating expense, while costs of improvements and replacements are capitalized. When an asset is retired or sold, its cost and related accumulated depreciation are removed from the accounts, and the difference between the net book value of the asset and proceeds from disposition is recognized as a gain or loss on the consolidated statements of operations.

Construction in progress is stated at cost and is transferred to fixed assets when substantially all the activities necessary to prepare the assets for their intended use are completed. Depreciation commences upon capitalization.

(h)    Intangible assets

Intangible assets are recorded at their fair values. Intangible assets as of March 31, 2015 consisted mostly of a $4.1 million pipeline shipper status asset amortized over the useful life of 25 years, as well as $2.2 million in exchange and throughput agreements added as a result of acquisition and amortized over 5 years based upon contracts terms. Amortization expense of $0.2 million was included in the depreciation and amortization expense on the consolidated statements of operations for the three months ended March 31, 2015. No amortization expense was recognized in the three months ended March 31, 2014.

(i)    Asset retirement obligations

Under ASC 410-20, Asset Retirement and Environmental Obligations—Asset Retirement Obligations, which relates to accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets, the Company records an Asset Retirement Obligation (ARO) at fair value in the period in which it is incurred by increasing the carrying amount of the related long-lived asset. In each subsequent period, the liability is accreted over time towards the ultimate obligation amount and the capitalized costs are depreciated over the useful life of the related asset. The Company did not identify any significant or material cost after review; thus, no ARO obligation was recorded in the three months ended March 31, 2015 and 2014.

(j)    Impairment of long-lived assets

In accordance with ASC 360-10, Property, Plant, and Equipment—Overall, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company has not identified any triggering events during the three months ended March 31, 2015 and 2014 that would require an assessment for impairment of long-lived assets.

(k)    Prepaid pipeline tariff

Prepaid pipeline tariffs are a deposit of an expected tariff expense for a three month period in the future.

(l)    Environmental liabilities and litigation

The Company's policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations are generally recognized upon completion of the feasibility study. Such accruals are adjusted as further information or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

(m)    Income taxes

Bridger Logistics, LLC and its subsidiaries are treated as pass through entities (partnerships) for federal and state income tax purposes. These companies do not pay income taxes, except state margin or gross receipts tax where it exists, as most income or loss and credits are included in the returns of the individual members. State tax for applicable jurisdictions was $14,726 and $25,000 for the three months ended March 31, 2015 and 2014, respectively.

(3)   Pipeline operational status

The Bridger Lake pipeline asset consisted of a pipeline 6 5/8" in diameter and 27 miles in length extending from Northern Utah into Southwestern Wyoming. It operated without incident until April 5, 2010. On this date, it was determined that approximately 4,000 barrels of sweet crude oil were released over an area of about four acres near the small community of Robertson, Wyoming (population 97). In accordance with requirements of the United States Department of Transportation's Pipeline Hazardous Material Safety Administration (PHMSA) and the Wyoming Department of Environmental Quality, the Company has paid approximately $6.2 million in environmental remediation and improvement costs and expenses. No accrued liability was recorded for such obligations as of March 31, 2015 and 2014. During the quarters ended March 31, 2015 and 2014, no volumes were transported through the pipeline and no revenues were generated from pipeline operations.

An approval to restart the pipeline was received from PHMSA in July 2012 and the pipeline was placed back into service for transporting crude oil in 2014. Management is in discussions with several customers regarding potential throughput agreements and expects such agreements to be put in place in 2015.

(4)   Fair value

Fair value is defined as the price that Bridger would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, the accounting standards establish a three level hierarchy for inputs used in measuring fair value, as follows:

Level 1—inputs are quoted prices in active markets for identical assets or liabilities.

Level 2—inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active markets for similar assets or liabilities.

Level 3—inputs are unobservable and reflect Bridger's own assumptions.

As of March 31, 2015 and 2014, the fair values of cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying values due to the short term nature of these instruments. Bridger's carrying value of its variable interest debt approximates its fair value as such debt incurs interest at variable rates tied to a market rate of interest. The fair values of fixed rate debt is impracticable for Bridger to estimate due to the lack of a trading market to observe similar debt instruments. In addition, the process to identify other non-public companies similar to Bridger in size and credit standing with debt having interest rates, maturities, and carrying amounts of a similar nature upon which to estimate the fair value of Bridger's fixed rate debt would result in Bridger incurring undue effort and excessive cost as such information is not readily available. The carrying value of such fixed rate debt as of March 31, 2015 was $246,158,725 with interest rates ranging from 3.43% to 6.12% and maturity dates ranging from October 8, 2017 to January 1, 2022. The carrying value of such fixed rate debt as of December 31, 2014 was $249,418,310 with interest rates ranging from 2.85% to 6.12% and maturity dates ranging from March 7, 2017 to January 1, 2022.

(5)   Debt

Long-term debt consists of several different loans with commercial banks and equipment financing companies. The purpose of the loans is to obtain financing for the purchase of trucks and trailers, vehicles, rail cars, buildings and for the construction of pipeline terminals. Further, the loans are secured by these same assets.

Bridger had $281,599,620 and $283,730,169 of debt as of March 31, 2015 and December 31, 2014, respectively. As of March 31, 2015, the debt consisted of instruments with outstanding balances ranging from $32,743 to $54,638,230 with varying monthly payments due through January 1, 2022. Interest rates related to the debt above consisted of the following: $246,158,725 in outstanding debt with fixed interest rates ranging from 3.43% to 6.12%, $18,081,035 in outstanding debt with a variable interest rate of the 1 month LIBOR plus 3.50%, $12,468,217 in outstanding debt with a variable interest rate of the Wall Street Journal Prime Rate with a minimum rate of 3.25%, and $4,891,643 in outstanding debt with a variable prime interest rate with a minimum rate of 3.25%. As of December 31, 2014, the debt consisted of instruments with outstanding balances ranging from $34,756 to $56,853,294 with varying monthly payments due through January 1, 2022. Interest rates related to the debt above consisted of the following: $249,418,310 in outstanding debt with fixed interest rates ranging from 2.85% to 6.12%, $19,956,769 in outstanding debt with a variable interest rate of the 1 month LIBOR plus 3.50%, $13,281,410 in outstanding debt with a variable interest rate of the Wall Street Journal Prime Rate with a minimum rate of 3.25%, and $1,073,680 in outstanding debt with a variable prime interest rate with a minimum rate of 3.25%.

The debt agreements outstanding as of March 31, 2015 and December 31, 2014 contained no financial covenants.

(6)   Related party transactions

The Bridger entities have historically entered into numerous transactions with affiliated entities within Bridger Logistics, LLC, as well as other related parties. While transactions between companies within Bridger Logistics, LLC in these consolidated financial statements have been eliminated, other transactions with related parties, which are not included in these consolidated financial statements, have remaining outstanding balances due from or to Bridger Logistics, LLC as of March 31, 2015 and 2014. The transactions with related parties include trucking services for crude oil, leasing of trucks and tank trailers, providing throughput services at pipeline and rail terminals and allocation of costs for centralized corporate functions. In addition, the related party transactions are inclusive of loan transactions in accordance with promissory notes with related entities.

On January 30, 2014, Bridger entered into a commitment to purchase 300 railcars at a total cost of approximately $47 million. On February 28, 2014, and amended and restated on March 31, 2014, Bridger entered into a 10% promissory note with a related party in the amount of $47 million to take delivery for the aforementioned railcars. The note was secured by members' equity of Bridger, LLC and was repaid in full on April 30, 2014.

In addition, a related party made a loan to Bridger in 2013 for $700,000 and provided collateral of a certificate of deposit for another Bridger loan. The loan was repaid in full by Bridger in September of 2014.

In the three months ended March 31, 2015 and 2014, Bridger Logistics, LLC generated revenues and incurred expenses of $47,243,254 and $27,070,843, respectively, from the services provided to related entities not included in these consolidated financial statements. Receivables from such related entities were $32,568,998 and $34,001,516 as of March 31, 2015 and December 31, 2014, respectively. Payables to such related entities were $33,192,376, and $27,688,564 as of March 31, 2015 and December 31, 2014, respectively. In addition, the consolidated statements of operations for the three months ended March 31, 2015 and 2014 include allocation of overhead charges for centralized corporate functions of $2,993,726 and $1,806,136, respectively.

(7)   Description of leasing arrangements

In the three months ended March 31, 2014, Bridger entered into a lease agreement for the use of 200 railcars for the transportation of crude oil. Bridger was required to pay a lease fee of $1,850 per railcar per month. The lease for 100 railcars expired on March 31, 2014. The lease for the remaining 100 railcars expired on June 30, 2014. Bridger did not enter into new lease agreements in the three months ended March 31, 2015.

(8)   Discontinued operations and assets held for sale

Bridger midstream.    Bridger entered into a Member Interest Purchase Agreement on November 28, 2014 for the sale of all of the assets of Bridger Midstream, LLC to a third party. The final closing of this agreement is expected to occur in the second quarter of 2015. Bridger has classified the related assets as assets held for sale at March 31, 2015 and 2014, and the results of operations of these assets as discontinued operations in the consolidated statements of operations as of March 31, 2015 and 2014.

The Bridger Midstream, LLC operating results for the three months ended March 31, 2014, which are included in loss from discontinued operations, were as follows:

Three months ended March 31, 2014

Total related parties revenues	$441,501
Total related party expenses	(1,349,534)

Loss from discontinued operations	$(908,033)

Assets held for sale related to Bridger Midstream, LLC were $3.0 million March 31, 2015 and December 31, 2014, respectively. These assets primarily consisted of pipeline terminal construction assets.

Gulf coast rail business.    On January 1, 2012, Bridger entered into a terminal and throughput agreement for the unloading of crude from railcars and trucks, storage of crude and offloading of crude to barges and trucks at the Riverside facility, located in Geismar, Louisiana. The agreement terminates on May 31, 2016. The fee structure included a minimum monthly fee ranging from $315,000 to $865,300 per month from 2012 through 2014. In 2013, Bridger's strategy involving this location had shifted significantly, leaving this geographically isolated facility with no further use within the Bridger portfolio. Lack of economic activity in 2013 and 2014 was evidence of this strategic shift. Bridger has no intent to increase terminal and throughput volumes at the facility and is negotiating with the facility owner to determine a buy-out value for the remaining financial obligation under the contract. Bridger classified the results of operations of the Gulf Coast Rail Business as discontinued operations in the consolidated statements as of March 31, 2015 and 2014. In 2014 Bridger recorded $13,662,726 of contract exit costs associated with these operations, and accordingly there have been no additional costs incurred in 2015.

The Gulf Coast Rail Business' operating results for the three months ended March 31, 2014, which are included in income (loss) from discontinued operations, were as follows:

Three months ended March 31, 2014

Total related parties revenues	$3,158,550
Total costs and expenses	(2,595,900)

Income from discontinued operations	$562,650

(9)   Commitments and contingencies

From time to time, Bridger enters into agreements with third parties requiring minimum performance or volume requirements in the normal course of business.

Murex litigation

Bridger Logistics, LLC is in dispute with Murex, LLC with respect to a sublease of approximately 220 railcars by Bridger for which Murex has made a claim for $9.6 million in contract damages, including legal fees. Management believes it has a meritorious defense against this claim and has asserted counterclaims against Murex citing the cause of the dispute to be an exorbitant rate of bad order railcars provided by Murex. It is management's assessment that the amount claimed by Murex will ultimately be resolved at an amount that will be substantially lower than the amount claimed. Management believes that the outcome of the ultimate resolution as of the date of this report is neither probable nor estimable.

Other legal proceedings

Bridger is subject to various claims and legal actions arising in the ordinary course of business. There are uncertainties inherent in the ultimate outcome of such matters and it is difficult to determine the ultimate costs that may be incurred. Bridger believes the ultimate disposition of these matters will not have a material adverse effect on the consolidated statement of operations, consolidated balance sheet and consolidated statement of cash flows. Bridger appropriately accrues for such matters when a loss is known or is considered probable and estimable in nature. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in its consolidated financial statements.

(10) Subsequent events

Management has evaluated subsequent events through May 29, 2015, the date on which the financial statements were available to be issued.

 Independent auditors' report

The Board of Directors
Bridger Logistics, LLC and subsidiaries:

We have audited the accompanying consolidated financial statements of Bridger Logistics, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in members' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management's responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles. This includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal controls. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Bridger Logistics, LLC and its subsidiaries as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas
May 29, 2015

 Independent auditors' report

The Board of Directors
Bridger Logistics, LLC and subsidiaries:

We have audited the accompanying consolidated financial statements of Bridger Logistics, LLC and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's responsibility for the financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of Bridger Logistics, LLC and its subsidiaries as of December 31, 2012 and their results of operations, and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

James, Hardy & Haley, CPAs
Shreveport, Louisiana

May 29, 2015

 Bridger Logistics, LLC and subsidiaries
Consolidated Balance Sheets
December 31, 2014, 2013 and 2012

Assets	2014	2013	2012

Current assets:
Cash	$7,957,378	3,343,276	5,550,626
Trade accounts receivable	17,285,142	7,712,064	5,813,351
Due from affiliates—note 6	34,001,516	11,047,823	7,555,463
Prepaid expenses	12,174,528	2,166,578	348,643
Prepaid pipeline tariff	4,715,232	3,086,672	393,149
Assets held for sale—note 10	3,013,567	—	—
Other current assets	624,646	1,166,927	919,017

Total current assets	79,772,009	28,523,340	20,580,249

Property and equipment:
Land	1,726,247	1,726,247	—
Pipeline terminals	33,467,927	10,715,565	7,721,351
Pipeline—note 3	3,914,571	3,812,749	3,701,186
Vehicles	2,125,395	883,264	203,398
Trucks and trailers	145,048,267	83,798,381	45,889,827
Railcars	151,828,320	—	—
Furniture and equipment	4,781,959	1,794,510	1,135,105
Construction in progress	7,198,943	17,790,877	—
Accumulated depreciation	(31,096,824)	(14,794,359)	(5,229,021)

Property and equipment, net	318,994,805	105,727,234	53,421,846

Intangible assets, net of amortization	6,487,686	—	—
Other long-term assets	1,928,399	592,800	—

Total assets	$407,182,899	134,843,374	74,002,095

See accompanying notes to consolidated financial statements.

 Bridger Logistics, LLC and subsidiaries
Consolidated Balance Sheets
December 31, 2014, 2013 and 2012

Liabilities and Equity	2014	2013	2012

Current liabilities:
Trade accounts payable	$24,826,688	13,924,473	8,008,332
Due to affiliates—note 6	27,688,564	10,925,836	12,007,565
Current portion of long-term debt—note 5	65,920,090	14,963,881	7,801,103
Other accrued liabilities	14,201,439	986,016	636,091

Total current liabilities	132,636,781	40,800,206	28,453,091

Long-term liabilities:
Long-term debt, less current maturities—note 5	217,810,079	59,129,505	30,343,198
Other long-term liabilities	4,018,449	—

Total long-term liabilities	221,828,528	59,129,505	30,343,198

Total liabilities	354,465,309	99,929,711	58,796,289
Members' equity	52,717,590	34,913,663	15,205,806

Total liabilities and members' equity	$407,182,899	134,843,374	74,002,095

See accompanying notes to consolidated financial statements.

 Bridger Logistics, LLC and subsidiaries
Consolidated Statements of Operations
Years ended December 31, 2014, 2013 and 2012

	2014	2013	2012

Revenues	$274,049,507	134,533,934	161,727,079
Cost of sales	178,242,384	82,690,961	134,420,818

Gross profit	95,807,123	51,842,973	27,306,261

Expenses:
Operating expense	24,279,680	13,492,914	3,892,709
Selling, general, and administrative	8,832,128	5,866,515	1,843,420
Depreciation and amortization	19,445,393	10,476,781	4,215,398

Total expenses	52,557,201	29,836,210	9,951,527

Operating income	43,249,922	22,006,763	17,354,734

Other income (expense):
Other income (expense)	136,369	(256,952)	26,262
Interest expense	(9,045,639)	(2,933,445)	(1,299,013)
Income tax expense	(20,968)	(70,599)	—
Total other expense, net	(8,930,238)	(3,260,996)	(1,272,751)

Income from continuing operations	34,319,684	18,745,767	16,081,983
(Loss) income from discontinued operations—note 10	(16,515,757)	962,090	(671,339)

Net income	$17,803,927	19,707,857	15,410,644

See accompanying notes to consolidated financial statements.

 Bridger Logistics, LLC and subsidiaries
Consolidated Statement of Changes in Members' Equity
Years ended December 31, 2014, 2013 and 2012

Members' equity

Balance at December 31, 2011	$334,062
Net income	15,410,644
Capital contributions	138,600
Capital distributions	(677,500)

Balance at December 31, 2012	$15,205,806
Net income	19,707,857

Balance at December 31, 2013	34,913,663
Net income	17,803,927

Balance at December 31, 2014	$52,717,590

See accompanying notes to consolidated financial statements.

 Bridger Logistics, LLC and subsidiaries
Consolidated Statements of Cash Flows
Years ended December 31, 2014, 2013 and 2012

	2014	2013	2012

Cash flows from operating activities:
Net income	$17,803,927	19,707,857	15,410,644
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,445,393	10,476,781	4,215,398
(Gain) loss on sale of property and equipment	(139,287)	251,849	4,098
(Increase) decrease in current assets:
Trade accounts receivable	(9,573,078)	(1,898,713)	(3,574,691)
Due from affiliates	(22,953,693)	(3,492,360)	(7,110,142)
Prepaid expenses	(10,007,950)	(1,817,935)	(53,399)
Prepaid pipeline tariff	(1,628,560)	(2,693,523)	(289,149)
Other current assets	542,281	(247,910)	(511,926)
Increase (decrease) in current and other liabilities:
Trade accounts payable	10,902,215	5,916,141	6,091,263
Due to affiliates	16,762,728	(1,081,729)	4,523,755
Other accrued liabilities	13,215,423	349,925	(2,789,823)
Change in other long-term liabilities	4,018,449	—	—

Net cash provided by operating activities	38,387,848	25,470,383	15,916,028

Cash flows from investing activities:
Proceeds from sale of property and equipment	3,971,162	967,628	109,000
Purchases of property and equipment	(233,128,406)	(64,001,646)	(38,504,905)
Cost of acquisition	(9,000,000)	—	—
Changes in other long-term assets	(5,253,285)	(592,800)	—

Net cash used in investing activities	(243,410,529)	(63,626,818)	(38,395,905)

Cash flows from financing activities:
Proceeds from borrowing	352,631,337	45,998,577	31,358,082
Repayments on borrowing	(143,325,820)	(10,526,617)	(4,373,356)
Changes in insurance liabilities	331,266	477,125	—
Capital contributions	—	—	138,600
Capital distributions	—	—	(677,500)

Net cash provided by financing activities	209,636,783	35,949,085	26,445,826

Increase (decrease) in cash	4,614,102	(2,207,350)	3,965,949
Cash at beginning of year	3,343,276	5,550,626	1,584,677

Cash at end of year	$7,957,378	3,343,276	5,550,626

Supplemental disclosure of cash flow information:
Interest expense paid	$7,667,905	2,897,269	1,436,906
Payments for income taxes	$73,105	20,021	—

See accompanying notes to consolidated financial statements.

 Bridger Logistics, LLC and subsidiaries
Notes to Consolidated Financial Statements
December 31, 2014, 2013 and 2012

(1)   Organization and description of business

Bridger Logistics, LLC and its subsidiaries (together, "Bridger" or "the Company") is a privately held limited liability company and is primarily engaged in the transportation, storage and terminalling of crude oil. The Company is wholly owned by Bridger, LLC. The consolidated financial statements for Bridger Logistics, LLC include the financial statements of the following subsidiaries: Bridger Transfer Services, LLC, Bridger Leasing, LLC, Bridger Transportation, LLC (formerly Southern Energy Transportation, Inc.), Bridger Rail Shipping, LLC, Bridger Lake, LLC, Double on 8, LLC and Bridger Midstream, LLC.

Bridger generates income from transporting crude oil through its operation of a fleet of trucks and tank trailers and railcars primarily servicing Texas, Louisiana, North Dakota, Pennsylvania, Colorado, New Mexico, Mississippi and Wyoming.

Bridger operates 23 pipeline terminals in North Dakota, Montana, Wyoming, New Mexico, Mississippi, Oklahoma and Texas for the transfer of crude oil into major pipeline systems and has available volume capacity for loading of crude oil at two rail facilities in North Dakota as well as available volume capacity for the unloading of crude oil at three rail facilities located in East Texas, Philadelphia and South Louisiana.

Bridger also derives revenues from leasing trucks and tank trailers for the transportation of crude oil. Bridger owned 555 trucks and 634 tank trailers as of December 31, 2014, 293 trucks and 367 tank trailers as of December 31, 2013 and 160 trucks and 202 tank trailers as of December 31, 2012.

In addition, Bridger owns the Bridger Lake pipeline, a 24-mile crude oil pipeline with a storage and terminalling facility in Uinta County, Wyoming. As discussed further in note 3, the pipeline has been out of commission since April 2010 due to reconstruction of the pipeline's infrastructure. The pipeline became eligible for operations at the end of 2014.

Bridger also provides pipeline management services through exchanged crude oil barrels under buy/sell agreements.

On April 30, 2014, Bridger Rail Shipping, LLC completed a $200 million secured financing agreement with Element Financial Corporation ("Element") to finance the acquisition of 1,300 new railcars from Trinity Industries. As of December 31, 2014, Bridger had taken delivery of 999 railcars. These new railcars replaced existing leased railcars in Bridger's fleet. The Company expects that these owned railcars will reduce railcar lease expenses, as the lease fleet will be reduced by the delivery of owned railcars.

On July 1, 2014, Bridger Transportation, LLC executed a five-year agreement to provide dedicated trucking services for the crude oil marketing business of Occidental Energy Marketing, Inc. In connection with the transaction, Bridger acquired all of Occidental Energy Transportation LLC's ("OET") trucks and trailers servicing the Permian Basin, as well as OET's trucking operations personnel. In connection with the agreement, Bridger ordered a fleet of new trucks to complement the assets purchased from OET to support sustained growth in the region.

The consolidated financial statements present the consolidated financial position and results of operations, changes in equity, and cash flows of Bridger with all balances and transactions between the entities eliminated. Such amounts reduce revenue and expense items and eliminate transactions representing loaning of funds between the consolidated entities.

(2)   Significant accounting policies

(a)    Principles of presentation and consolidation

The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

The consolidated financial statements include the financial statements of Bridger Logistics, LLC and its subsidiaries. In addition, Bridger evaluates its relationships with other entities to identify whether they are variable interest entities under certain provisions of the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 810-10, Consolidation-Overall and to assess whether it is the primary beneficiary of any such entity. If the determination is made that Bridger is the primary beneficiary of a variable interest entity, then that entity is included in the consolidated financial statements. No such variable interest entities exist as of December 31, 2014, 2013 or 2012.

Prior to July 1, 2013, Southern Energy Transportation, Inc. ("Southern Energy") and Bridger were affiliated companies under common control. On July 1, 2013, Bridger acquired Southern Energy through a reorganization of Bridger's parent company. This transaction was considered to be a transaction between entities under common control and accordingly Southern Energy's assets and liabilities were recorded based upon the historical carrying value at the date of the transaction. Bridger's accompanying historical financial statements have been retrospectively updated to reflect the effects on financial position, cash flows and results of operations attributable to Southern Energy as if Bridger had owned these assets for the periods presented.

As further discussed in Note 10, on November 28, 2014, Bridger entered into a Member Interest Purchase Agreement to sell all of the assets of Bridger Midstream, LLC. Bridger has classified the related assets as assets held for sale at December 31, 2014, and the results of operations of these assets as discontinued operations in the consolidated statements of operations as of December 31, 2014. These assets were not in operation in 2013 and 2012.

Bridger also recognized its Gulf Coast Rail Business as a discontinued operation at December 31, 2014 and presented results of operations of the Gulf Coast Rail Business as discontinued operations for the years ended December 31, 2014, 2013 and 2012 on the consolidated statements of operations. Bridger has retrospectively adjusted its prior periods' consolidated financial statements to comparably classify the amounts related to the operations of the Gulf Coast Rail Business as discontinued operations.

(b)    Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make assumptions and use estimates that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the consolidated financial statements. While actual results could differ from these estimates, management does not expect the differences, if any, to have a material effect on the consolidated financial statements.

(c)    Cash and cash equivalents

For the purpose of reporting cash flows, cash and cash equivalents include all cash on hand and cash on deposit with original maturities of less than three months.

(d)    Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Management provides for uncollectible amounts through a charge to earnings and a credit to accounts receivable on its assessment of the current status of individual accounts. Such direct write-offs of accounts receivable have not been material to the consolidated financial statements.

(e)    Revenue recognition

Revenues include pipeline tariffs, trucking fees, rail throughput fees, pipeline management services, leasing, throughput, and storage; all items Bridger deems as being associated with the transportation of crude oil. These revenues are recognized upon completion of the related service.

(f)    Prepaid expenses

Prepaid expenses are amortized over the estimated period of future benefit, generally on a straight-line basis.

(g)    Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Owned property and equipment are depreciated using the straight-line method over the estimated lives of the respective assets.

Routine maintenance and repairs are charged to operating expense, while costs of improvements and replacements are capitalized. When an asset is retired or sold, its cost and related accumulated depreciation are removed from the accounts, and the difference between the net book value of the asset and proceeds from disposition is recognized as a gain or loss on the consolidated statements of operations.

Construction in progress is stated at cost and is transferred to fixed assets when substantially all the activities necessary to prepare the assets for their intended use are completed. Depreciation commences upon capitalization.

(h)    Intangible assets

Intangible assets are recorded at their fair values. Intangible assets as of December 31, 2014 consisted mostly of a $4.2 million pipeline shipper status asset amortized over the useful life of 25 years, as well as $2.3 million in exchange and throughput agreements added as a result of acquisitions and amortized over 5 years based upon contracts terms. No intangible assets were outstanding as of December 31, 2013 and 2012. Amortization expense of $0.3 million was included in the depreciation and amortization expense on the consolidated statements of operations for the year ended December 31, 2014. No amortization expense was recognized for the years ended December 31, 2013 and 2012.

(i)    Asset retirement obligations

Under ASC 410-20, Asset Retirement and Environmental Obligations—Asset Retirement Obligations, which relates to accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets, the Company records an Asset Retirement Obligation ("ARO") at fair value in the period in which it is incurred by increasing the carrying amount of the related long-lived asset. In each subsequent period, the liability is accreted over time towards the ultimate obligation amount and the capitalized costs are depreciated over the useful life of the related asset. The Company did not identify any significant or material cost after review; thus, no ARO obligation was recorded for the years ended December 31, 2014, 2013 or 2012.

(j)    Impairment of long-lived assets

In accordance with ASC 360-10, Property, Plant, and Equipment—Overall, long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by an asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company has not identified any triggering events during the years ended December 31, 2014, 2013 and 2012 that would require an assessment for impairment of long-lived assets.

(k)    Prepaid pipeline tariff

Prepaid pipeline tariffs are a deposit of an expected tariff expense for a three month period in the future.

(l)    Environmental liabilities and litigation

The Company's policy is to accrue for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations are generally recognized upon completion of the feasibility study. Such accruals are adjusted as further information or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

(m)    Income taxes

Bridger Logistics, LLC and its subsidiaries are treated as pass through entities (partnerships) for federal and state income tax purposes. These companies do not pay income taxes, except state margin or gross receipts tax where it exists, as most income or loss and credits are included in the returns of the individual members. State tax for applicable jurisdictions was $20,968 and $70,599 for the years ended December 31, 2014 and 2013 respectively. No tax expense was recorded in 2012.

(3)   Pipeline operational status

The Bridger Lake pipeline asset consisted of a pipeline 6 5/8" in diameter and 27 miles in length extending from Northern Utah into Southwestern Wyoming. It operated without incident until April 5, 2010. On this date, it was determined that approximately 4,000 barrels of sweet crude oil were released over an area of about four acres near the small community of Robertson, Wyoming (population 97). In accordance with requirements of the United States Department of Transportation's Pipeline Hazardous Material Safety Administration (PHMSA) and the Wyoming Department of Environmental Quality, the Company has paid approximately $6.2 million in environmental remediation and improvement costs and expenses. Such expenditures included $3.8 million for modification and rebuilding of the entire pipeline's infrastructure, approximately $2.2 million for cleanup expense (approximately $1 million in each of the years ended December 31, 2010 and 2011, and $100,000 and $200,000 in the years ended December 31, 2013 and 2012, respectively) and $300,000 for development and implementation of a safety program expensed in 2011. No accrued liability was recorded for such obligations as of December 31, 2014 and 2013. An accrued liability of $31,000 was recorded in Bridger Lake, LLC for such obligations as of December 31, 2012.

During the fourth quarter of 2011, the available miles of the pipeline were reduced from 27 miles to 24 miles as three miles in the state of Utah were cut off, cleaned, inserted with inert gas, and shut in at both ends. As a result, the remaining 24 miles are located only in Wyoming and the pipeline became intrastate. During the years 2014, 2013 and 2012, no volumes were transported through the pipeline and no revenues were generated from pipeline operations.

An approval to restart the pipeline was received from PHMSA in July 2012 and the pipeline was placed back into service for transporting crude oil in 2014. Management is in discussions with several customers regarding potential throughput agreements and expects such agreements to be put in place in 2015. The additional cost of $3.9 million spent to rebuild the pipeline was capitalized and will be expensed over the estimated life of the pipeline.

(4)   Fair value

Fair value is defined as the price that Bridger would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants on the measurement date. In determining fair value, the accounting standards establish a three level hierarchy for inputs used in measuring fair value, as follows:

Level 1—inputs are quoted prices in active markets for identical assets or liabilities.

Level 2—inputs are observable for the asset or liability, either directly or indirectly, including quoted prices in active markets for similar assets or liabilities.

Level 3—inputs are unobservable and reflect Bridger's own assumptions.

As of December 31, 2014, 2013 and 2012, the fair values of cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying values due to the short term nature of these instruments. Bridger's carrying value of its variable interest debt approximates its fair value as such debt incurs interest at variable rates tied to a market rate of interest. The fair values of fixed rate debt is impracticable for Bridger to estimate due to the lack of a trading market to observe similar debt instruments. In addition, the process to identify other non-public companies similar to Bridger in size and credit standing with debt having interest rates, maturities, and carrying amounts of a similar nature upon which to estimate the fair value of Bridger's fixed rate debt would result in Bridger incurring undue effort and excessive cost as such information is not readily available. The carrying value of such fixed rate debt as of December 31, 2014 was $249,418,310 with interest rates ranging from 2.85% to 6.12% and maturity dates ranging from March 7, 2017 to January 1, 2022.

(5)   Debt

Long-term debt consists of several different loans with commercial banks and equipment financing companies. The purpose of the loans is to obtain financing for the purchase of trucks and trailers, vehicles, rail cars, buildings and for the construction of pipeline terminals. Further, the loans are secured by these same assets.

Bridger had $283,730,169, $74,093,386 and $38,144,301 of debt as of December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014, the debt consisted of instruments with outstanding balances ranging from $34,756 to $56,853,294 with varying monthly payments due through January 1, 2022. Interest rates related to the debt above consisted of the following: $249,418,310 in outstanding debt with fixed interest rates ranging from 2.85% to 6.12%, $19,956,769 in outstanding debt with a variable interest rate of the 1 month LIBOR plus 3.50%, $13,281,410 in outstanding debt with a variable interest rate of the Wall Street

Journal Prime Rate with a minimum rate of 3.25%, and $1,073,680 in outstanding debt with a variable prime interest rate with a minimum rate of 3.25%.

As of December 31, 2013, the debt consisted of instruments with outstanding balances ranging from $9,472 to $13,401,192 with varying monthly payments due through March 9, 2025. Interest rates related to the debt above consisted of the following: $3,176,429 in outstanding debt with fixed interest rates ranging from 2.79% to 8.99%, $38,363,430 in outstanding debt with a variable interest rate of 3.75% above the 1 month LIBOR with minimum rates of 4.50% and 4.60%, respectively, $4,380,305 in outstanding debt with a variable interest rate of 1.00% above the Wall Street Journal Prime Rate with a minimum rate of 4.75%, $15,819,902 in outstanding debt with a variable interest rate of 1.75% above the Wall Street Journal Prime Rate with minimum rates of 4.50% and 5.00%, $9,472 in outstanding debt with a variable interest rate of 1.00% above the New York Prime Rate with a minimum rate of 3.00%, and $12,343,848 in outstanding debt with a variable interest rate equal to the Wall Street Journal Prime Rate with a minimum rate of 3.25%.

As of December 31, 2012, the debt consisted of instruments with outstanding balances ranging from $19,669 to $11,850,177 with varying monthly payments due through May 1, 2019. Interest rates related to the debt above consisted of the following: $3,682,127 in outstanding debt with fixed interest rates ranging from 2.70% to 7.39%, $26,474,766 in outstanding debt with a variable interest rate of 3.75% above the 1 month LIBOR with minimum rates of 4.00% and 4.50%, $5,659,289 in outstanding debt with a variable interest rate of 1.00% above the Wall Street Journal Prime Rate with a minimum rate of 4.75%, $2,308,450 in outstanding debt with a variable interest rate of 1.75% above the Wall Street Journal Prime Rate with minimum rate of 5.00%, and $19,669 in outstanding debt with a variable interest rate of 1.00% above the New York Prime Rate with a minimum rate of 3.00%.

The debt agreements outstanding as of December 31, 2014 contained no financial covenants. The debt agreements outstanding as of December 31, 2013 contained financial covenants that, among other things, required the maintenance of certain leverage and fixed charge coverage ratios. The Company was in compliance with all financial covenants as of December 31, 2013 and December 31, 2012. All debt agreements containing covenants were refinanced in 2014, resulting in the removal of such covenants from the agreements in their entirety.

Debt maturities for the five years following December 31, 2014 are as follows:

Fiscal year:
2015	$65,920,090
2016	67,799,495
2017	45,206,189
2018	39,722,801
2019	27,820,732
Thereafter	37,260,862

$283,730,169

(6)   Related party transactions

The Bridger entities have historically entered into numerous transactions with affiliated entities within Bridger Logistics, LLC, as well as other related parties. While transactions between companies within Bridger Logistics, LLC in these consolidated financial statements have been eliminated, other transactions with related parties, which are not included in these consolidated financial statements, have remaining outstanding balances due from or to Bridger Logistics, LLC as of December 31, 2014, 2013 and 2012. The transactions with related parties include trucking services for crude oil, leasing of trucks and tank trailers, providing throughput services at pipeline and rail terminals and allocation of costs for centralized corporate functions. In addition, the related party transactions are inclusive of loan transactions in accordance with promissory notes with related entities. Bridger Lake, LLC also had notes payable to a minority member with a principal balance of $330,000 as of December 31, 2012. No such notes payable to the minority member were outstanding as of December 31, 2013 and 2014. In addition, an affiliate made a loan to the Company for $700,000 and provided collateral of a certificate of deposit for another Company loan. The loan was repaid in full by Bridger in September of 2014.

On January 30, 2014, Bridger entered into a commitment to purchase 300 railcars at a total cost of approximately $47 million. On February 28, 2014, and amended and restated on March 31, 2014, Bridger entered into a 10% promissory note with a related party in the amount of $47 million to take delivery for the aforementioned railcars. The note was secured by members' equity of Bridger, LLC and was repaid in full on April 30, 2014.

In the years ended December 31, 2014, 2013 and 2012, Bridger Logistics, LLC generated revenues and incurred expenses of $155,053,367, $79,667,974 and $25,257,000, respectively, from the services provided to related entities not included in these consolidated financial statements. Receivables from such related entities were $34,001,516, $11,047,823 and $7,555,463 as of December 31, 2014, 2013 and 2012, respectively. Payables to such related entities were $27,688,564, $10,925,836, and $12,007,565 as of December 31, 2014, 2013 and 2012, respectively. In addition, the consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012 include allocation of overhead charges for centralized corporate functions of $9,841,776, $4,938,402 and $657,566, respectively.

(7)   Major customers and concentration of credit risk

Bridger revenues included one related party which accounted for 34% of revenues for the year ended December 31, 2014 and one customer that accounted for 20% of revenues for the year ended December 31, 2014. Bridger revenues for the year ended December 31, 2013 included one related party which accounted for 54% of total revenues and one customer which accounted for 24% of the total revenues. In the year ended December 31, 2012, Bridger had one customer accounting for 60% of total revenues and one related party that accounted for 11% of the total revenues. For the years ended December 31, 2014 and 2012, there were no individual vendors that were significant to Bridger's cost of sales. For the year ended December 31, 2013, cost of sales had one supplier accounting for 12% of purchases. The sales and purchases to and from these customers and vendors occur at multiple locations and Bridger believes the loss of these would only have a short-term impact on operating results. There is risk that the Company would not be able to identify and access replacement markets at comparable margins.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Trade accounts receivable are primarily from purchasers, producers, transporters and marketers within the crude oil industry. This industry concentration has the potential to impact the Company's overall exposure to credit risk in that the customers may be similarly affected by changes in economic, industry or other conditions. Management regularly reviews credit exposure and financial information of counterparties.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation ("FDIC") up to certain limits. The Company had approximately $7,752,830, $2,195,532 and $3,456,000 in excess of FDIC-insured limits at December 31, 2014, 2013 and 2012, respectively. The Company has not experienced any losses in such accounts.

(8)   Description of leasing arrangements and other contractual obligations

In 2010, Bridger entered into agreements with a major pipeline company for the lease of three one-acre plots in North Dakota for the construction of pipeline terminals. The terminals receive crude oil by truck and deliver to the pipeline transportation system in exchange for throughput fees. These three pipeline terminals commenced operations during the second and third quarters of 2011. Bridger also entered into agreements with the same major pipeline company for the lease of six additional one-acre plots for the construction of four pipeline terminals during 2012 and two pipeline terminals during 2013.

On August 1, 2012, Bridger entered into a lease agreement for the use of 210 railcars for the transportation of crude oil. Bridger was required to pay a lease fee of $2,200 per railcar per month plus $2.00 per barrel usage fee for crude oil transported and delivered, and in no event was the monthly total fee to be less than $450,000 through the end of the term ending on September 30, 2013. Also, Bridger provided to lessor an irrevocable letter of credit from a commercial bank in the amount of $1,200,000 which expired on September 30, 2013. This agreement was not renewed on December 31, 2014.

On June 6, 2012, and as amended on December 31, 2013, Bridger entered into a lease agreement for the use of 100 railcars for the transportation of crude oil. Bridger was required to pay a lease fee of $3,050 per railcar per month for the period from July 15, 2012, to June 30, 2013, $3,500 per railcar per month from July 1, 2013, to December 31, 2013, and $2,000 per railcar per month from January 1, 2014 to December 31, 2014. This agreement was not renewed upon expiration.

On May 28, 2013, Bridger entered into a lease agreement for the use of 220 railcars for the transportation of crude oil. Bridger is required to pay a lease fee of $2,800 per railcar per month for the period from May 28, 2013 to May 28, 2015.

On October 7, 2013, Bridger entered into a lease agreement for the use of 110 railcars for the transportation of crude oil. Bridger was required to pay a lease fee of $1,300 per railcar per month for the period from October 7, 2013 to February 28, 2014. On February 28, 2014, Bridger purchased the 110 railcars for $15 million. On August 13, 2014, Bridger entered into a lease agreement with the same vendor for the use of 108 railcars for the transportation of crude oil. The terms of the agreement require Bridger to pay $2,500 per railcar per month for the period from August 13, 2014 through June 30, 2015.

In 2014, Bridger entered into multiple lease agreements for the use of railcars for the transportation of crude oil. The number of railcars per lease agreement ranged from 44 to 220 with payment terms ranging from $800 to $2,800 per railcar per month. Terms for all of the agreements range between one month and twelve months. Agreements for a total of 328 railcars were outstanding as of December 31, 2014 and will expire between April and August of 2015. Remaining lease agreements expired prior to December 31, 2014.

In addition to the above, Bridger entered into multiple real estate and pipeline terminals leases during 2014. The monthly lease payments range from $1,200 to $13,678 with lease terms ranging from December 31, 2014 to June 28, 2018.

The future minimum lease payments as of December 31, 2014 were as follows:

Operating leases

Fiscal year:
2015	$8,159,976
2016	553,890
2017	485,852
2018	144,000
2019	—

$9,343,718

In addition, Bridger has minimum throughput commitments related to certain assets. The future minimum payments related to these obligations as of December 31, 2014 were as follows:

Minimum throughput commitments

Fiscal year:
2015	$72,551,663
2016	57,746,278
2017	45,016,063
2018	44,131,063
2019 and thereafter	30,739,186

$250,184,253

(9)   Acquisitions

On July 1, 2014 Bridger acquired the first purchaser crude oil trucking business from Occidental Energy Marketing, Inc. in connection with the ongoing trucking business expansion. The acquisition was accounted for as a business combination (ASC 805 Business Combinations). The total purchase price for the acquisition was allocated to the acquired assets based upon estimates of their respective fair values as of the closing dates using valuations and other studies.

The following table summarizes the amounts allocated to the assets acquired based upon their fair values at the acquisition dates:

Assets Acquired
Vehicles	$250,000
Trucks and trailers	6,130,000
Furniture and equipment	50,000
Intangible assets	2,570,000

Total purchase price	$9,000,000

Intangible assets are comprised of exchange and throughput agreement, which is amortized over the useful life of 5 years. The acquisition was funded through a combination of Bridger's operating cash flows and financing. Direct acquisition expenses associated with acquisitions completed in 2014 were immaterial.

The following unaudited pro forma information presents Bridger's consolidated results of operations for twelve months ended December 31, 2014 and December 31, 2013 as if the 2014 the acquisition had occurred on January 1, 2013:

	Unaudited
	2014	2013

Pro forma revenues	$274,310,932	$172,940,509
Pro forma cost of sales and operating expenses	225,508,495	148,537,594

Bridger Logistics, LLC did not make any acquisitions in 2013 and 2012.

(10) Discontinued operations and assets held for sale

Bridger Midstream.    Bridger entered into a Member Interest Purchase Agreement on November 28, 2014 for the sale of all of the assets of Bridger Midstream, LLC to a third party. The final closing of this agreement is expected to occur in the second quarter of 2015. Bridger has classified the related assets as assets held for sale at December 31, 2014, and the results of operations of these assets as discontinued operations in the consolidated statements of operations as of December 31, 2014. These assets were not in operation in 2013 and 2012.

The Bridger Midstream, LLC operating results, which are included in loss from discontinued operations, were as follows:

2014

Total revenues(1)	$5,002,034
Total expenses(1)	(10,154,874)

Loss from discontinued operations	$(5,152,840)

(1)    Total revenues and expenses include related party revenues and expenses of $4,966,278 for the year ended December 31, 2014.

Assets held for sale related to Bridger Midstream, LLC were $3.0 million as of December 31, 2014. These assets primarily consisted of pipeline terminal construction assets.

Gulf Coast Rail Business.    On January 1, 2012, Bridger entered into a terminal and throughput agreement for the unloading of crude from railcars and trucks, storage of crude and offloading of crude to barges and trucks at the Riverside facility, located in Geismar, Louisiana. The agreement terminates on May 31, 2016. The fee structure included a minimum monthly fee ranging from $315,000 to $865,300 per month from 2012 through 2014. In 2013, Bridger's strategy involving this location had shifted significantly, leaving this geographically isolated facility with no further use within the Bridger portfolio. Lack of economic activity in 2013 and 2014 was evidence of this strategic shift. Bridger has no intent to increase terminal and throughput volumes at the facility and is negotiating with the facility owner to determine a buy-out value for the remaining financial obligation under the contract. Bridger classified the results of operations of the Gulf Coast Rail Business as discontinued operations in the consolidated statements of operations for all periods presented.

The Gulf Coast Rail Business' operating results, which are included in income (loss) from discontinued operations, were as follows:

	2014	2013	2012

Total revenues(1)	$12,683,409	8,740,940	2,643,661
Total expenses(1)(2)	(24,046,326)	(7,778,850)	(3,315,000)

Loss from discontinued operations	(11,362,917)	962,090	(671,339)

(1)    Total revenues include related party revenues of $12,634,200, $8,740,940 and $2,393,398 for years ended December 31, 2014, 2013 and 2012, respectively.

(2)    The total costs and expenses include $13,662,726 of contract exit costs related to future obligations existing at the Riverside facility at December 31, 2014.

(11)  Commitments and contingencies

From time to time, Bridger enters into agreements with third parties requiring minimum performance or volume requirements in the normal course of business.

Murex litigation

Bridger Logistics, LLC is in dispute with Murex, LLC with respect to a sublease of approximately 220 railcars by Bridger for which Murex has made a claim for $9.6 million in contract damages, including legal fees. Management believes it has a meritorious defense against this claim and has asserted counterclaims against Murex citing the cause of the dispute to be an exorbitant rate of bad order railcars provided by Murex. It is management's assessment that the amount claimed by Murex will ultimately be resolved at an amount that will be substantially lower than the amount claimed. Management believes that the outcome of the ultimate resolution as of the date of this report is neither probable nor estimable at this time.

Other legal proceedings

Bridger is subject to various claims and legal actions arising in the ordinary course of business. There are uncertainties inherent in the ultimate outcome of such matters and it is difficult to determine the ultimate costs that may be incurred. Bridger believes the ultimate disposition of these matters will not have a material adverse effect on the consolidated statement of operations, consolidated balance sheet and consolidated statement of cash flows. Bridger appropriately accrues for such matters when a loss is known or is considered probable and estimable in nature. If the loss is not probable or cannot be reasonably estimated, a liability is not recorded in its consolidated financial statements.

(12) Subsequent events

Management has evaluated subsequent events through May 29, 2015, the date on which the financial statements were available to be issued.

PROSPECTUS

Ferrellgas Partners, L.P.

Common Units

        WE WILL PROVIDE THE SPECIFIC TERMS OF ANY OFFERING IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

        This prospectus provides you with a general description of the common units we may offer from time to time. Each time we sell common units we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

        We may offer the common units from time to time through public or private transactions, directly or through underwriters, agents or dealers and on or off the New York Stock Exchange, at prevailing market rates or at privately negotiated prices. For additional information on the method of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus and in the applicable prospectus supplement. If any underwriters are involved in the sale of any securities with respect to which this prospectus is delivered, the names of such underwriters and any applicable discounts or commissions, and any options to purchase additional common units will be set forth in a prospectus supplement. The price to the public and the net proceeds we expect to receive from such sale will also be set forth in the prospectus supplement.

        The common units are traded on the New York Stock Exchange under the symbol "FGP." On May 29, 2015, the last reported sales price for the common units as reported on the NYSE Composite Transactions tape was $24.71 per common unit.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Investing in our securities involves risk. See "Risk Factors" beginning on page 2 of this prospectus and on page 11 of our Annual Report on Form 10-K for our fiscal year ended July 31, 2014. See "Where You Can Find More Information" on page 51 of this prospectus.

The date of this prospectus is June 1, 2015.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf registration process, Ferrellgas Partners may sell the common units described in this prospectus from time to time and in one or more offerings.

        This prospectus provides you with a general description of our business and the common units we may offer. Each time we sell common units under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of the applicable offering. The prospectus supplement may also add, change, or update information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

        This prospectus summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus. In making an investment decision, you must rely on your own examination of such documents, our business and the terms of the offering and the common units, including the merits and risks involved.

        We make no representation to you that the common units are a legal investment for you. You should not consider any information contained or incorporated by reference in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common units. The delivery of this prospectus or any sale made hereunder does not imply that there has been no change in our affairs or that the information set forth or incorporated by reference herein is correct as of any date after the date of this prospectus. We are not making an offer to sell the common units in any jurisdiction except where an offer or sale is permitted.

        You should base your decision to invest in the common units solely on information contained or incorporated by reference in this prospectus. You should contact us with any questions about this offering or if you require additional information to verify the information contained or incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 51.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We will not use this prospectus to offer and sell common units unless it is accompanied by a supplement that more fully describes the common units being offered and the terms of the offering.

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 ABOUT FERRELLGAS PARTNERS, L.P.

        We are a Delaware limited partnership focused on serving propane customers in all 50 states, the District of Columbia and Puerto Rico and providing midstream services to major energy companies in the United States. We have two reportable operating segments: (i) propane and related equipment sales and (ii) midstream operations.

        Our principal offices are located at 7500 College Boulevard, Suite 1000, Overland Park, Kansas 66210 and the telephone number for each is (913) 661 1500. We maintain a website at www.ferrellgas.com where our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are available without charge, as soon as reasonably practicable following the time they are filed with or furnished to the SEC. Except as expressly stated under "Incorporation of Documents by Reference," the information on or accessible through our website is not incorporated into or part of this prospectus.

RISK FACTORS

        You should consider carefully the risk factors discussed within the section entitled "Risk Factors" beginning on page 11 of our Annual Report on Form 10-K for our fiscal year ended July 31, 2014 which is incorporated by reference in this prospectus, for a discussion of particular factors you should consider before determining whether an investment in the common units is appropriate for you. Investing in the common units is speculative and involves significant risk. Any of the risks described in our Annual Report on Form 10-K for our fiscal year ended July 31, 2014 could materially and adversely impair our business, financial condition and operating results. In such case, the trading price, if any, of the common units could decline or you could lose all or part of your investment.

 USE OF PROCEEDS

        Ferrellgas Partners expects to use the net proceeds from the sale of our common units for general business purposes, which, among other things, may include the following:

  •
  the repayment of outstanding indebtedness;

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  the redemption of any senior units or other securities (other than common units) previously issued;

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  working capital;

  •
  capital expenditures;

  •
  acquisitions, or

  •
  other general business purposes.

        The precise amount and timing of the application of the net proceeds will depend upon our funding requirements and the availability and cost of other funds. We may change the potential uses of the net proceeds in a prospectus supplement.

 DESCRIPTION OF COMMON UNITS

General

        Our common units represent limited partner interests in us and entitle the holders thereof to participate in distributions and exercise the rights and privileges available to our limited partners under our partnership agreement. Under that partnership agreement, we may issue, without further unitholder action, an unlimited number of additional limited partner interests and other equity securities with such rights, preferences and privileges as may be established by our general partner in its sole discretion, subject to particular exceptions.

Where Our Common Units are Traded

        Our outstanding common units are listed on the New York Stock Exchange under the symbol "FGP." Any additional common units we issue will also be listed on the New York Stock Exchange.

Minimum Quarterly Distributions

        Our common units are entitled to receive a minimum quarterly distribution per fiscal quarter (currently $0.50 or, on an annualized basis, $2.00) before any distributions are paid to the holders of our incentive distribution rights. There is no guarantee that we will pay the minimum quarterly distribution on our common units in any fiscal quarter, and we may be prohibited from making any distributions to our unitholders if it would cause an event of default under particular agreements to which we are party.

        Under limited circumstances, the minimum quarterly distribution may be adjusted. These adjustments can be made without the consent of our unitholders. The minimum quarterly distribution for the common units will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units or other partnership securities, whether effected by a distribution payable in any type of units or otherwise. If a distribution of available cash is made that is deemed to be cash from interim capital transactions, the minimum quarterly distribution for the common units will be adjusted proportionately downward to equal the product of:

  •
  the otherwise applicable distribution multiplied by;

  •
  a fraction of which:

  •
  the numerator is the unrecovered initial unit price of the common units immediately after giving effect to such distribution; and

  •
  the denominator is the unrecovered initial unit price of the common units immediately prior to giving effect to such distribution.

For example, assuming the unrecovered initial common unit price is $20.00 per common unit and if cash distributions from all interim capital transactions to date is equal to $10.00 per common unit, then the minimum quarterly distribution for the common units would be reduced by 50%. The unrecovered initial common unit price generally is the amount by which the initial common unit price exceeds the aggregate distribution of cash from interim capital transactions per common unit.

        When the initial common unit price is fully recovered, then the minimum quarterly distribution for the common units will have been reduced to zero. Thereafter all distributions of available cash from all sources will be treated as if they were cash from operations and will be distributed accordingly.

        Cash from interim capital transactions will generally result only from distributions that are funded from:

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  borrowings, refinancings and sales of debt securities that are not for working capital purposes;

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  sales of equity securities; and

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  sales or other dispositions of our assets not in the ordinary course of business.

As of the date of this prospectus, we have never made a distribution from interim capital transactions.

        The minimum quarterly distribution for the common units may also be adjusted if legislation is enacted which causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In that event, each of the minimum quarterly distribution for the common units would be reduced to an amount equal to the product of:

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  the applicable distribution level; multiplied by

  •
  a number which is equal to one minus the sum of:

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  the highest effective federal income tax rate to which we are subject as an entity; plus

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  any increase that results from that legislation in the effective overall state and local income tax rate to which we are subject as an entity, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes.

        For example, assuming we were not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a highest effective federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution for the common units would be reduced to 62% of the amount immediately prior to that adjustment.

Incentive Distribution Rights

        The incentive distribution rights constitute a separate class of partnership interests in us, and the rights of holders of these interests to participate in distributions differ from the rights of the holders of our common units. For any given fiscal quarter, available cash will generally be distributed to our general partner and to the holders of our common units. Cash may also be distributed to the holders of our incentive distribution rights depending upon the amount of available cash to be distributed for that fiscal quarter and the amounts distributed in prior quarters. The holders of our incentive distribution rights have the right to receive an increasing percentage of our quarterly distributions of available cash from operations after the minimum quarterly distribution and particular target distribution levels have been achieved. Our general partner currently holds all of our incentive distribution rights, but may transfer these rights separately from its general partner interest.

Quarterly Distributions

        Our partnership agreement requires us to distribute 100% of our "available cash" to our unitholders and our general partner within 45 days following the end of each fiscal quarter. Available cash consists generally of all of our cash receipts, less cash disbursements and adjustments for net changes to reserves.

        The discussion below indicates the percentages of distributions we must make to our limited partners and general partner. All distributions are made in cash. All of the cash we distribute to our partners is derived from the operations of Ferrellgas, L.P. (the "operating partnership"). Pursuant to our partnership agreement and prior to any distribution we make to our partners, the operating partnership makes a distribution to us, as its sole limited partner, and to our general partner. This distribution is allocated 98.9899% to us and 1.0101% to our general partner. The effect of this distribution is that our general partner, assuming it maintains its 1% general partner interest in us, receives 2% of the aggregate distributions made each quarter by us and the operating partnership and our limited partners receive 98% of the aggregate distributions made each quarter by us and the operating partnership. With respect to the descriptions of our quarterly distributions below, we are describing only the quarterly distributions made by us to our limited partners and our general partner.

        Assuming that our general partner's general partner interest in us remains at 1%, we will generally distribute our available cash each fiscal quarter as follows:

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  first, 1% to our general partner and 99% to the holders of our common units until $0.50 has been distributed with respect to each common unit;

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  second, 1% to our general partner and 99% to the holders of our common units until an aggregate sum of $0.55 has been distributed with respect to each common unit;

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  third, 1% to our general partner, 85.8673% to the holders of our common units and 13.1327% to the holders of our incentive distribution rights until an aggregate sum of $0.63 has been distributed with respect to each common unit;

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  fourth, 1% to our general partner, 75.7653% to the holders of our common units and 23.2347% to the holders of our incentive distribution rights until an aggregate sum of $0.82 has been distributed with respect to each common unit; and

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  thereafter, 1% to our general partner, 50.5102% to the holders of our common units and 48.4898% to the holders of our incentive distribution rights until there has been distributed with respect to each common unit an amount equal to the excess of the declared quarterly distribution over $0.82.

As of the date of this prospectus, our general partner has a 1% general partner interest in us.

        For a more detailed description of our distribution policies and mechanisms, including how distributions are made when, among other things, an arrearage exists or if our general partner does not maintain its 1% general partner interest in us, see "Cash Distribution Policy."

Voting Rights

        Generally, each holder of our common units is entitled to one vote for each common unit on all matters submitted to a vote of our unitholders and, except as otherwise provided by law or our partnership agreement, the holders of our common units vote as one class. Holders of our common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, such common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratio as the votes cast by those holders of common units entitled to vote. Common units held in nominee or street name account are to be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

        However, if at any time any person or group, other than our general partner or its affiliates, beneficially owns 20% or more of all of our then-outstanding common units, none of those common units will be voted on any matter and none will be considered to be outstanding:

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  when sending notices of a meeting of unitholders, unless otherwise required by law;

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  when calculating required votes;

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  when determining the presence of a quorum; or

for other similar purposes under our partnership agreement.

 CASH DISTRIBUTION POLICY

Requirement to Distribute Available Cash

        Within 45 days after the end of each fiscal quarter, we are required to distribute all of our "available cash" to our unitholders of record on the applicable record date.

Definition of Available Cash

        Available cash generally means, for any fiscal quarter, the sum of all cash received by us from all sources and any reductions in reserves, less all of our cash disbursements and any additions to reserves.

Establishment of Reserves

        Decisions regarding amounts to be placed in or released from reserves have a direct impact on the amount of available cash for distribution because increases and decreases in reserves are taken into account in computing available cash. Each fiscal quarter, our general partner may, in its reasonable discretion, determine the amounts to be placed in or released from reserves, subject to restrictions on the purposes of the reserves.

Cash Distributions

        Typically, our general partner and owners of common units and incentive distribution rights will receive distributions in cash.

Two Different Types of Distributions

        Distributions to our unitholders will be characterized either as distributions of "cash from operations" or as distributions of "cash from interim capital transactions." This distinction affects the distributions to our general partner and the holders of our common units, relative to the holders of our incentive distribution rights.

Cash from Operations

        Cash from operations generally means for any quarter the sum of:

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  our cash balance on the date of our initial public offering, July 5, 1994;

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  all cash generated by us since our initial public offering, but excluding cash generated from particular transactions; and

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  $25 million;

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  less the sum of:

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  all of our cash operating expenditures since our initial public offering;

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  all cash debt service payments made by us since our initial public offering, but excluding particular payments made with respect to specific transactions;

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  all of our cash capital expenditures since our initial public offering, including maintenance capital expenditures, but excluding particular capital expenditures made with respect to specific transactions; and

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  the amount of any cash reserves that our general partner deems necessary or advisable to provide funds for any of the foregoing and for distributions by us in any one or more of our next four fiscal quarters.

Cash from Interim Capital Transactions

        Cash from interim capital transactions will generally result only from distributions that are funded from:

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  borrowings, refinancings and sales of debt securities that are not for working capital purposes;

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  sales of equity securities; and

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  sales or other dispositions of our assets not in the ordinary course of business.

Rule for Characterizing Distributions

        All available cash distributed by us from any source will be treated as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations since July 5, 1994, through the end of the fiscal quarter prior to that distribution. Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions and distributed accordingly until a hypothetical common unitholder holding one of our common units since our initial public offering on July 5, 1994, has recovered its initial purchase cost for that common unit. See "—Distributions and Allocations—Ferrellgas Partners, L.P. Distributions and Allocations—Distributions from Interim Capital Transactions." Upon this occurrence, the distinction between cash from operations and cash from interim capital transactions will cease, and all available cash thereafter will be treated as cash from operations.

General Procedures for Quarterly Distributions

        The following illustrates the implementation of the provisions described above. For each fiscal quarter, our general partner will use the following procedures to determine distributions to our limited partners and our general partner:

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  first, our general partner will determine the amount of cash receipts less cash disbursements during the quarter;

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  second, our general partner will establish the net change in the reserves that will be retained from or added to this cash; the unreserved and remaining balance of cash will be the amount of available cash to be distributed;

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  third, our general partner will determine whether the distribution will be characterized as cash from operations or cash from interim capital transactions;

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  fourth, our general partner will calculate how this available cash will be divided and distributed among our partners;

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  if the available cash is characterized as cash from operations, our general partner will apply the amount of available cash to the various percentage distribution levels described under "—Distributions and Allocations—Ferrellgas Partners, L.P. Distributions and Allocations—Distributions from Operations;" or

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  if the available cash is characterized as cash from interim capital transactions, then distributions will be made according to the percentages described under "—Distributions and Allocations—Ferrellgas Partners, L.P. Distributions and Allocations—Distributions from Interim Capital Transactions;"

    as a result of this process, our general partner will determine the amounts of cash to be distributed to our general partner and holders of our common units and holders of incentive distribution rights; and

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  fifth, our general partner will cause us to make the cash distributions to our general partner and the holders of our common units and our incentive distribution rights.

Minimum Quarterly Distribution

        Our common units are entitled to receive a minimum quarterly distribution per fiscal quarter (currently $0.50 or, on an annualized basis, $2.00) before any distributions are paid to the holders of our incentive distribution rights. There is no guarantee that we will pay the minimum quarterly distribution on our common units in any fiscal quarter, and we may be prohibited from making any distributions to our unitholders if it would cause an event of default under particular agreements to which we or our operating partnership are parties. Under limited circumstances, the minimum quarterly distribution may be adjusted. See "—Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

Incentive Distribution Rights

        The incentive distribution rights constitute a separate class of partnership interests in us, and the rights of holders of these interests to participate in distributions differ from the rights of the holders of our common units. For any given fiscal quarter, available cash will generally be distributed to our general partner and to the holders of our common units. Cash may also be distributed to the holders of our incentive distribution rights depending upon the amount of available cash to be distributed for that fiscal quarter and the amounts distributed in prior quarters. The holders of our incentive distribution rights have the right to receive an increasing percentage of our quarterly distributions of available cash from operations after the minimum quarterly distribution and particular target distribution levels have been achieved. Our general partner currently holds all of our incentive distribution rights, but may transfer these rights separately from its general partner interest.

        See "—Distributions and Allocation—Ferrellgas Partners, L.P. Distributions and Allocations" for the percentages of cash distributions required to be made to our general partner and our common unitholders and the circumstances under which holders of our incentive distribution rights are entitled to cash distributions and the amounts thereof. See also "—Percentage Distributions of Available Cash from Operations" for the percentages applicable to our partners of our quarterly distributions of available cash from operations for the minimum quarterly distribution and the various target distribution levels.

Distributions and Allocations

Operating Partnership Distributions

        The discussion below indicates the percentages of distributions required to be made to our limited partners and general partner. All distributions are made in cash. All of the cash we distribute to our partners is derived from the operations of our operating partnership. Pursuant to its partnership agreement and prior to any distribution we make to our partners, our operating partnership makes a distribution to us, as its sole limited partner, and to our general partner. This distribution is allocated 98.9899% to us and 1.0101% to our general partner. The effect of this distribution is that our general partner, assuming it maintains its 1% general partner interest in us, receives 2% of the aggregate distributions made each quarter by us and our operating partnership and our limited partners receive 98% of the aggregate distributions made each quarter by us and our operating partnership. With respect to the descriptions of our quarterly distributions below, we are describing only the quarterly distributions made by us to our partners.

Ferrellgas Partners, L.P. Distributions and Allocations

        The amount of distributions made to our general partner and the holders of our common units and incentive distribution rights for each fiscal quarter depends upon whether there was an arrearage during the arrearage period related to the common units held by Ferrell Companies, Inc. ("Ferrell

Companies"). At the end of the arrearage period, there was no cumulative arrearage on the common units held by Ferrell Companies.

        Distributions from Operations.    The following assumes that our general partner's general partner interest in us remains at 1%.

        For each fiscal quarter, we will distribute cash from operations as follows:

          (a)   first, 1% to our general partner and 99% to the holders of all of our common units, including the common units held by Ferrell Companies, until there has been distributed with respect to each common unit then outstanding an amount equal to the minimum quarterly distribution (currently, $0.50);

          (b)   second, 1% to our general partner and 99% to the holders of all of our common units, including the common units held by Ferrell Companies, until there has been distributed with respect to each common unit then outstanding an amount equal to the excess, if any, of:

      (i)
      the first target distribution level (currently, $0.55); over

      (ii)
      the minimum quarterly distribution;

          (c)   third, 1% to our general partner, 85.8673% to the holders of all of our common units, including the common units held by Ferrell Companies, and 13.1327% to the holders of our incentive distribution rights, until there has been distributed with respect to each common unit then outstanding an amount equal to the excess, if any, of:

      (i)
      the second target distribution level (currently, $0.63); over

      (ii)
      the first target distribution level;

          (d)   fourth, 1% to our general partner, 75.7653% to the holders of all of our common units, including the common units held by Ferrell Companies, and 23.2347% to the holders of our incentive distribution rights, until there has been distributed with respect to each common unit then outstanding an amount equal to the excess, if any, of:

      (i)
      the third target distribution level (currently, $0.82); over

      (ii)
      the second target distribution level;

          (e)   thereafter, 1% to our general partner, 50.5102% to the holders of all of our common units, including the common units held by Ferrell Companies, and 48.4898% to the holders of our incentive distribution rights.

See "—Percentage Distributions of Available Cash from Operations" for a percentage break-down of the quarterly distributions of available cash from operations for the minimum quarterly distribution and the various target distribution levels pursuant to this fourth scenario.

        Distributions from Interim Capital Transactions.    Any distribution by us of available cash that is deemed to be cash from interim capital transactions in any particular fiscal quarter will be distributed as follows:

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  first, 1% to our general partner and 99% to the holders of all of our common units, including the common units held by Ferrell Companies, until a hypothetical holder of a common unit acquired on July 5, 1994, has received with respect to such common unit, during the period since July 5, 1994, through such date, distributions of available cash that are deemed to be cash from interim capital transactions in an aggregate amount equal to the initial purchase cost for such common unit; and

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  thereafter, all available cash shall be distributed as if it were cash from operations and distributed accordingly. See "—Distributions and Allocation—Ferrellgas Partners, L.P. Distributions and Allocations—Distributions from Operations."

        Allocations.    Other than in liquidation, our net income will generally be allocated to our general partner and the holders of all of our common units in accordance with their respective percentage interests after offsetting the effect of any prior allocations of net loss. Other than in liquidation, any net loss will generally be allocated as follows:

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  first, 1% to our general partner and 99% to the holders of all of our common units, until any net income allocated to our general partner and the holders of all of our common units has been offset by allocations of net loss;

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  second, 1% to our general partner and 99% to the holders of all of our common units, until the capital account in respect of each common unit has been reduced to zero; and

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  thereafter, 100% to our general partner.

Percentage Distributions of Available Cash from Operations

        The following table illustrates the percentage distributions of cash from operations among our general partner and the holders of all of our common units and our incentive distribution rights for the minimum quarterly distribution and the various target distribution levels. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests in available cash from operations we will distribute to our general partner, the holders of all of our common units and the holder of our incentive distribution rights, up to and including the corresponding amount in the column "Total Quarterly Distribution Target Amount," until the available cash we distribute, if any, reaches the next target distribution level. The percentage interests shown for our general partner, the holders of our common units and the holder of our incentive distribution rights for the minimum quarterly distribution are also applicable to any quarterly distribution amounts that are less than the minimum quarterly distribution.

Note that these percentage allocations assume that our general partner's general partner interest in us remains at 1%.

		Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Target Amount	Common Unitholders	General Partner	Holders of Incentive Distribution Rights
Minimum Quarterly Distribution	$0.50	99%	1%	—
First Target Distribution Level	up to $0.55	99%	1%	—
Second Target Distribution Level	up to $0.63	85.8673%	1%	13.1327%
Third Target Distribution Level	up to $0.82	75.7653%	1%	23.2347%
Thereafter	above $0.82	50.5102%	1%	48.4898%

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

        The minimum quarterly distribution and the three target distribution levels described above will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of units or other partnership securities, whether effected by a distribution payable in any type of units or otherwise. See "—Distributions and Allocations—Ferrellgas Partners, L.P. Distributions and Allocations—Distributions from Operations."

        If a distribution of available cash is made that is deemed to be cash from interim capital transactions, the minimum quarterly distribution and the three target distribution levels will be adjusted proportionately downward to equal the product of:

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  the otherwise applicable distribution multiplied by;

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  a fraction of which:

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  the numerator is the unrecovered initial unit price of the common units immediately after giving effect to such distribution; and

  •
  the denominator is the unrecovered initial unit price of the common units immediately prior to giving effect to such distribution.

For example, assuming the unrecovered initial common unit price is $20.00 per common unit and if cash from all interim capital transactions to date is equal to $10.00 per common unit, then the minimum quarterly distribution and the three target distribution levels would each be reduced by 50%. The unrecovered initial common unit price generally is the amount by which the initial common unit price exceeds the aggregate distribution of cash from interim capital transactions per common unit.

        When the initial common unit price is fully recovered, then each of the minimum quarterly distribution and the three target distribution levels will have been reduced to zero. Thereafter all distributions of available cash from all sources will be treated as if they were cash from operations and will be distributed accordingly. As of the filing date of this registration statement, we have never made a distribution from interim capital transactions.

        The minimum quarterly distribution and the three target distribution levels may also be adjusted if legislation is enacted which causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for federal income tax purposes. In that event, each of the minimum quarterly distribution and the three target distribution levels would be reduced to an amount equal to the product of:

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  the applicable distribution level; multiplied by

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  a number which is equal to one minus the sum of:

  •
  the highest effective federal income tax rate to which we are subject as an entity; plus

  •
  any increase that results from that legislation in the effective overall state and local income tax rate to which we are subject as an entity, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes.

For example, assuming we were not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a highest effective federal, and effective state and local, income tax rate of 38% then each of the minimum quarterly distribution and the three target distribution levels would be reduced to 62% of the amount immediately prior to that adjustment.

Distributions and Allocations in Liquidation

Distributions

        Upon our dissolution, unless we are reconstituted and continued, our general partner or an authorized liquidator will liquidate our assets and apply the proceeds of the liquidation as follows:

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  first, towards the payment of all our creditors and the creation of a reserve for contingent liabilities; and

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  then, to all partners in accordance with the positive balances in their respective capital accounts, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

These distributions will be made by the end of our taxable year, or, if later, within ninety days after the date of liquidation.

        Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute undivided interests in our assets if the liquidator determines that an immediate sale would be impractical or would cause undue loss to the partners.

        Our general partner will not be personally liable for, and will have no obligation to contribute or loan any monies or property to us to enable us to effectuate the return of the capital contributions of any limited partners and any such return will be made solely from our assets. No limited partner will have any obligation to restore any negative balance in its capital account upon our liquidation. Our general partner will be obligated to restore any negative balance in its capital account upon our liquidation by the end of our taxable year during which our liquidation occurs, or, if later, within ninety days after our liquidation. Our partnership agreement provides that, to the maximum extent permitted by law, each of our partners has waived any right to partition of our property.

Allocations

        The following description assumes that our general partner's general partner interest in us remains at 1%.

        In liquidation, any gain will generally be allocated to our general partner and the owners of our common units as follows:

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  first, to each of our partners having a negative capital account until each partner has been allocated gain equal to that partner's negative balance in its capital account;

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  second, 1% to our general partner and 99% to the holders of our common units, until the capital account in respect of each common unit is equal to the sum of:

  •
  the unrecovered initial unit price of a common unit; plus

  •
  the minimum quarterly distribution for the quarter during which our liquidation occurs; reduced by any distributions in that quarter of cash from interim capital transactions.

  •
  thereafter, generally in accordance with section (1) under "—Distributions and Allocations—Ferrellgas Partners, L.P. Distributions and Allocations—Distributions from Operations."

        In liquidation, any loss will generally be allocated to our general partner and the owners of our common units as follows:

  •
  first, 1% to our general partner and 99% to the holders of our common units, until the capital account in respect of each common unit outstanding, without taking into account any arrearage that may make up a portion of some of the applicable capital accounts, has been reduced to zero; and

  •
  thereafter, 100% to our general partner.

Adjustments to Capital Accounts Upon the Issuance of Additional Partnership Securities.

        We will make adjustments to the capital accounts of our partners upon the issuance of additional partnership securities, including common units. In doing so, we will allocate any unrealized, and, for tax purposes, unrecognized gain or loss resulting from the adjustments to our unitholders and our general partner in the same manner as we generally allocate gain or loss.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

        The following information is a summary of the material provisions of our partnership agreement. This summary highlights only the more significant provisions of our partnership agreement and does not contain all of the information that may be important to you. Our partnership agreement is included as an exhibit to this document. The following discussion is qualified in its entirety by reference to our partnership agreement. We strongly suggest that you read our entire partnership agreement and refer to it while reading this summary because it, and not this summary, will govern the rights of holders of our common units.

Organization and Duration

        We were organized in July of 1994. Under the terms of our partnership agreement, unless liquidated or dissolved at an earlier time, we will dissolve on July 31, 2084. Our general partner is Ferrellgas, Inc. Ferrellgas, Inc. is also the general partner of our operating partnership, Ferrellgas, L.P. Ferrellgas, Inc. holds an aggregate 2% general partner interest in us and Ferrellgas, L.P. The holders of our common units hold an aggregate 98% limited partner interest in us and Ferrellgas, L.P. We are the sole limited partner of Ferrellgas, L.P.

Purpose

        Pursuant to our partnership agreement, our purpose is to serve as the limited partner of our operating partnership and to conduct or engage in any other business or activity that may be engaged in by our operating partnership and is approved by our general partner. All of our operations are conducted through our operating partnership and its partnership agreement provides that it may, directly or indirectly, engage in:

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  the business and activities as conducted by us immediately prior to our initial public offering; and

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  any other activity approved by our general partner that is permitted under the Delaware Revised Uniform Limited Partnership Act.

Power of Attorney

        Each person who becomes a limited partner, and each person who acquires a common unit from a common unitholder and executes and delivers a transfer application, grants to our general partner and, if a liquidator has been appointed, the liquidator, a power of attorney to, among other things:

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  execute and file documents required for our qualification, continuance or dissolution; and

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  amend, and to make consents and waivers under, our partnership agreement in accordance with the terms thereof.

Management and Operation of Our Business

        Except as described below, our general partner will conduct, direct and manage our activities. All management powers over our business and affairs are exclusively vested in our general partner. No limited partner or assignee has any management power over our business and affairs.

Restrictions on Authority of Our General Partner

        The authority of our general partner is limited in particular respects under our partnership agreement. Our general partner is generally prohibited, without the prior approval of the holders of record of at least a majority of our common units, other than those common units owned by our general partner or its affiliates, from, among other things, selling, exchanging or otherwise disposing of, or approving on our behalf the selling, exchanging or otherwise disposing of, all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination.

        However, we may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without this approval. We may also sell all or substantially all of our assets pursuant to a foreclosure or other realization resulting from such encumbrances without any approval.

        Except as provided in our partnership agreement and as generally described under "—Amendment of Our Partnership Agreement," any amendment to a provision of our operating partnership's partnership agreement will generally require the approval of the holders of at least two-thirds of our outstanding common units if such amendment would have a material adverse effect on us as a partner of our operating partnership or would elect or cause us to elect a successor general partner of our operating partnership.

        Unless approved by at least two-thirds of our outstanding common units, excluding for purposes of this determination common units owned by our general partner or its affiliates, our general partner may not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, would be to cause us or our operating partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. This voting percentage will not apply to amendments to our partnership agreement or mergers or consolidations of us with any person. See "—Amendment of Our Partnership Agreement" and "—Merger, Sale or Disposition Of Assets."

Capital Contributions

        Common unitholders are not obligated to make additional capital contributions, except as described under "—Limited Liability."

Limited Liability

        Assuming that a limited partner does not participate in the control of our business, within the meaning of the Delaware Revised Uniform Limited Partnership Act, and that the limited partner otherwise acts in conformity with the provisions of our partnership agreement, a limited partner's liability under the Delaware Revised Uniform Limited Partnership Act will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to us for the limited partner's common units plus its share of any of our undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by our limited partners as a group:

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  to remove or replace our general partner;

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  to approve particular amendments to our partnership agreement; or

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  to take other action pursuant to our partnership agreement,

constituted participation in the control of our business for the purposes of the Delaware Revised Uniform Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of the State of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us and who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Revised Uniform Limited Partnership Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner.

        Under the Delaware Revised Uniform Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Revised Uniform Limited Partnership Act provides that the fair value of property subject to a liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Revised Uniform Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Revised Uniform Limited Partnership Act shall be liable to the limited partnership for the amount of that distribution for three years from the date of the distribution. Under the Delaware Revised Uniform Limited Partnership Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the partnership agreement.

        We are organized under the laws of Delaware and our operating partnership and other subsidiaries currently conduct business in a number of states. Maintenance of our limited liability as a limited partner of our operating partnership may require us to comply with legal requirements in the jurisdictions in which our operating partnership conducts its business, including qualifying our operating partnership and any other subsidiaries to do business there. Limitations on the liability of limited partners for the obligations of a limited partnership may vary or have not been clearly established in many of the jurisdictions where our operating partnership and any other subsidiaries operate. If it were determined that:

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  we were, by virtue of our limited partner interest in our operating partnership or otherwise, conducting business in any state without complying with the applicable limited partnership, limited liability company or corporate statute; or

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  participation in the control of our business for the purposes of the statutes of any relevant jurisdiction exists because of the right or the exercise of the right by our limited partners as a group:

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  to remove or replace our general partner;

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  to approve particular amendments to our partnership agreement; or

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  to take other action pursuant to our partnership agreement,

then our limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner as our general partner deems reasonable and necessary or appropriate to preserve the limited liability of our limited partners.

Issuance of Additional Partnership Interests

        Other than as described below, our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, have special voting rights to which our common units are not entitled.

        Our general partner's general partner interest is represented by general partner units. It may, at any time, make a capital contribution to us so that it will have a capital account equal to 1.0% of the sum of the capital accounts of all partners. In addition, upon our issuance of any common units, our general partner, in its sole discretion, may simultaneously purchase, or may purchase at any time thereafter as specified below, a number of general partner units only to the extent necessary such that after taking into account the additional common units issued and the general partner units to be issued to the general partner, the general partner will have a general partner interest of no more than 1.0%.

        Our general partner also has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase limited partner interests from us whenever, and on the same terms that, we issue limited partner interests to persons other than our general partner or its affiliates, to the extent necessary to maintain their percentage interest with respect to their limited partner interests equal to that which existed immediately prior to the issuance of such limited partner interests. The holders of our common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General

        Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. To adopt a proposed amendment, other than the amendments discussed below, our general partner must generally seek approval of the holders of a majority of our common units. However, if the effect of an amendment would have a material adverse effect on the rights or preferences of any class of outstanding units in relation to any other class of outstanding units, the approval of at least a majority of the outstanding units of the class so affected is required to adopt the amendment. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Prohibited Amendments

        No amendment may be made that would:

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  enlarge the obligations of any limited partner, without its consent;

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  enlarge the obligations of our general partner, without its consent, which may be given or withheld in its sole discretion;

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  restrict in any way any action by, or rights of our general partner, as set forth in our partnership agreement;

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  modify the amounts distributable, reimbursable or otherwise payable by us or our operating partnership to our general partner;

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  change the term of the partnership;

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  change the provision that we are dissolved upon an election to dissolve by our general partner that is approved by the holders of a majority of our outstanding common units; or

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  give any person the right to dissolve us other than our general partner's right to dissolve us with the approval of a majority of our outstanding common units.

        The provision of the partnership agreement preventing the amendments having the effects described above can be amended upon the approval of the holders of at least 95% of the outstanding common units voting as a single class.

No Unitholder Approval Required

        Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that, in the sole discretion of our general partner, is necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of our general partner to ensure that neither we nor our operating partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

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  a change that:

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  in the sole discretion of our general partner, does not adversely affect our limited partners in any material respect;

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  is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Revised Uniform Limited Partnership Act) or that is necessary or desirable to facilitate the trading of the common units (including the division of our outstanding units into different classes to facilitate uniformity of tax consequences within such classes of units) or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which the partnership units are or will be listed for trading, compliance with, any of which our general partner determines in its sole discretion to be in our best interest and that of our limited partners;

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  is necessary or desirable to implement tax-related provisions of our partnership agreement; or

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  is required to effect the intent of the provisions of our partnership agreement or is otherwise contemplated by our partnership agreement;

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  a change in our fiscal year or taxable year and any changes that, in the sole discretion of our general partner, are necessary or appropriate as a result of a change in our fiscal year or taxable year including, without limitation, if our general partner shall so determine, a change in the definition of "quarter" and the dates on which we make distributions;

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  an amendment that is necessary to prevent us or our general partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

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  subject to the terms of our partnership agreement, an amendment that, in the sole discretion of our general partner, is necessary or desirable in connection with the authorization for issuance of any class or series of partnership securities pursuant to our partnership agreement;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement;

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  an amendment that, in the sole discretion of our general partner, is necessary or desirable to reflect, account for and deal with appropriately our formation of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity other than our operating partnership, in connection with our conduct of activities permitted by our partnership agreement;

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  any amendment to the definition of "Arrearage Period" set forth in our partnership agreement that results in the extension of the "Arrearage Period;" or

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  any other amendments substantially similar to the foregoing.

Opinion of Counsel

        No amendments to our partnership agreement will become effective without the approval of at least 95% of the outstanding common units unless we obtain an opinion from our counsel to the effect that the amendment:

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  will not cause us or our operating partnership to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

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  will not affect the limited liability under applicable law of any of our limited partners or our limited liability as a limited partner of our operating partnership.

However, we will not be required to obtain such an opinion if an amendment as described under "—No Unitholder Approval Required" should occur.

Merger, Sale or Disposition of Assets

        Our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a majority of the outstanding common units, from causing us to, among other things:

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  merge or consolidate with another entity;

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  sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions; or

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  approve on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our operating partnership,

unless the merger agreement contains any provision which, if contained in an amendment to our partnership agreement, the provisions of our partnership agreement or the Delaware Revised Uniform Limited Partnership Act would require the vote or consent of a greater percentage of our outstanding common units or of any class of limited partners, in which case such greater percentage vote or consent shall be required for approval of the merger agreement.

        However, in the case of a merger or consolidation in which the surviving entity is a corporation or other entity intended to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, if in the opinion of our general partner it is necessary to effect, in contemplation of such merger or consolidation, an amendment that would otherwise require a vote pursuant to our partnership agreement solely because we will be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, no such vote will be required unless such amendment by its terms will be applicable to us in the event the merger or consolidation is abandoned or unless such amendment will be applicable to us during a period in excess of ten days prior to the merger or consolidation.

        Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell any or all of our assets under a foreclosure of or other realization upon those encumbrances without such approval.

        Our common unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of:

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  a merger;

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  a consolidation;

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  a sale of substantially all of our assets; or

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  any other transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until we dissolve on July 31, 2084, unless sooner terminated under our partnership agreement. We also will dissolve upon:

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  our general partner's election to dissolve us, if approved by a majority of our outstanding common units;

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  the entry of a decree of judicial dissolution of us pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

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  the sale of all or substantially all of our and our operating partnership's assets and properties, taken as a whole; or

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  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or by reason of a withdrawal or removal of the general partner following approval and admission of a successor.

        Upon a dissolution pursuant to the last bullet-point above, the holders of a majority of the outstanding common units may also elect, within a specified time thereafter, to reconstitute us and continue our business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as a general partner an entity approved by the holders of a majority of the outstanding common units, subject to our receipt of an opinion from our counsel to the effect that:

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  the action will not result in the loss of limited liability of any limited partner; and

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  neither us, the reconstituted limited partnership, nor our operating partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets and apply the proceeds of the liquidation as set forth under "Our Distribution Policy—Distributions and Allocations in Liquidation—Distributions." The liquidator may defer liquidation of our assets, except those necessary to satisfy creditors, for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale would be impractical or would cause undue loss to our partners.

        Our general partner will not be personally liable for, and will have no obligation to contribute or loan any monies or property to us to enable us to effectuate the return of the capital contributions of the limited partners, or any portion thereof. Any such return will be made solely from our assets.

        No limited partner will have any obligation to restore any negative balance in its capital account upon our liquidation. Our general partner will be obligated to restore any negative balance in its capital account upon liquidation of its interest in us by the end of our taxable year in which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

Withdrawal or Removal of Our General Partner

Withdrawal

        Our general partner may voluntarily withdraw as our general partner by giving 90 days written notice, which notice may be without first obtaining approval of any common unitholder and without any requirement as to one person and its affiliates owning a specified percentage of outstanding common units. The withdrawal of our general partner will also constitute the withdrawal of our general partner as the general partner of our operating partnership.

        Upon the withdrawal of our general partner under any circumstance, other than as a result of a transfer by the general partner of all or a part of its general partner interest in us, the holders of a majority of our then outstanding common units, excluding common units owned by our general partner or its affiliates, may select a successor to that withdrawing general partner. If, prior to the effective date of our general partner's withdrawal, a successor is not elected or we do not receive an opinion of counsel regarding limited liability and tax matters, we will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal, the holders of a majority of our then outstanding common units agree in writing to continue our business and appoint a successor general partner as described in "—Termination and Dissolution."

        In addition, our partnership agreement permits our general partner, in particular limited instances, to sell all of its general partner interest in us and permits the parent corporation of our general partner to sell all or any portion of its capital stock to a third party without the approval of our common unitholders. See "—Transfer of General Partner Interest."

Removal

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of our outstanding common units, including those common units owned by our general partner or its affiliates. Any removal of our general partner is also subject to the approval of a successor general partner by the same vote and our receipt of an opinion of counsel regarding limited liability and tax matters.

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner in us and in our operating partnership for a cash payment equal to the fair market value of that interest. In this context, cause means a situation where a court has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Under all other circumstances where our general partner withdraws or is removed by our limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for the same amount. In each case, fair market value will be determined by agreement between the departing general partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the agreement of the departing general partner and the successor general partner. If no expert can be agreed upon, an expert chosen by agreement of each of the selected experts will determine the fair market value. In addition, we would also be required to reimburse the departing general partner for all amounts due the departing general partner, including without limitation, all employee related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the departing general partner for our benefit.

        If the option described above is not exercised by either the departing general partner or the successor general partner, as applicable, the departing general partner's general partnership interest will automatically convert into common units equal to the fair market value of that interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        If a successor general partner is elected as described above and the options described above relating to the purchase and sale of the general partner interests are not exercised by the party entitled to do so, the successor general partner will, at the effective date of its admission as the general partner, contribute to our capital cash in an amount such that its capital account, after giving effect to such contribution and any adjustments made to the capital accounts of all partners pursuant to particular provisions of our partnership agreement, will be equal to that percentage of the capital accounts of all partners that is equal to its general partner interest.

Transfer of General Partner Interest

        Except for a transfer by our general partner of all, but not less than all, of its general partner interest to:

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  an affiliate of the general partner; or

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  another entity as part of the merger, consolidation or other combination of the general partner into another entity or the transfer by the general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any part of its general partner interest to another person without the approval of the transfer and the admission of the transferee as our new general partner by the holders of a majority of our then outstanding common units, excluding common units held by our general partner or its affiliates.

        In addition, no transfer by our general partner of all or any part of its general partner interest to another person will be permitted unless:

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  the transferee agrees to assume the rights and duties of our general partner under our partnership agreement and the partnership agreement of our operating partnership and to be bound by the provisions of this agreement and the operating partnership agreement;

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  we receive an opinion of counsel that the transfer would not result in the loss of limited liability of any limited partner or of any limited partner of the operating partnership or cause us or the operating partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

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  the transferee agrees to purchase all, or the appropriate portion thereof, if applicable, of the general partner's general partner interest in our operating partnership.

        At any time, the owner of our general partner may sell or transfer its ownership interest in our general partner without the approval of our common unitholders.

Limited Call Right

        If at any time not more than 20% of the aggregate number of the issued and outstanding units of a particular class are held by persons other than our general partner or its affiliates, our general partner will have the right, which it may assign and transfer to any of its affiliates or to us, to purchase all, but not less than all, of the units of a particular class held by unaffiliated persons as of a purchase date to be selected by the general partner, on at least ten but not more than 60 days prior notice. The purchase price will be the greater of:

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  the current market price for the units to be purchased as of the date three days prior to the mailing, or delivery to the transfer agent for mailing, of written notice of the election to purchase those units; or

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  the highest cash price paid by our general partner or any of its affiliates for any such units purchased within the 90 days preceding the date of mailing, or delivery to the transfer agent for mailing, of the notice of the election to purchase such units.

        As used above, current market price as of any date means for any class of units listed or admitted to trading on any national securities exchange, the average of the daily closing prices per unit of such class for the twenty consecutive trading days immediately prior to such date. As a result of our general partner's right to purchase outstanding units, a holder of units may have that holder's units purchased even though that holder may not desire to sell them and/or may have that holder's units purchased at an undesirable time or price.

Splits and Combinations

        Our general partner may make a pro rata distribution of common units or other partnership securities to all record holders or may effect a subdivision or combination of common units or other partnership securities; provided, that after any such distribution, subdivision or combination, each partner must have the same percentage interest in us as before such distribution, subdivision or combination.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of the aggregate number of our common units, common unitholders or assignees who are record holders of common units on the record date set pursuant to our partnership agreement will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder. Absent direction of this kind, such common units will not be voted, except that, in the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratio as the votes cast by those holders of common units entitled to vote. Common units held in nominee or street name account are to be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as otherwise provided in our partnership agreement, the common units will vote together as a single class.

        Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of our limited partners or without a meeting if consents in writing describing the action so taken are signed by holders of the number of common units or other partnership interests, as the case may be, as would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted. Prompt notice of the taking of action without a meeting will be given by us to any limited partners who did not consent in writing.

        Meetings of our limited partners holding common units may be called by our general partner or by limited partners owning at least 20% of our outstanding common units. Our limited partners may vote either in person or by proxy at meetings. A quorum will consist of two-thirds of the outstanding common units, or a majority if that is the vote required to take action at the meeting in question, represented in person or by proxy, excluding outstanding common units owned by our general partner or its affiliates if those common units are to be excluded from the vote.

        At any meeting of our limited partners holding common units duly called and held in accordance with our partnership agreement at which a quorum is present, the act of our limited partners holding outstanding common units that in the aggregate represent a majority of the outstanding common units entitled to vote and be present in person or by proxy at the meeting shall be deemed to constitute the act of all limited partners, unless a greater or different percentage is required with respect to such action under the provisions of our partnership agreement, in which case the act of the limited partners holding outstanding common units that in the aggregate represent at least that greater or different percentage will be required. The limited partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough limited partners to leave less than a quorum; provided, however, that any actions taken, other than adjournment, must still be approved by the required number of outstanding common units specified in our partnership agreement.

        Each record holder of a common unit has a vote according to that holder's percentage interest in us, although our general partner could issue additional limited partner interests having special voting rights. See "—Issuance of Additional Partnership Interests." However, if at any time any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of the aggregate number of common units, that person or group will lose voting rights on all of its common units and those common units will generally not be considered to be outstanding:

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  when sending notices of a meeting of limited partners, unless otherwise required by law;

  •
  when calculating required votes;

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  when determining the presence of a quorum; and

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  for other similar purposes under our partnership agreement.

        Any notice, demand, request, report or proxy materials required or permitted to be given or made to record holders of common units under the terms of our partnership agreement will be deemed given when delivered to the record holder or when sent by first class mail by us or by the transfer agent.

Status as Limited Partner or Assignee

        An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote common units owned by an assignee that has not become a substituted limited partner at the written direction of such assignee. See "—Meetings; Voting."

        Transferees that do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of common units. See "—Transfer of Common Units." The only right such transferees will have is the right to negotiate their common units to a purchaser or other transferee and the right to transfer the right to request admission as a substituted limited partner with respect to the transferred common units to a purchaser or other transferee who executes a transfer application with respect to those common units.

        A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive the distributions and reports pertaining to those common units.

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, provide for the cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any of our limited partners or assignees, our general partner may require each limited partner or assignee to furnish information about its nationality, citizenship or related status. If a limited partner or assignee fails to furnish this information within 30 days after a request for this information, or if our general partner determines after receipt of this information that the limited partner or assignee is not an eligible citizen, we may redeem the partnership interests held by the limited partner or assignee at the current market price of such limited partner interest and the limited partner or assignee may be treated by us as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner as described under "—Status as Limited Partner or Assignee," a non-citizen assignee does not have the right to direct the voting of its common units and may not receive distributions in kind upon our liquidation.

        As used above, current market price as of any date means for any common units listed or admitted to trading on any national securities exchange, the average of the daily closing prices per such common unit for the 20 consecutive trading days immediately prior to such date. As a result of our general partner's right to redeem common units in particular circumstances, a holder of common units may have its common units purchased from him even though he may not desire to sell them and/or he may have its common units purchased at an undesirable time or price.

Indemnification

        Under our partnership agreement and in most circumstances, we will indemnify and hold harmless, to the fullest extent permitted by law any person or entity by reason of their status as:

  •
  our general partner;

  •
  a departing general partner;

  •
  a person who is or was an affiliate of our general partner or a departing general partner;

  •
  a person who is or was an officer, director, employee, partner, agent or trustee of our general partner, a departing general partner or an affiliate of our general partner or a departing general partner; or

  •
  a person who is or was serving at the request of our general partner or a departing general partner or an affiliate of our general partner or a departing general partner as an officer, director, employee, partner, agent, or trustee of another person, from and against any of the following in which they may be involved, or threatened to be involved, as a party or otherwise arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative:

  •
  losses, claims, damages and liabilities, whether joint or several;

  •
  expenses, including, without limitation, legal fees and expenses; and

  •
  judgments, fines, penalties, interest, settlements and other amounts.

Any indemnification of these persons or entities will only be made out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate this indemnification.

        Our operating partnership has, to the extent commercially reasonable, purchased and currently maintains, or reimburses our general partner or its affiliates for the cost of, insurance on behalf of our general partner and those other persons or entities as our general partner has determined, including some of those persons named above. That insurance is for any liability that may be asserted against or expenses that may be incurred by those persons in connection with our activities or in connection with the activities of those persons in their professional capacity and that are related to us, regardless of whether we would have the power to indemnify those persons against such liability and expenses under our partnership agreement.

        In addition, none of the persons described above will be liable for monetary damages to us, our limited partners, their assignees or any other persons who have acquired partnership interests in us, for losses sustained or liabilities incurred as a result of any act or omission if such person acted in good faith. Also, our general partner will not be responsible for any misconduct or negligence on the part of any agent appointed by our general partner in good faith to exercise any of the powers granted to our general partner or to perform any of the duties imposed upon it by our partnership agreement.

        Our general partner also provides similar indemnification rights and benefits for its officers and directors Furthermore, the directors of our general partner are not personally liable to our general partner or its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to our general partner or its stockholder;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the General Corporation Law of the State of Delaware; or

  •
  for any transaction from which the director derived an improper personal benefit.

Conflicts of Interest and Fiduciary Responsibilities

        Unless otherwise provided for in a partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit the general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. Our partnership agreement expressly permits our general partner to resolve conflicts of interest between itself or its affiliates, on the one hand, and us or our unitholders, on the other, and to consider, in resolving such conflicts of interest, the interests of other parties in addition to the interests of our unitholders. In effect, these and other provisions limit our general partner's fiduciary duties to us and our unitholders. Our partnership agreement also restricts the remedies available to our unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

        The directors and officers of our general partner have fiduciary duties to manage our general partner in a manner beneficial to its stockholder. At the same time, our general partner has fiduciary duties to manage us in a manner beneficial to us and our unitholders. The duties of our general partner to us and our unitholders, therefore, may conflict with the duties of the directors and officers of our general partner to its stockholder.

        Matters in which, and reasons that such, conflicts of interest may arise include the following:

  •
  decisions of our general partner with respect to the amount and timing of our cash expenditures, borrowings, acquisitions, issuances of additional securities and changes in reserves in any quarter may affect the amount of incentive distributions we are obligated to pay our general partner;

  •
  borrowings do not constitute a breach of any duty owed by our general partner to our unitholders even if these borrowings have the purpose or effect of directly or indirectly enabling us to make distributions to the holder of our incentive distribution rights, currently our general partner;

  •
  we do not have any employees and rely solely on employees of our general partner and its affiliates;

  •
  under the terms of our partnership agreement, we must reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us;

  •
  our general partner is not restricted from causing us to pay it or its affiliates for any services rendered on terms that are fair and reasonable to us or causing us to enter into additional contractual arrangements with any of such entities;

  •
  neither our partnership agreement nor any of the other agreements, contracts and arrangements between us, on the one hand, and our general partner and its affiliates, on the other, are or will be the result of arms-length negotiations;

  •
  whenever possible, our general partner limits our liability under contractual arrangements to all or a portion of our assets, with the other party thereto having no recourse against our general partner or its assets;

  •
  our partnership agreement permits our general partner to make these limitations even if we could have obtained more favorable terms if our general partner had not limited its liability;

  •
  any agreements between us and our general partner or its affiliates will not grant to our unitholders, separate and apart from us, the right to enforce the obligations of our general partner or such affiliates in favor of us; therefore, our general partner will be primarily responsible for enforcing those obligations;

  •
  our general partner may exercise its right to call for and purchase common units as provided in our partnership agreement or assign that right to one of its affiliates or to us;

  •
  our partnership agreement provides that it will not constitute a breach of our general partner's fiduciary duties to us for its affiliates to engage in activities of the type conducted by us, other than retail propane sales to end users in the continental United States in the manner engaged in by our general partner immediately prior to our initial public offering, even if these activities are in direct competition with us; in addition, our general partner and its affiliates have no obligation to present business opportunities to us; and

  •
  our general partner selects the attorneys, accountants and others who perform services for us. These persons may also perform services for our general partner and its affiliates. Our general partner is authorized to retain separate counsel for us or our unitholders, depending on the nature of the conflict that arises.

        Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any partner, on the other, our general partner will resolve that conflict. The audit committee of our general partner will, at the request of our general partner, review the conflicts of interest. Our general partner will not be in breach of its obligations under our partnership agreement or in breach of its duties to us or our unitholders if the resolution of the conflict is considered to be fair and reasonable to us. Any resolution is considered to be fair and reasonable to us if it is:

  •
  approved by the audit committee, although no party is obligated to seek approval and our general partner may adopt a resolution or course of action that has not received approval;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  fair to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        In resolving a conflict, our general partner and, if applicable, the audit committee, may, unless the resolution is specifically provided for in our partnership agreement, consider the following factors in determining if the resolution is fair and reasonable to us:

  •
  the relative interests of the parties involved in the conflict or affected by the action, including their own, although our general partner, including the audit committee, are not required to consider the interests of any person other than us;

  •
  any customary or accepted industry practices or historical dealings with a particular person or entity;

  •
  generally accepted accounting practices or principles;

  •
  all similar or related transactions; and

  •
  any other factors, in their sole discretion, considered relevant, reasonable or appropriate under the circumstances.

        Unless our general partner has acted in bad faith, the resolution and action taken by our general partner will not constitute a breach of:

  •
  its fiduciary duty;

  •
  our partnership agreement; or

  •
  any standard of care or duty imposed under the Delaware Revised Uniform Limited Partnership Act or any other law, rule or regulation.

        Our general partner may itself, or may enter into an agreement with any of its affiliates to, render services to us or to itself in the discharge of its duties as our general partner. These services must be on terms that are fair and reasonable to us under the factors described above.

        Our partnership agreement also contains provisions that provide for the mandatory waiver or consent from our limited partners regarding particular conduct by our general partner and its affiliates that might otherwise be prohibited, including those described above, and to have agreed that such conflicts of interest and actions do not constitute a breach by our general partner of any duty stated or implied by law or equity. For example, our partnership agreement permits our general partner to make a number of decisions in its "sole discretion." This entitles our general partner to consider only those interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any of our limited partners. Other provisions of our partnership agreement provide that our general partner's actions must be made in its reasonable discretion. These standards reduce the obligations to which our general partner would otherwise be held. The latitude given in our partnership agreement to our general partner in resolving conflicts of interest may significantly limit the ability of a unitholder to challenge what might otherwise be a breach of fiduciary duty.

        In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or their assignees for errors of judgment or for any acts or omissions if our general partner and those other persons acted in good faith. Our general partner may also exercise any of its powers and perform any of its duties either directly or by or through its agents, and it will not be responsible for any misconduct or negligence on the part of any such agent if appointed in good faith.

        Pursuant to our partnership agreement, any standard of care and duty imposed by our partnership agreement or under the Delaware Revised Uniform Limited Partnership Act or any other applicable law, rule or regulation is to be modified, waived or limited as required to permit our general partner to act under our partnership agreement and to permit it to make any decision pursuant to its authority under our partnership agreement so long as that action is reasonably believed by our general partner to be in, or not inconsistent with, our best interests.

        James E. Ferrell is the Chairman of our general partner's Board of Directors. Mr. Ferrell also owns several companies with whom we conduct our ordinary business operations. Mr. Ferrell's ownership of these entities may conflict with his duties as an officer and director of our general partner. Matters in which such conflicts of interest may arise include:

  •
  our issuance of common units; and

  •
  our relationship and conduct of business with any of Mr. Ferrell's companies.

        Ferrell Companies, the owner of our general partner, may however dispose of the capital stock of our general partner without the consent of our unitholders. If the capital stock of our general partner is transferred to a third party, but no transfer is made of its general partner interest in us, our general partner will remain bound by our partnership agreements. If, through share ownership or otherwise, persons not now affiliated with our general partner were to acquire its general partner interest in us or effective control of our general partner, our management and resolutions of conflicts of interest, such as those described above, could change substantially.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal office. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For these purposes:

  •
  our financial reporting corresponds to our fiscal year that ends July 31 and begins August 1; and

  •
  our tax reporting corresponds to the calendar year.

        Our partnership agreement requires our general partner to mail to each record holder of a common unit, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Other than for our fourth quarter, our partnership agreement also requires our general partner to mail to each record holder of a common unit a report containing our unaudited financial statements within 90 days after the close of each fiscal quarter.

        Our general partner will use all reasonable efforts to furnish each record holder of a common unit with information reasonably required for federal and state income tax reporting purposes within 90 days after the close of the calendar year. Our general partner's ability to furnish this information to our unitholders will depend on the cooperation of our unitholders in supplying us with specific information.

Right of Limited Partners Relating to the Partnership

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable demand and at its own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services contributed or to be contributed by each partner and the date on which each became a partner;

  •
  copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

  •
  information regarding the status of our business and financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from our limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Pursuant to our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any of our common units or other partnership securities proposed to be sold by our general partner or its affiliates, including any person that was an affiliate of our general partner as of April 6, 2001, but is no longer an affiliate, if an exemption from the registration requirements is not otherwise available.

        We are not required to effect more than three registrations and if our general partner or, at the time of request, an affiliate of our general partner is requesting registration, then our audit committee may postpone the requested registration for up to six months if it determines in good faith that such postponement would be in our best interests due to a pending transaction, investigation or other event.

        We are generally obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. We may indemnify the holder of the securities to be registered against particular liabilities if underwriters are engaged in the transaction.

        These registration rights of our current general partner and its affiliates will continue after it ceases to be a partner for a period of two years subsequent to the effective date of it no longer being a partner and for so long thereafter as is required for the our current general partner or its affiliates to sell all of their common units or other partnership securities with respect to which they have requested during such two year period that a registration statement be filed; provided, however, that we will not be required to file successive registration statements covering the same securities for which registration was demanded during such two-year period.

Transfer of Common Units

        Any transfers of a common unit will not be recorded by our transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

  •
  becomes the record holder of such common units and is an assignee until admitted into our partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in our partnership;

  •
  agrees to comply with and be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement;

  •
  represents and warrants that the transferee has the right, capacity, power and authority to enter into our partnership agreement;

  •
  is deemed to have granted powers of attorney to the officers of our general partner and any liquidator of us as specified in our partnership agreement and described under "—Power of Attorney"; and

  •
  is deemed to have given the consents and approvals and to have made the waivers contained in our partnership agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the admission of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion.

        A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or other transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  •
  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

  •
  may not receive particular federal income tax information or reports furnished to record holders of our common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to effect the transfer of the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. See "—Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and our transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

        No limited partner will have any right to withdraw from us. However, when a transferee of a limited partner's common units becomes a record holder, the transferring limited partner will cease to be a limited partner with respect to those common units transferred.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section summarizes the material tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended, (the "Internal Revenue Code"), existing and proposed Treasury regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Ferrellgas Partners, L.P. and its subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinions of Akin Gump Strauss Hauer & Feld LLP and are based on the accuracy and representations made by us to them for this purpose. However this section does not address all federal income tax matters that affect us or our unitholders. This discussion focuses on unitholders who are individual citizens or residents of the United States, who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property held for investment). This discussion has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as taxpayers subject to the alternative minimum tax, tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each prospective unitholder to consult the unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of our common units and potential changes in applicable law.

        No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective holders. We are relying on opinions and advice of Akin Gump Strauss Hauer & Feld LLP with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market of our common units and the price at which our common units trade. In addition, our costs of any contest with the IRS will be borne indirectly by the unitholders and our general partner because the costs will reduce our cash available for distributions. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

        For the reasons described below, Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Taxation of the Partnership

Partnership Status

        We expect to be treated as a partnership for federal income tax purposes and therefore, will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders is required to take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability, regardless of whether cash distributions are made to such unitholder.

        Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." "Qualifying income" includes income and gains from the processing, refining, transportation and marketing of crude oil, industrial source carbon dioxide, natural gas and products thereof, including the transportation and retail and wholesale marketing of propane. Other types of "qualifying income" include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that more than 90% of our income has been, and will be, within one or more categories of income that are "qualifying income," however, this estimate can change from time to time.

        No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Code. Instead, based upon factual representations made by us and our general partner, Akin Gump Strauss Hauer & Feld LLP is of the opinion that we will be treated as a partnership for federal income tax purposes. The representations made by us and our general partners upon which Akin Gump Strauss Hauer & Feld LLP has relied in rendering its opinion include, without limitation:

  •
  we do not elect to be treated as a corporation;

  •
  for each taxable year, more than 90% of our gross income has been and will be income of a character that Akin Gump Strauss Hauer & Feld LLP has opined is "qualifying income" within the meaning of Section 7704(d) of the Code; and

  •
  each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Akin Gump Strauss Hauer & Feld LLP has opined or will opine result in qualifying income.

        We believe that these representations are true and will be true in the future.

        Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly-formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation, and as if we had then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax free to us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets and should be tax free to a unitholder so long as that unitholder does not have liabilities allocated to that unitholder in excess of the tax basis in that unitholder's common units. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

        If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder of our common units would be treated as either taxable dividend income (to the extent of our current or accumulated earnings and profits) or (in the absence of earnings and profits or any amount in excess of earnings and profits) a nontaxable return of capital to the extent of the tax basis in that unitholder's common units or taxable capital gain (after the tax basis in that unitholder's common units is reduced to zero). Accordingly, treatment of us as a corporation would materially reduce a unitholder's cash flow and after-tax return and, thus, would likely substantially reduce the value of our common units.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

        If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in its units, and thereafter (iii) taxable capital gain.

        The remainder of this discussion is based on the opinion of Akin Gump Strauss Hauer & Feld LLP that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

        Unitholders who have become our limited partners will be treated as our partners for U.S. federal income tax purposes. Also:

  •
  assignees who have executed and delivered transfer applications and are awaiting admission as limited partners; and

  •
  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units;

will be treated as our partners for federal income tax purposes. Assignees of common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, may not be treated as one of our partners for federal income tax purposes. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive particular federal income tax information or reports furnished to record holders of common units unless our common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose its status as one of our partners with respect to those common units for federal income tax purposes. See "—Treatment of Short Sales."

        Unitholders are urged to consult their own tax advisors with respect to the consequences of holding our common units for federal income tax purposes.

        The following discussion assumes that a unitholder is treated as one of our partners.

Flow-through of Taxable Income

        A partnership is not subject to federal income tax, but is required to file a partnership information tax return each year. Each unitholder will be required to take into account, in computing the unitholder's income tax liability, the unitholder's allocable share (as determined by the partnership and reported to holders on Schedule K-1 to Form 1065) of all items of our net profits, losses, credits and items of tax preference for any of our taxable years ending within or with the taxable year of the unitholder without regard to whether the unitholder has received or will receive any cash distributions from us. Thus, a unitholder may be subject to tax if we have net income even though no corresponding cash distribution has been made. Our taxable year is the calendar year.

Treatment of Partnership Distributions

        Except as described below, our distributions to a unitholder generally will not be taxable to that unitholder unless such distributions exceed the unitholder's tax basis in its common units, in which case the unitholder will generally recognize gain taxable in the manner described below under "—Disposition of Common Units." Any reduction in a unitholder's share of our "nonrecourse liabilities" (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease that unitholder's share of our nonrecourse liabilities and result in a corresponding deemed distribution of cash.

        A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may result in ordinary income to a unitholder, regardless of the tax basis in that unitholder's common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and substantially appreciated "inventory items," both as defined in Section 751 of the Code and collectively referred to as "Section 751 Assets." To the extent of such reduction, the unitholder will be treated as having been distributed that unitholder's proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to that unitholder. This deemed exchange will result in the unitholder's recognition of ordinary income which will equal the excess of:

  •
  the non-pro rata portion of that distribution; over

  •
  the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

        A unitholder will have an initial tax basis for its common units equal to the amount that it paid for our common units, plus that unitholder's allocable share of our nonrecourse liabilities. That basis will be (i) increased by the unitholder's share of our income and any increases in such unitholder's share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder's share of our losses, and any decreases in the unitholder's share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized. The IRS has ruled that a partner acquiring multiple interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest consisting of the partner's combined interests.

Limitations on Deductibility of Partnership Losses

        The deduction by a unitholder of that unitholder's share of our losses will be limited to the lesser of (i) the unitholder's tax basis in its common units and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely held corporations, the amount for which the unitholder is considered to be "at risk" with respect to our activities. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that our distributions cause that unitholder's "at risk" amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or "at risk" amount, whichever is the limiting factor, subsequently increases. Upon a taxable disposition of our common units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the "at risk" limitation but may not be offset by losses suspended by the basis limitation. Any excess loss, above such gain, previously suspended by the "at risk" or basis limitations would no longer be used, and will not be available to offset a unitholder's salary or active business income.

        Subject to each unitholder's specific tax situation, a unitholder will be "at risk" to the extent of its tax basis in its common units, reduced by (1) any portion of that basis attributable to that unitholder's share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement, and (3) any amount of money the unitholder borrows to acquire or hold such unitholder's common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to the common units for repayment. A unitholder's "at risk" amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in that unitholder's share of our nonrecourse liabilities.

        The passive loss limitations provide that individuals, estates, trusts and specific closely held corporations and personal service corporations can deduct losses from passive activities (which for the most part consist of trade or business activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by us will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a unitholder's share of our income may be deducted in full when the unitholder disposes of its entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the "at risk" rules and the basis limitation.

Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is limited to the amount of such taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributed to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry common units. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but in most cases does not include gains attributable to the disposition of property held for investment. A unitholder's share of a publicly-traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Allocation of Partnership Income, Gain, Loss and Deduction

        If we have a net profit, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated among our general partner and the unitholders in accordance with their respective percentage interests in us. At any time that cash distributions are made to the unitholders or a disproportionate distribution is made to a unitholder of our common units, gross income will be allocated to the recipients to the extent of such distributions. If we have a net loss, our items of income, gain, loss and deduction, after taking into account any special allocations required under our partnership agreement, will be allocated first, to the general partner and the unitholders in accordance with their respective percentage interests in us to the extent of their positive capital accounts, as maintained under our partnership agreements, and, second, to our general partner.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of property contributed to us and at the time of any subsequent offering of our common units, or a Book-Tax Disparity As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interest in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the partner allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner's relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Akin Gump Strauss Hauer & Feld LLP is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. Such payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement of Ferrellgas Partners in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under that partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder could file a claim for credit or refund.

Treatment of Short Sales

        A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of ownership of those common units. If so, such unitholder would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  any of our income, gain, loss or deduction allocated to those common units would not be reportable by the lending unitholder;

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  any cash distributions received by the unitholder with respect to those common units would be fully taxable; and

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  all of such distributions would appear to be treated as ordinary income.

        Because there is no direct or indirect controlling authority on the treatment of a unitholder whose common units are loaned to a short seller, Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion regarding the tax treatment of a unitholder that enters into a short sale with respect to its common units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan of their common units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their common units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax Rates

        Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        In addition, a 3.8% net investment income tax, or NIIT, applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

        We have made the election permitted by Section 754 of the Code (a "Section 754 election") that permits us to adjust the tax bases in our assets as to specific purchasers of our common units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment applies only to a person who purchases common units from a unitholder of common units (including a person who purchases the common units offered pursuant to this registration statement) and not pursuant to a person who purchases common units directly from us.

The effect of the Section 743(b) adjustment to a person buying the common units offered herein will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase.

        The calculations that are required to determine a Section 743(b) adjustment are complex because common units held by the public have been issued pursuant to multiple offerings. For example, particular regulations require that the portion of the Section 743(b) adjustment that eliminates the effect of any unamortized difference in "book" and tax basis of recovery property to the unitholder of such common units be depreciated over the remaining recovery period of that property, but Treasury regulation Section 1.167(c)-1(a)(6) may require that any such difference in "book" and tax basis of other property be depreciated over a different period. In addition, the unitholder of common units other than a unitholder who purchased such common units, pursuant to an initial offering by us, may be entitled by reason of a Section 743(b) adjustment to amortization deductions in respect of property to which the traditional method of eliminating differences in "book" and tax basis applies but to which the unitholder of a common unit that is sold in an initial offering will not be entitled.

        Because we cannot match transferors and transferees of common units, uniformity of the economic and tax characteristics of our common units to a purchaser of such common units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. Under the partnership agreement of Ferrellgas Partners, our general partner is authorized to take a position to preserve our ability to determine the tax attributes of common units from the date of purchase and the amount that is paid therefore even if that position is not consistent with the Treasury regulations.

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to any unamortized difference between the "book" and tax basis of an asset in respect of which we use the remedial method in a manner that is consistent with the regulations under Section 743 of the Code as to recovery property in respect of which the remedial allocation method is adopted. Such method is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position which may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. In addition, if common units held by the public other than those that are sold in an initial offering by us are entitled to different treatment in respect of property as to which we are using the traditional method of eliminating differences in "book" and tax basis, we may also take a position that results in lower annual deductions to some or all of our holders than might otherwise be available. Akin Gump Strauss Hauer & Feld LLP has not opined as to the validity of any position that is described in this paragraph because there is no clear applicable authority.

        A Section 754 election is advantageous if the tax basis in a transferee's common units is higher than such common units' share of the aggregate tax basis of our assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in its share of our assets for purposes of calculating, among other items, the transferee's depreciation and amortization deductions and the transferee's share of any gain or loss on a sale of our assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such common units is lower than such common units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of our common units may be affected either favorably or adversely by the election.

        The calculations involved in the Section 754 election are complex and will be made by us on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is amortizable over a longer period of time or under a less accelerated method than most of our tangible assets. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If such permission is granted, a subsequent purchaser of common units may be allocated more income than that purchaser would have been allocated had the election not been revoked.

Tax Treatment of Our Operations

Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for our taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its common units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that that it will be required to include in income for its taxable year that its share of more than one year of our income, gain, loss and deduction. See "—Disposition of Common Units—Allocations Between Transferors and Transferees."

Initial Tax Basis, Depreciation and Amortization

        We will use the tax basis of our various assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property owned by us may be required to recapture such deductions as ordinary income upon a sale of that unitholder's interest in us. See "—Tax Consequences of Unit Ownership—Allocation of Partnership Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs we incurred in offering and selling our common units or syndication expenses, must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the fair market values, and determinations of the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates and determinations of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will equal the sum of the cash or the fair market value of other property received plus such unitholder's share of our nonrecourse liabilities with respect to the common units sold. Because the amount realized includes such unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from such sale. Prior distributions from us in excess of cumulative net taxable income in respect of common units which decreased a unitholder's tax basis in such common units will, in effect, become taxable income if our common units are sold at a price greater than the unitholder's tax basis in such common units, even if the price is less than that unitholder's original cost.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of common units held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of common units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture or our "inventory items," regardless of whether such inventory item has substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized upon the sale of our common units and may be recognized even if there is a net taxable loss realized on the sale of our common units. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset capital gains and in the case of individuals, up to $3,000 of ordinary income per year.

        For purposes of calculating gain or loss on the sale of common units, the unitholder's adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its common units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units. Thus, according to the ruling discussed in the paragraph above, a unitholder of common units will be unable to select high or low basis common units to sell, but, under the Treasury regulations, it may designate specific common units sold for purposes of determining the holding period of the common units sold. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions should consult that unitholder's tax advisor as to the possible consequences of this ruling and application of the regulations.

        The Code treats a taxpayer as having sold a partnership interest, such as our common units, in which gain would be recognized if it were actually sold at its fair market value, if the taxpayer or related persons enters into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property.

Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets will be allocated among the holders as of the opening of the New York Stock Exchange on the first business day of the month in which that gain or loss is recognized. As a result, a unitholder transferring common units in the open market may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most of the publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Akin Gump Strauss Hauer & Feld LLP is unable to opine on the validity of this method of allocating income and deductions between transferors and transferees of common units. If this method is not allowed under the Treasury regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among unitholders whose interests vary during a taxable period, to conform to a method permitted under future Treasury regulations.

        A unitholder who owns common units at any time during a quarter and who disposes of such common units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

        A unitholder who sells or exchanges common units is generally required to notify us in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. We are required to notify the IRS of that transaction and to furnish specific information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements. A unitholder who fails to inform us of a transfer of its common units in accordance with the rules described above may be liable for penalties.

Constructive Termination

        We will be considered to have "constructively" terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

        Because we cannot match transferors and transferees of common units and other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our common units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Akin Gump Strauss Hauer & Feld LLP is unable to opine as to the validity of such filing positions.

        A unitholder's basis in common units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read "—Disposition of Common Units—Recognition of Gain or Loss" above and "—Tax Consequences of Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of common units. If such a challenge were sustained, the uniformity of common units might be affected, and, under some circumstances, the gain from the sale of common units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, nonresident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, Non-U.S. Unitholders) and regulated investment companies raises issues unique to such persons and, as described below, may substantially increase the tax liability and requirements imposed on such persons. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our common units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

        Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business, or effectively connected income, and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, Form W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes.

        In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation's "U.S. net equity" to the extent reflected in the corporation's effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of "effectively connected income," gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder's gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder's indirect U.S. trade or business constituted by its investment in us.

Administrative Matters

Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which sets forth each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will use various accounting and reporting positions, some of which have been mentioned in the previous discussion, to determine the each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury regulations or administrative interpretations of the IRS.

        The IRS may audit our federal income tax information returns. Neither we nor Akin Gump Strauss Hauer & Feld LLP can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the common units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns.

        Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. Our partnership agreements appoint our general partner as our Tax Matters Partner.

        The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the holders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any unitholder having at least a 1% interest in our profits and by the unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on that unitholder's federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (a)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (b)
  a statement regarding whether the beneficial owner is:

  •
  a non-U.S. person;

  •
  a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

  •
  a tax-exempt entity;

  (c)
  the amount and description of common units acquired or transferred for the beneficial owner; and

  (d)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report this information to us. The nominee is required to supply the beneficial owner of our common units with the information furnished to us.

Accuracy-Related Penalties

        Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy related penalties will be assessed against us.

State, Local And Other Tax Consequences

        In addition to federal income taxes, unitholders will be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on that unitholder's investment in common units. We currently conduct business in 50 states and Puerto Rico. A unitholder will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred (if, for example, we have no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require that we, or we may elect to, withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, does not relieve the non-resident unitholder from the obligation to file an income tax return.

        It is the responsibility of each unitholder to investigate the legal and tax consequences under the laws of pertinent states and localities of that unitholder's investment in us. Accordingly, each prospective unitholder should consult, and must depend upon, that unitholder's own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of such unitholder. Akin Gump Strauss Hauer & Feld LLP has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

 INVESTMENT IN US BY BENEFIT PLANS

        An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans or tax deferred annuities established or maintained by an employer or employee organization, individual retirement accounts, and entities whose underlying assets are deemed under ERISA to include "plan assets" of any such plans, accounts and arrangements. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read "Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors."

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing document and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the employee benefit plan that engages in such a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (1)
  the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  (2)
  the entity is an "operating company"—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  (3)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above.

        We believe our assets should not be considered "plan assets" under these regulations because the investment will satisfy the requirements in (1) and (2) above.

        The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Employee benefit plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the excise taxes and other penalties and liabilities that may be imposed on persons who engage in prohibited transactions or other violations.

        Governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (within the meaning of Section 4(b)(4) of ERISA), while generally not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA or the Internal Revenue Code, may nevertheless be subject to local, state or other federal or non-U.S. laws that are substantially similar to ERISA and the Internal Revenue Code. Fiduciaries of any such plans should consult with their counsel before acquiring our common units.

 PLAN OF DISTRIBUTION

        We may sell the common units from time to time pursuant to any one or more of the following methods:

  •
  underwritten public offerings;

  •
  a block trade, which may involve crosses, in which the broker or dealer so engaged will attempt to sell the common units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  exchange distributions and/or secondary distributions in accordance with the rules of the applicable exchange;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through the settlement of short sales;

  •
  directly to purchasers or to a single purchaser; and

  •
  privately negotiated transactions.

        The applicable prospectus supplement with respect to a particular offering will describe the terms of the offering, including:

  •
  the name or names of any underwriters, and if required, dealers of agents;

  •
  the purchase price of the common units and the proceeds we will receive from the sale;

  •
  any underwriting discounts and other items constituting underwriters' compensation;

  •
  any discounts or concessions allowed or reallowed paid to dealers; and

  •
  any securities exchange or market on which the common units may be listed.

        We may solicit directly offers to purchase the common units being offered by this prospectus. We may also designate agents to solicit offers to purchase the common units from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our common units. Direct sales may be made at a discount to prevailing market prices.

        If we utilize a dealer in the sale of the common units being offered by this prospectus, we will sell the common units to the dealer, as principal. The dealer may then resell the common units to the public at varying prices to be determined by the dealer at the time of resale. If we utilize an underwriter in the sale of the common units being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the common units to the public. In connection with the sale of the common units, we, or the purchasers of common units for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common units to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

        With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the common units, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the common units may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the common units may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

        To facilitate the offering of common units, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common units. This may include over-allotments or short sales of the common units, which involve the sale by persons participating in the offering of more common units than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common units by bidding for or purchasing common units in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if common units sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the common units at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

 WHERE YOU CAN FIND MORE INFORMATION

Where Documents are Filed; Copies of Documents

        We file annual, quarterly and other reports and other information with the SEC. You may read and download our filings over the Internet from several commercial document retrieval services, as well as at the SEC's website at www.sec.gov. You may also read and copy our SEC filings at the SEC's public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information concerning the public reference room and any applicable copy charges.

        Because our common units are traded on the New York Stock Exchange, we also provide our SEC filings and particular other information to the New York Stock Exchange. You may obtain copies of these filings and this other information at the offices of the New York Stock Exchange located at 11 Wall Street, New York, New York 10005.

        In addition, our SEC filings are available on our website at www.ferrellgas.com at no cost as soon as reasonably practicable after our electronic filing or furnishing thereof with the SEC. Please note that any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information found and/or provided at such internet addresses is intended or deemed to be incorporated by reference herein.

Incorporation of Documents by Reference

        We filed with the SEC a registration statement on Form S-3 with respect to the common units offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the SEC, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to incorporate by reference information into this prospectus. Incorporation by reference means that we can disclose particular important information to you without actually including such information in this prospectus by simply referring you to another document that we filed separately with the SEC.

        We are "incorporating by reference" in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. Our combined filings with the SEC present separate filings by Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. Information contained therein relating to an individual registrant is filed by that registrant on its own behalf and each registrant makes no representation as to information relating to other registrants. The information we incorporate by reference is an important part of this prospectus and should be carefully read in conjunction with this prospectus and any prospectus supplement. Information that we file with the SEC after the date of this prospectus will automatically update and may supersede some of the information in this prospectus as well as information we previously filed with the SEC (except those portions of the filings that relate to Ferrellgas Partners Finance Corp., Ferrellgas, L.P. or Ferrellgas Finance Corp. as separate registrants) and that was incorporated by reference into this prospectus.

        The following documents are incorporated by reference into this prospectus:

  •
  the Annual Report on Form 10-K of Ferrellgas Partners, L.P. for the fiscal year ended July 31, 2014, as filed with the SEC on September 29, 2014;

  •
  the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. for the quarterly period ended October 31, 2014, as filed with the SEC on December 10, 2014;

  •
  the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. for the quarterly period ended January 31, 2015, as filed with the SEC on March 11, 2015;

  •
  the Current Reports on Form 8-K of Ferrellgas Partners, L.P., as filed with the SEC on January 28, 2015 and June 1, 2015 (two reports);

  •
  the description of Ferrellgas Partners' common units in its registration statement on Form 8-A/A of Ferrellgas Partners, L.P., as filed with the SEC on February 18, 2003, and any amendments or reports filed to update the description; and

  •
  all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the earlier of the termination of the registration statement to which this prospectus relates or until we sell all of the common units offered by this prospectus.

        If information in any of these incorporated documents conflicts with information in this prospectus or any prospectus supplement you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the information in the most recent incorporated document.

        You may request from us a copy of any document we incorporate by reference at no cost, excluding all exhibits to such incorporated documents unless we have specifically incorporated by reference such exhibits either in this prospectus or in the incorporated document, by making such a request in writing or by telephone to the following address:

Ferrellgas, Inc.
7500 College Boulevard, Suite 1000
Overland Park, Kansas 66210
Attention: Investor Relations
(913) 661-1500

LEGAL MATTERS

        Particular legal matters related to the common units described in this prospectus have been or will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, including the validity of the common units described in the prospectus.

EXPERTS

        The consolidated financial statements, schedules, and management's assessment of the effectiveness of internal control over financial reporting of Ferrellgas Partners, L.P. and subsidiaries as of and for the years ended July 31, 2013 and 2014, incorporated by reference in this prospectus and elsewhere in the registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements, and the related consolidated financial statement schedules, of Ferrellgas Partners, L.P. and subsidiaries for the year ended July 31, 2012, incorporated in this prospectus by reference from Ferrellgas Partners, L.P.'s Annual Report on Form 10 K for the fiscal year ended July 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Bridger Logistics, LLC as of December 31, 2014 and 2013, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein from the Current Report on Form 8-K of Ferrellgas Partners, L.P. dated June 1, 2015, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Bridger Logistics, LLC as of December 31, 2012 and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of James, Hardy, Haley CPA, independent auditors, incorporated by reference herein from the Current Report on Form 8-K of Ferrellgas Partners, L.P. dated June 1, 2015, and upon the authority of said firm as experts in accounting and auditing.

 FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated herein by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They often use or are preceded by words such as "anticipate," "believe," "intend," "plan," "projection," "forecast," "strategy," "position," "continue," "estimate," "expect," "may," "will," or the negative of those terms or other variations of them or comparable terminology. These statements often discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future and are based upon the beliefs and assumptions of our management and on the information currently available to them. In particular, statements, express or implied, concerning our future operating results or our ability to generate sales, income or cash flow are forward-looking statements.

        Forward-looking statements are not guarantees of future performance. You should not put undue reliance on any forward-looking statements. All forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially from those expressed in or implied by these forward-looking statements. Many of the factors that will affect our future results are beyond our ability to control or predict.

        Some of our forward-looking statements include the following:

  •
  that we will continue to have sufficient access to capital markets at yields acceptable to us to support our expected growth expenditures and refinancing of debt maturities;

  •
  that we and the operating partnership will continue to meet all of the quarterly financial tests required by the agreements governing our indebtedness; and

  •
  that our future capital expenditures and working capital needs will be provided by a combination of cash generated from future operations, existing cash balances, the secured credit facility or the accounts receivable securitization facility.

        For a more detailed description of these particular forward-looking statements and for other factors that may affect any forward-looking statements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for our fiscal year ended July 31, 2014 and in our Quarterly Report on Form 10-Q for our fiscal quarter ended January 31, 2015, each of which is incorporated by reference in this prospectus. See "Where You Can Find More Information."

        When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled "Risk Factors" in this prospectus, in our Annual Report on Form 10-K for our fiscal year ended July 31, 2014, which is incorporated by reference in this prospectus. See "Where You Can Find More Information." Any of these risks could impair our business, financial condition or results of operation. Any such impairment may affect our ability to make distributions. We undertake no obligation to update any forward-looking statements after distribution of this prospectus.

        In addition, the classification of Ferrellgas Partners as a partnership for federal income tax purposes means that we do not generally pay federal income taxes. We do, however, pay taxes on the income of our subsidiaries that are corporations. See the section in our Annual Report on Form 10-K for our fiscal year ended July 31, 2014 entitled "Item 1A. Risk Factors—Tax Risks." The IRS could treat us as a corporation for tax purposes or changes in federal or state laws could subject us to entity-level taxation, which would substantially reduce the cash available for distribution to our unitholders.